                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         GOLDEN POULTRY COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         $11,040
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         Schedule 14A
     -------------------------------------------------------------------------


     (3) Filing Party:

         Golden Poultry Company, Inc.
     -------------------------------------------------------------------------


     (4) Date Filed:

         May 8, 1997
     -------------------------------------------------------------------------

Notes:

                         GOLDEN POULTRY COMPANY, INC.
                      244 PERIMETER CENTER PARKWAY, N.E.
                            ATLANTA, GEORGIA 30346

                                                            July    , 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders (including any adjournment or postponement thereof, the "Special Meeting") of Golden Poultry Company, Inc. (the "Company") to be held at the Company's corporate offices, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia, on
the      day of August, 1997, at 10:00 a.m., local time.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 22, 1997, among the Company, Gold Kist Inc. ("Gold Kist"), Agri International, Inc., a wholly owned subsidiary of Gold Kist and the direct owner of 75% of the Company's Common Stock ("Agri"), and Golden Poultry Acquisition Corp., a wholly owned subsidiary of Agri ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged into the Company (the "Merger") with the Company being the surviving corporation. Merger Sub was organized by Gold Kist, the beneficial owner of 75% of the Company's outstanding common stock and the proponent of the Merger, solely to facilitate the Merger.

  Pursuant to the terms of the Merger Agreement, all shareholders of the Company, other than Gold Kist and those shareholders who perfect their dissenters' rights under applicable Georgia law, will be entitled to receive $14.25 per share in cash in exchange for each share of the Company's common stock, no par value (the "Common Stock"), held by them at the effective time of the Merger. The receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other tax laws. See "Special Factors--Certain Federal Income Tax Consequences." Shareholders seeking to perfect their dissenters' rights must submit written notice of such intent to demand payment for their shares of Common Stock prior to the vote at the Special Meeting.

  Following the Merger, all of the capital stock of the Company will be beneficially owned by Gold Kist. The present holders of Common Stock (other than Gold Kist) will no longer have any equity interest in the Company.

  The Company's Board of Directors appointed a Special Committee on January 23, 1997, consisting of three directors of the Company who are not employees of the Company, Gold Kist or any of its subsidiaries or affiliates. The Special Committee has, among other things, reviewed and considered the proposed Merger and negotiated its terms with Gold Kist. In connection therewith, the Special Committee retained The Robinson-Humphrey Company, Inc. to act as its financial advisor. THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY APPROVED THE MERGER AS BEING IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY WHO ARE NOT AFFILIATED WITH GOLD KIST (THE "MINORITY SHAREHOLDERS"). ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT. See "Special Factors--Recommendations of the Special Committee, the Board, Agri and Gold Kist" and "--Conflicts of Interest; Certain Relationships" in the accompanying Proxy Statement.

Attached is a Notice of Special Meeting of Shareholders and a Proxy Statement containing a discussion of the Merger. We urge you to read this material carefully. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

  YOUR VOTE IS IMPORTANT FOR THE APPROVAL OF THE MERGER. IN ADDITION TO REQUIRING THE AFFIRMATIVE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER BY A MAJORITY OF ALL SHARES OF COMMON STOCK ENTITLED TO VOTE AT

THE SPECIAL MEETING AS REQUIRED BY GEORGIA LAW, THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK HELD BY THE MINORITY SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED. A MAJORITY OF THE SHARES OF COMMON STOCK HELD BY THE MINORITY SHAREHOLDERS MUST ALSO BE PRESENT AT THE SPECIAL MEETING, IN PERSON OR BY PROXY, IN ORDER FOR A QUORUM TO BE PRESENT.

                                          Sincerely,

                                          K.N. Whitmire
                                          Chief Executive Officer

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         GOLDEN POULTRY COMPANY, INC.
                      244 PERIMETER CENTER PARKWAY, N.E.
                            ATLANTA, GEORGIA 30346

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               AUGUST    , 1997

TO THE SHAREHOLDERS OF GOLDEN POULTRY COMPANY, INC.:

  A Special Meeting of Shareholders (the "Special Meeting") of Golden Poultry Company, Inc. (the "Company"), will be held at the Company's corporate
offices, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia, on the      day
of August, 1997, at 10:00 a.m. local time, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 22, 1997 (the "Merger Agreement"), among the Company, Gold Kist Inc. ("Gold Kist"), Agri International, Inc., a wholly owned subsidiary of Gold Kist and the direct owner of 75% of the Company's Common Stock ("Agri"), and Golden Poultry Acquisition Corp., a wholly owned subsidiary of Agri ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will be merged into the Company (the "Merger") with the Company being the surviving corporation (the "Surviving Corporation") and pursuant to which the separate existence of Merger Sub will cease, (b) each outstanding share of the Company's common stock, no par value (the "Common Stock"), except Common Stock held by the Company as treasury stock or beneficially owned by Gold Kist or by persons who perfect their dissenters' rights under Georgia law, will be converted into the right to receive $14.25 in cash, without interest, (c) each outstanding share of Common Stock beneficially owned by Gold Kist or held by the Company as treasury stock will be canceled without consideration, and (d) each outstanding share of Merger Sub common stock will be converted into one share of common stock of the Surviving Corporation.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is included as Exhibit A to the accompanying Proxy Statement. Only shareholders of record of Common Stock at the close of
business on    , 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting (the "Voting Shares"). The Special Meeting may be adjourned from time to time without notice other than announcement at the Special Meeting, and any business for which notice of the Special Meeting is hereby given may be transacted at any such adjournment. A complete list of shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the Special Meeting.

  The presence at the Special Meeting, in person or by proxy, of a majority of the Voting Shares held by all shareholders of the Company (which will be satisfied by Gold Kist's presence at the Special Meeting), as well as the presence, in person or by proxy, of a majority of the Voting Shares held by the shareholders of the Company other than Gold Kist and its affiliates (the "Minority Shareholders"), are necessary for a quorum to exist at the Special Meeting. If a quorum is present, then two voting requirements must be satisfied in order for the Merger to be approved. First, pursuant to the Georgia Business Corporation Code (the "GBCC"), approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Voting Shares. Gold Kist, who as of the Record Date was the beneficial owner of approximately 75% of the Voting Shares entitled to vote at the Special Meeting, has agreed to vote all of the Voting Shares held by it in favor of the Merger Agreement, which assures that the Merger Agreement will be approved in accordance with such GBCC requirements. Second, the Merger Agreement requires the affirmative vote of a majority of the Minority Shareholders.

  If the Merger is consummated, holders of Common Stock who do not vote in favor of the Merger Agreement and who perfect their statutory dissenters' rights under Article 13 of the GBCC will have the right to seek payment for their shares of Common Stock. See "Dissenters' Rights" in the accompanying Proxy

Statement for a statement of the rights of such shareholders and a description of the procedures required to be followed by shareholders to obtain appraisal of their Common Stock. A copy of Article 13 of the GBCC is included as Exhibit B to the accompanying Proxy Statement.

  PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                          By order of the Board of Directors,

                                          Jack L. Lawing,
                                          Secretary

Atlanta, Georgia
July     , 1997

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

  THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. IN ADDITION TO THE VOTE REQUIRED BY GEORGIA LAW, THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES HELD BY THE MINORITY SHAREHOLDERS IS NECESSARY TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

                         GOLDEN POULTRY COMPANY, INC.
                      244 PERIMETER CENTER PARKWAY, N.E.
                            ATLANTA, GEORGIA 30346

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON AUGUST    , 1997

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is being furnished to the holders of common stock, no par value (the "Common Stock"), of Golden Poultry Company, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of the shareholders of the Company to be held at the offices of the Company, 244
Perimeter Center Parkway, N.E., Atlanta, Georgia on         , August    , 1997
at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and the attached Notice of Special Meeting of Shareholders and the proxy card are first being mailed to
shareholders of the Company on or about            , 1997.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 22, 1997, among the Company, Gold Kist Inc., a Georgia corporation ("Gold Kist"), Agri International, Inc., a Georgia corporation, a wholly owned subsidiary of Gold Kist and the direct owner of 75% of the Company's Common Stock ("Agri"), and Golden Poultry Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Agri ("Merger Sub"). Merger Sub was organized by Gold Kist solely to facilitate the proposed transaction.

  The Merger Agreement provides, subject to approval of the shareholders at the Special Meeting, for the merger of Merger Sub into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the Company will be a direct wholly owned subsidiary of Agri, and therefore an indirect wholly owned subsidiary of Gold Kist. Pursuant to the Merger, (i) each outstanding share of Common Stock (other than shares held by the Company as treasury stock, beneficially owned by Gold Kist or owned by shareholders who do not vote in favor of the Merger Agreement and who perfect their dissenters' rights under Article 13 of the Georgia Business Corporation Code ("GBCC")) will receive $14.25 per share in cash, without interest (the "Merger Consideration"), (ii) each outstanding share of Common Stock beneficially owned by Gold Kist or held by the Company as treasury stock will be canceled without consideration, and (iii) each outstanding share of Merger Sub common stock, no par value, will be converted into one share of common stock of the Surviving Corporation. As a result of the Merger, current shareholders of the Company (other than Gold Kist) will no longer have any equity interest in the Company. A copy of the Merger Agreement is included as Exhibit A to this Proxy Statement.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  The Board of Directors of the Company has fixed the close of business on
   , 1997 (the "Record Date") as the date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting (the "Voting Shares"). At the close of
business on the Record Date, there were            shares of Common Stock
(held by         shareholders of record) outstanding and entitled to vote at the Special Meeting.

  Each holder of record of Voting Shares on the Record Date is entitled to cast one vote per share in person or by proxy at the Special Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of (i) the Voting Shares entitled to vote held by all shareholders of the Company, which will be satisfied by Gold Kist's presence, in person or by proxy, at the Special Meeting, and (ii) the Voting Shares entitled to vote and held by Minority Shareholders, are necessary for a quorum to exist at the Special Meeting. Abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as shares present for purposes of determining the presence of a quorum.

  Pursuant to the GBCC, the Merger Agreement must be approved by the holders of at least a majority of the outstanding Voting Shares. Pursuant to the terms of the Merger Agreement, Gold Kist, which as of the Record Date was the beneficial owner of 10,901,802 shares of Common Stock entitled to vote at the Special Meeting, representing approximately 75% of the outstanding Voting Shares, has agreed to vote in favor of the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, a majority of the Voting Shares held by shareholders of the Company other than Gold Kist and its affiliates (the "Minority Shareholders") is required to approve the Merger Agreement at the Special Meeting. See "The Merger Agreement--Conditions to Consummation of the Merger."

  Holders of Common Stock who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of Article 13 of the GBCC will have the right to receive cash payment for the "fair value" of their Common Stock. Any shareholder contemplating the exercise of dissenters' rights should carefully review Article 13 of the GBCC, particularly the procedural steps required to perfect dissenters' rights, a description of which is provided herein under "Dissenters' Rights." A shareholder who fails to comply with such procedural requirements will lose such holder's dissenters' rights and will receive the Merger Consideration for the shares of Common Stock held by such shareholder. See "Dissenters' Rights" and Exhibit B-- "Article 13 of the Georgia Business Corporation Code."

PROXIES

  All Voting Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve and adopt the Merger Agreement, and in the discretion of the persons named in the proxy on such other matters as may properly be presented at the Special Meeting. For purposes of determining whether a proposal has received sufficient votes for adoption, abstentions and broker non-votes will have the effect of a vote against the Merger Agreement.

  A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

  The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at a cost of approximately $15,000. The Company will reimburse brokers, fiduciaries, custodians and other nominees for their charges and expenses in forwarding proxy material to the beneficial owners of Voting Shares held of record by such persons.

  The date of this Proxy Statement is July     , 1997.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission.

  The Schedule 13E-3 and the respective exhibits thereto, as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is traded on the Nasdaq National Market and certain of the Company's reports, proxy materials and other information are available at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
INTRODUCTION............................................................................
  Proposal to be Considered at the Special Meeting......................................
  Voting Rights; Votes Required for Approval............................................
  Proxies...............................................................................
AVAILABLE INFORMATION...................................................................
SUMMARY.................................................................................
SPECIAL FACTORS.........................................................................
  Background of the Merger..............................................................
  Recommendations of the Special Committee, the Board, Agri and Gold Kist...............
  Opinion of the Special Committee's Financial Advisor..................................
  Report of Financial Advisor of Gold Kist..............................................
  Purpose and Structure of the Merger; Certain Effects of the Merger....................
  Plans for the Company After the Merger................................................
  Conflicts of Interest; Certain Relationships..........................................
  Certain Federal Income Tax Consequences of the Merger.................................
  Accounting Treatment of the Merger....................................................
  Certain Litigation....................................................................
  Regulatory Approvals..................................................................
THE MERGER AGREEMENT....................................................................
  General...............................................................................
  Effective Time of the Merger..........................................................
  The Surviving Corporation.............................................................
  Consideration to be Received by Shareholders of the Company...........................
  Options...............................................................................
  Representations and Warranties........................................................
  Covenants.............................................................................
  Other Potential Bidders...............................................................
  Conditions to Consummation of the Merger..............................................
  Termination...........................................................................
  Expenses..............................................................................
  Amendments............................................................................
DISSENTERS' RIGHTS......................................................................
SOURCE OF FUNDS FOR THE MERGER..........................................................
  Estimated Fees and Expenses...........................................................
BUSINESS OF THE COMPANY.................................................................
  The Broiler Industry..................................................................
  General...............................................................................
  Products..............................................................................
  Operations and Facilities.............................................................
  Marketing and Sales...................................................................
  Competition...........................................................................
  Administrative Services Agreement.....................................................
  Environmental and Regulatory Matters..................................................
  Human Resources.......................................................................
  Properties............................................................................
SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS..............................................................

                                                                           PAGE
                                                                           ----
  General.................................................................
  Results of Operations...................................................
  Liquidity and Capital Resources.........................................
  Future Accounting Requirements..........................................
  Effects of Inflation....................................................
MARKET PRICES FOR THE COMMON STOCK........................................
DIVIDENDS.................................................................
CERTAIN INFORMATION CONCERNING GOLD KIST, AGRI AND MERGER SUB.............
  Gold Kist...............................................................
  Agri....................................................................
  Merger Sub..............................................................
  General.................................................................
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, GOLD KIST, AGRI, MERGER
 SUB AND THE SURVIVING CORPORATION........................................
  Information Concerning Directors and Executive Officers of the Company..
  Information Concerning Directors and Executive Officers of Gold Kist,
   Agri and Merger Sub....................................................
  Information Concerning Directors and Executive Officers of the Surviving
   Corporation............................................................
SECURITY OWNERSHIP OF THE COMPANY.........................................
PURCHASES OF COMMON STOCK BY CERTAIN PERSONS..............................
TRANSACTION OF OTHER BUSINESS.............................................
INDEPENDENT AUDITORS......................................................
SHAREHOLDER PROPOSALS.....................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................
INDEX TO FINANCIAL STATEMENTS.............................................

EXHIBIT A: Merger Agreement
EXHIBIT B: Article 13 of the Georgia Business Corporation Code
EXHIBIT C: Opinion of The Robinson-Humphrey Company, Inc.
EXHIBIT D: Opinion of SunTrust Capital Markets, Inc.

EXHIBIT E: Tax Opinion of Alston & Bird LLP

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Exhibits hereto. Shareholders are urged to read carefully the entire Proxy Statement, including the Exhibits.

GENERAL

Time, Place and Date of
the Special Meeting.....
                          The Special Meeting of shareholders of the Company will be held at the Company's corporate offices, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia
                          30346 on     , August   , 1997 at 10:00 a.m., local
                          time.

Record Date ............  Any holders of record of Common Stock at the close of business on , 1997 are entitled to notice of and to vote at the Special Meeting. On such date, there
                          were         shares of Common Stock outstanding, with
                          each such Voting Share entitled to cast one vote with respect to the Merger at the Special Meeting. See "Introduction--Voting Rights; Votes Required for Approval."


Purpose of the Special
Meeting; Quorum; Vote
Required ...............  At the Special Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, a copy of which is included as Exhibit A to this Proxy Statement. See "Introduction--Proposal to be Considered at the Special Meeting." The presence at the Special Meeting, in person or by proxy, of a majority of the Voting Shares held by the Minority Shareholders is necessary for a quorum to exist at the Special Meeting. If a quorum is present, then two voting requirements must be satisfied in order for the Merger to be approved. First, pursuant to the GBCC, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Voting Shares. Gold Kist, who as of the Record Date was the beneficial owner of approximately 75% of the Voting Shares entitled to vote at the Special Meeting, has agreed to vote all of the Voting Shares held by it in favor of the Merger Agreement, which assures that the Merger Agreement will be approved in accordance with such GBCC requirement. Second, the Merger Agreement requires the affirmative vote of a majority of the Voting Shares held by the Minority Shareholders. See "Introduction--Voting Rights; Votes Required for Approval" and "The Merger Agreement--Conditions to Consummation of the Merger."

Structure of the Merger   Pursuant to the Merger Agreement, Merger Sub will
 ........................  merge into the Company, with the Company being the
                          Surviving Corporation and a wholly owned subsidiary of Gold Kist. Each outstanding share of Common Stock
                          (except those shares of Common Stock held by the Company as treasury stock, owned by Gold Kist or owned by shareholders who perfect their dissenters' rights under the GBCC) will be converted into the right to receive $14.25 in cash, without interest.
                          Each outstanding share of Common Stock beneficially owned by Gold Kist or held by the Company as treasury stock will be canceled without consideration. Each outstanding share of common stock, no par value, of Merger Sub will be converted into one share of common stock of the Surviving Corporation. See "Special
                          Factors--Purpose and Structure of the Merger; Certain
                          Effects of the Merger," "--Conflicts of Interest;
                          Certain Relationships" and "The Merger Agreement."

Plans for the Company
After the Merger........  After the Merger, the Company will become a wholly owned subsidiary of Gold Kist. Gold Kist may liquidate the Company as part of converting it into a cooperative operation. However, the Gold Kist Board of Directors has reserved the right to make its final decision about the method of converting the Company to a cooperative until after the Merger has been completed. The Company has not formulated any specific plans in the event the Merger is not consummated. See "Special Factors--Plans for the Company After the Merger."

Surrender of Stock        Promptly after the Effective Time each Minority
Certificates.......       Shareholder (other than those Minority Shareholders
                          as to which dissenters' rights have been perfected) will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of certificates or other documents evidencing Common Stock in exchange for the Merger
                          Consideration. The Company shall not be obligated to deliver the consideration to which any former holder of such Common Stock is entitled until such holder surrenders such holder's certificate or certificates or other documents representing such holder's shares for exchange. The certificate or certificates or other documents so surrendered shall be duly endorsed as the Exchange Agent, as such term is defined in the Merger Agreement, may require. See "The Merger
                          Agreement--Consideration to be Received by
                          Shareholders of the Company." Failure by a Minority
                          Shareholder to respond to the instructions set forth in the transmittal letter within one year after the Effective Time may result in such Minority
                          Shareholder not receiving the Merger Consideration and such holder's shares being canceled. For a more detailed description of the rights of the parties to the Merger Agreement to any amount of the Merger
                          Consideration which remains unclaimed, see Exhibit A
                          -- "The Merger Agreement."

Certain Effects of the
Merger .................  As a result of the Merger, the entire equity interest in the Company will be beneficially owned by Gold Kist. Therefore, following the Merger, the present holders of Common Stock (other than Gold Kist) will no longer have an equity interest in the Company. Instead, each such holder of Common Stock will have only the right to receive the Merger Consideration for each share of Common Stock held or to seek dissenters' rights as described under the caption "Dissenters' Rights." If the Merger is consummated, Gold Kist intends to cause the Company to terminate the registration of the Common Stock under the Exchange Act and its obligation to file reports, proxy statements and other information with the Commission. In addition, if the Merger is consummated, Gold Kist intends to cause the Company to terminate its listing of shares for trading on the Nasdaq National Market. See "Special Factors--Purpose and Structure of the Merger; Certain Effects of the Merger."

Opinion of Financial
Advisor to Special
Committee ..............
                          The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), a nationally recognized investment banking firm, has rendered its written opinion to the Special Committee, as described below, of the Company's Board of Directors to the effect that the Merger is fair, from a financial point of view, to holders of Common Stock who are unaffiliated with Gold Kist. In connection with its opinion, Robinson-
                          Humphrey: (i) reviewed the industry and the competitive climate in which the Company operates, and its competitive position therein; (ii) reviewed the business, historical financial performance and prospects of the Company; (iii) reviewed the historical and current market prices and trading patterns of the Common Stock; (iv) analyzed the Merger Consideration in relation to the market prices of securities of, and financial data of, other companies engaged in similar businesses as the Company; (v) reviewed and analyzed prices and premiums paid in, and other terms of, other recent "going private" acquisition transactions; (vi) prepared a discounted cash flow analysis of the Company; and (vii) reviewed and analyzed consideration paid for capacity additions in the industry. Robinson-Humphrey also held discussions with members of the senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects. The full text of Robinson-Humphrey's written opinion which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is included as Exhibit C. HOLDERS OF COMMON STOCK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. For additional information relating to the opinion of Robinson-Humphrey, see "Special Factors--Opinion of the Special Committee's Financial Advisor."

Opinion of Financial
Advisor to Gold Kist....
                          SunTrust Capital Markets, Inc. ("SunTrust"), a nationally recognized investment banking firm, has rendered its written opinion to the Board of Directors of Gold Kist to the effect that the Merger is fair, from a financial point of view, to the members of Gold Kist. In connection with its opinion,
                          SunTrust: (i) conducted interviews with the Company's management concerning the Company's historical operating experience and future prospects; (ii) visited the Company's processing facilities; and
                          (iii) performed various valuation analyses using generally accepted methodologies, including (a) an evaluation of the Company's industry, including its historical performance, competitive environment, and future prospects; (b) an analysis of the replacement cost of the Company's assets; (c) an analysis of the Company's assets based on processing capacity; (d) an analysis of the value of the Company based on discounted cash flows; (e) an analysis of the public trading multiples of comparable companies; (f) an analysis of premiums paid in transactions involving the acquisition of a remaining minority interest by a majority owner; and (g) an analysis of premiums paid in transactions involving the acquisition of a remaining minority interest by a majority owner through a tender offer. The full text of SunTrust's written opinion, dated as of the date of this Proxy Statement, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is included as Exhibit D. HOLDERS

                          OF COMMON STOCK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. For additional information relating to the opinion of SunTrust, see "Special Factors--Report of Financial Advisor of Gold Kist."

Determination of
Special Committee;
Recommendation of
Company's Board of
Directors...............
                          A special committee of the Board of Directors, consisting of three directors of the Company who are not employed by or affiliated with the Company (except in their capacity as directors), Gold Kist, Merger Sub or any of their subsidiaries or affiliates (other than the Company), and who do not hold and will not acquire any equity interest in Gold Kist or Merger Sub (the "Special Committee"), has unanimously determined, based in part upon the opinion of Robinson-Humphrey, that the Merger and the Merger Consideration are fair to, and in the best interests of, the shareholders of the Company who are not affiliated with Gold Kist and has recommended approval of the Merger Agreement by the Board of Directors and shareholders of the Company. After considering the recommendation of the Special Committee, the Board of Directors has unanimously approved the Merger Agreement and recommends that shareholders vote FOR the proposal to approve and adopt the Merger Agreement. The Board of Directors' recommendation is based upon the following factors, among others: (i) the analyses, conclusions and recommendations of the Special Committee; (ii) the opinion of Robinson-Humphrey; and (iii) the fact that the Merger Consideration was the result of arms' length negotiations between the Special Committee and members of the Board of Directors of Gold Kist and their respective legal and financial advisors. See "Special Factors--Background of the Merger," "-- Recommendations of the Special Committee, the Board, Agri and Gold Kist" and "--Conflicts of Interest; Certain Relationships."

Conflicts of Interest...  Certain directors and officers of the Company beneficially own an aggregate of approximately 1.91% of the outstanding Voting Shares, and will be entitled to receive the Merger Consideration for such shares. In addition, Gold Kist, through its wholly owned subsidiary Agri, is the beneficial owner of approximately 75% of the outstanding Voting Shares and is deemed to control the Company.

                          Messrs. P.J. Gibbons, J.L. Stewart, G.O. Coan, K.N. Whitmire and J. Bekkers, who are members of the Company's Board of Directors, are affiliated with Gold Kist or its other subsidiaries. In addition, Mr. Whitmire serves as the Company's Chief Executive Officer. Because the GBCC requires the Merger Agreement to be approved by a majority of a corporation's board of directors, such directors, who constitute six of the eleven members of the Board of Directors of the Company, participated in the vote of the Board of Directors concerning the Merger and the Merger Agreement.

                          In accordance with the terms of the Merger Agreement, the Directors of the Surviving Corporation will be Messrs. J. Bekkars, G.O. Coan and K.N. Whitmire, the current Directors of Merger Sub. The executive officers of the Company will continue to serve as executive officers of the Surviving Corporation. See "Directors and Executive Officers of the Company, Gold Kist, Agri, Merger Sub and the Surviving Corporation--Information Concerning Directors and Executive Officers of the Surviving Corporation."

                          Gold Kist has agreed that all rights to
                          indemnification arising at or prior to the effectiveness of the Merger in favor of the directors or officers of the Company (including the members of the Special Committee) as provided in the Company's articles of incorporation and bylaws, as in effect on the date of the Merger Agreement, and in contractual indemnification agreements and director and officer liability insurance currently in effect and covering directors and officers of the Company, will, for a period of six years survive the Merger and continue in full force and effect. See "Special Factors-- Conflicts of Interest; Certain Relationships" and "The Merger Agreement--Covenants."

Federal Income Tax
Consequences............

                          The Company has received an opinion of Alston & Bird LLP, tax counsel to the Company, to the effect that the receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local, foreign and other tax laws. A copy of such opinion is attached hereto as Exhibit E. See "Special Factors-- Certain Federal Income Tax Consequences."

THE MERGER AGREEMENT

Effective Time of the     The Merger will become effective upon the filing of a
Merger..................  certificate of merger with the Secretary of State of the State of Georgia or at such later time as is
                          specified in such certificate of merger (the
                          "Effective Time"). The filing will occur after all
                          conditions to the merger contained in the Merger
                          Agreement have been satisfied or waived. The Company
                          and Gold Kist anticipate that the Merger will be
                          consummated as promptly as practicable following the
                          Special Meeting. See "The Merger Agreement--General"
                          and "--Effective Time of the Merger."
Conditions to
Consummation of the
Merger..................  The respective obligations of the Company, on the one hand, and Gold Kist, on the other hand, to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, among others: (i) approval and adoption of the Merger Agreement and the Merger by a majority of the outstanding Voting Shares at the Special
                          Meeting; (ii) approval and adoption of the Merger
                          Agreement and the Merger by a majority of Voting
                          Shares held by the Minority Shareholders at the Special Meeting; (iii) the absence of any statute, rule, injunction or similar order prohibiting or restricting the consummation of the Merger; (iv) the receipt of all other required authorizations, consents and approvals of governmental authorities;
                          (v) the material compliance by all parties with their obligations under the Merger Agreement; (vi) the material truth and correctness of all representations and warranties of the parties to the Merger
                          Agreement; and (vii) Robinson-Humphrey shall not have withdrawn its written fairness opinion. The obligations of Gold Kist are further subject to: (i) there not having occurred any material adverse change in the business, condition (financial or otherwise) or results of operations of the Company, and (ii)
                          SunTrust not having withdrawn its written fairness opinion. See "The Merger Agreement--Conditions to
                          Consummation of the Merger."

Termination of the        The Merger Agreement may be terminated and the Merger
Merger..................  may be abandoned at any time prior to the Effective
                          Time (notwithstanding approval of the Merger
                          Agreement by the shareholders of the Company): (i) by mutual written consent of the Company and Gold Kist;
                          (ii) by either the Company or Gold Kist, if the Merger has not been consummated by September 30, 1997; (iii) by either the Company or Gold Kist, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Gold Kist or the Company from consummating the Merger is entered and becomes final and nonappealable; or (iv) by Gold Kist or the Company (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Gold Kist or its subsidiaries or resolves to do any of the foregoing or the Board of Directors of the Company or the Special Committee recommends to the shareholders of the Company any Competing Transaction, as defined herein under "The Merger Agreement--Other Potential
                          Bidders," or resolves to do so. See "The Merger
                          Agreement--Termination."

Expenses ...............  Generally, all expenses incurred in connection with the Merger are to be borne by the party incurring such expenses. Gold Kist and the Company have agreed to share equally the filing, printing and distribution costs associated with this Proxy Statement. See "The Merger Agreement--Expenses."

Amendments to the
Merger Agreement........
                          The Merger Agreement may not be amended prior to the Effective Time except by action of the Company and Gold Kist set forth in a written instrument signed on behalf of each of the parties; provided that any such amendment by the Company must be approved by the Board of Directors of the Company, acting on the recommendation of the Special Committee. After approval of the Merger Agreement by the shareholders of the Company at the Special Meeting and without the further approval of such shareholders, no amendment to the Merger Agreement may be made which will change
                          (i) the Merger Consideration or (ii) any other terms and conditions of the Merger Agreement if any of such changes would adversely affect the shareholders of the Company. See "The Merger Agreement--Amendments."

Dissenters' Rights .....  Holders of Common Stock entitled to vote on approval of the Merger Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of the Company in cash in accordance with the applicable provisions of the GBCC. Shareholders seeking to perfect such rights must submit written notice of such intent to demand payment for their shares of Common Stock prior to the vote at the Special Meeting. The procedures to be followed by dissenting shareholders are summarized under "Dissenters' Rights" and the applicable provisions of the GBCC are reproduced as Exhibit B-- "Article 13 of the Georgia Business Corporation Code."

Source of Funds ........  The total amount of cash required by Gold Kist to pay the Merger Consideration and to pay its fees and expenses in connection with the Merger is expected to
                          be approximately $     million. These funds will be
                          provided out of Gold Kist's cash balances and/or borrowed under existing lines of credit. See "Source of Funds for the Merger."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  Gold Kist formed the Company in 1982 and subsequently sold a minority portion of the Company's Common Stock publicly, in order to obtain outside equity investments in the Company so that Gold Kist's investment in the Company would provide additional financial support for Gold Kist's cooperative operations. Gold Kist's approximately 75% majority interest in the Company is held by Gold Kist's wholly owned subsidiary, Agri. Through such beneficial ownership, Gold Kist is deemed to control the Company.

  In January 1993, certain member patrons of Gold Kist filed a lawsuit against the Company and Gold Kist and certain Directors and officers of Gold Kist and the Company. The lawsuit, Windham v. Chitwood (Cir. Ct. Ala. CV 93-00298) (the "Windham Lawsuit"), alleged that the defendants violated their fiduciary duties by diverting corporate opportunities from Gold Kist to the Company and Carolina Golden Products Company ("Carolina Golden"), a partnership owned by the Company and Gold Kist, in connection with the creation of the Company and Carolina Golden and by permitting their continued operations. In September 1995, the Court dismissed the Company from the lawsuit. Then, in October 1995, the jury found that a breach of fiduciary duty existed by the Gold Kist directors as a result of pemitting Gold Kist to acquire and operate the Company. In a Memorandum Opinion and Non-Final Judgment dated July 2, 1996 (the "Non-Final Judgment"), the Court concluded that the plaintiffs suffered no damages, but the potential for a conflict of interest existed between their duties to Gold Kist and their duties to the Minority Shareholders, and the Court ordered that Gold Kist should acquire all of the outstanding Common Stock held by the Minority Shareholders. The Court removed that requirement in a Final Judgment and Decree issued in September 1996 (the "Final Judgment"), based on requests from both the plaintiffs and defendants that the court do so. However, the Final Judgment directed Gold Kist to acquire the Company's Common Stock held by any current officers or Directors of Gold Kist and their spouses and minor children at a price of $13.00 per share. In addition, among other things, the Court ordered Gold Kist to cause the surrender of all Golden Poultry stock options held by Gold Kist officers and directors or the exercise of such options and purchase by Gold Kist of the resultant stock. Between December 17, 1996 and January 9, 1997, Gold Kist made such purchases.

  Although not required to do so by the Court, the Gold Kist Board of Directors included on the agenda of its regularly scheduled meeting on January 13, 1997 the question of undertaking to acquire such minority shares of Common Stock. For reasons discussed below in "--Purpose and Structure of the Merger; Certain Effects of the Merger," the Gold Kist Board approved taking such action.

  During January 1997, the Board of Directors of Gold Kist discussed with its financial and legal advisors two alternative methods for a transaction in which Gold Kist could acquire the publicly held Common Stock in the Company:
(i) a cash merger and (ii) a cash tender offer followed by a cash merger. On January 13, 1997, the Board of Directors of Gold Kist agreed to enter negotiations with the Company to seek to acquire the outstanding shares of Common Stock not already owned by Gold Kist in the simplest possible transaction and determined that the Merger offered the most efficient and effective means of documenting and executing the transaction. This determination was based on the timing, procedures and financing required to complete the transaction. The Board considered that a tender offer alone, in which Minority Shareholders could not be required to tender their shares, would not ensure that Gold Kist would be able to purchase 100% of the publicly held shares of Common Stock. This would potentially require that Gold Kist effect a subsequent cash merger in order to obtain all the shares. Moreover, if the initial tender offer did not result in Gold Kist beneficially owning 90% or more of all of the Common Stock, the subsequent cash merger would require all the same procedures as a merger effected as the sole means of acquiring the publicly held shares. Thus, the Gold Kist Board concluded that a single-step cash merger would most likely be the least expensive and quickest means of permitting Gold Kist to accomplish its goal of owning 100% of the Common Stock.

  On January 23, 1997, Gold Kist filed a Schedule 13D pursuant to Rule 13d-1 of the Exchange Act (the "Schedule 13D") reporting the purchase of shares from officers and directors as described above and stating that the Board had authorized the officers of Gold Kist to negotiate with the Company to pursue a transaction in which Gold Kist would acquire all of the shares of the Common Stock not currently owned by Gold Kist, so that the Company would become a wholly owned subsidiary of Gold Kist. At a regular meeting of the Board of Directors of the Company on January 23, 1997, the Board of Directors formed the Special Committee, consisting of Messrs. J.W. McIntyre, H.R. Holding and J.H. Levergood, three members of the Board who are not employed by the Company or Gold Kist, to negotiate with Gold Kist and its representatives. See "Conflicts of Interest; Certain Relationships."

  Upon the formation of the Special Committee, the Company and Gold Kist issued the following joint press release:

  "FOR IMMEDIATE RELEASE:

                          GOLD KIST AND GOLDEN POULTRY
                            BEGIN MERGER DISCUSSIONS

    Atlanta, GA, January 23, 1997--Gold Kist Inc. began discussions with a committee of independent directors appointed today by the board of Golden Poultry Company, Inc., (NASDAQ:CHIK) about a possible merger of Golden Poultry with a subsidiary of Gold Kist.

    Gold Kist currently owns approximately 10,900,000, or 75%, of Golden Poultry's total of 14,624,000 shares of common stock outstanding.

    On January 13, 1997, the Gold Kist board authorized management to enter negotiations with Golden Poultry that could result in the acquisition, through a subsidiary, of the Golden Poultry shares it did not currently own, according to Gaylord O. Coan, Gold Kist chief executive officer and chairman of its management committee. Results of the negotiations with the Golden Poultry committee must be submitted to the Gold Kist Board for its final decision about completing the transaction, Coan said. The Gold Kist board indicated that, if the acquisition is completed, the former Golden Poultry facilities would become cooperative operations.

    Golden Poultry operates divisions in Georgia, Alabama and North Carolina. Fiscal 1996 sales were $600.2 million, including sales of Carolina Golden Products Company at Sumter, SC. Golden Poultry owns 51% of Carolina Golden in a joint venture partnership with Gold Kist.

    Gold Kist is a diversified agricultural cooperative, based in Atlanta, GA, which serves approximately 30,000 members. Fiscal 1996 sales were approximately $2.0 billion. Gold Kist supplies farmers and agricultural products dealers in the Southeast, Midsouth and Southwest and purchases grain and other agricultural products for its own use and for sale to further processors. Its poultry operations are located in Georgia, Alabama and Florida."

  Shortly after its formation, the Special Committee retained Sutherland, Asbill & Brennan, L.L.P. ("SA&B") as its legal counsel. Thereafter, the Special Committee and its legal counsel discussed the procedures to be followed in receiving and analyzing an offer from Gold Kist to acquire the minority shares of the Company. During February 1997, the Special Committee requested four nationally recognized investment banking firms to make a proposal to serve as financial advisor to the Special Committee. The Special Committee received written proposals from the four investment banking firms contacted and the members of the Special Committee communicated regarding the content of those proposals. After an initial review and discussion, the Special Committee invited two firms to make presentations to the Special Committee at its first meeting in Atlanta, Georgia on February 26, 1997.

  On February 20, 1997, Gold Kist retained SunTrust to serve as its financial advisor. SunTrust's banking affiliate is one of Gold Kist's primary lenders, and Gold Kist selected SunTrust to assist in this transaction in consideration of (i) Gold Kist's long-standing relationship with the SunTrust organization, which has allowed SunTrust to become familiar with Gold Kist and the Company, and (ii) SunTrust's expertise and experience in rendering fairness opinions. During late February and early March 1997, SunTrust reviewed certain financial and other information concerning Gold Kist and the Company and performed such analyses as it deemed appropriate.

  The Special Committee met on February 26, 1997 for purposes of receiving legal advice as to its duties and selecting a financial advisor. After receiving presentations by the two invited firms and discussing the merits of each candidate, the Special Committee unanimously selected Robinson-Humphrey as its financial advisor to conduct valuation analyses of the minority shares for the purpose of advising the Special Committee in respect of the Merger Consideration to be offered by Gold Kist. Prior to its retention by the Special Committee,

Robinson-Humphrey had not rendered financial advisory or underwriting services to Gold Kist, the Company, or any of their affiliates. The Special Committee continued its meeting on February 26 with Robinson-Humphrey to discuss the anticipated timing of future events, and instructed Robinson-Humphrey to commence its investigation and analysis of the value of the Company's minority shares. The Special Committee discussed with Robinson-Humphrey the possibility of engaging in a transaction with an acquirer other than Gold Kist. However, given Gold Kist's ownership of approximately 75% of the outstanding Common Stock, the Special Committee ultimately concluded that finding an alternative acquirer was unlikely, and that an all cash transaction proposed by Gold Kist, provided an acceptable price could be achieved, would be the best option for the Company and the Minority Shareholders.

  During late February and early March 1997, Robinson-Humphrey reviewed certain financial and other information concerning Gold Kist and the Company, and spent several days on site at the Company's headquarters offices in Atlanta. On March 10, 1997, Robinson-Humphrey met with the Special Committee and representatives of SA&B to discuss the results of its preliminary analyses and to obtain further direction from the Special Committee as to the validity of the valuation methodologies employed by Robinson-Humphrey. Representatives of Robinson-Humphrey discussed with the Special Committee the preliminary analyses they had performed to produce a range of implied values for the Company's minority shares. The Special Committee also discussed with Robinson-Humphrey its findings in connection with its investigation of the Company and questioned Robinson-Humphrey concerning the assumptions made in connection with its analyses and the facts on which these analyses were based. Robinson-Humphrey explained to the Special Committee the assumptions and relative limits of its analyses. Robinson-Humphrey also confirmed to the Special Committee that the Company did not have a long-term forecast of future performance. For purposes of its preliminary discounted cash flow analysis, Robinson-Humphrey prepared an extended forecast based on the three-year forecast prepared for the Company's internal use and management assumptions. Robinson-Humphrey's extended forecast was based on five-year projections by Robinson-Humphrey into the year 2001. This extended forecast expanded the Company's internal three-year forecast by assuming somewhat constant net pre-tax margins for the Company (based on historical levels which have remained relatively flat), by assuming working capital requirements comparable to those experienced historically by the Company, and by assuming capital expenditure requirements determined by Robinson-Humphrey based on discussions with Company management. In connection with its representation, Robinson-Humphrey did not, and was not requested by the Special Committee to, make any recommendation as to the form or specific amount of consideration to be paid by Gold Kist.

  Following Robinson-Humphrey's presentation, the Special Committee asked Robinson-Humphrey to provide advice as to how the Special Committee should prioritize the various valuation methodologies applied by Robinson-Humphrey. Robinson-Humphrey advised the Special Committee that all of such valuations should be considered together (with particular attention to be paid to Robinson-Humphrey's discounted cash flow analysis, "going private" acquisition premium analysis and processing capacity analysis) in evaluating the fairness of any proposed merger price offered by Gold Kist. Robinson-Humphrey also noted that it was not possible to develop a useful comparable company acquisition valuation analysis because there was not a representative number of recent acquisition transactions involving companies engaged in wholesale-oriented commodity food products businesses, as is the Company. Historically, these companies have lower profit margins, returns on equity, earnings predictability and valuation multiples than other food products companies that are more retail/consumer oriented. The Special Committee authorized Robinson-Humphrey to continue refining its analyses and determined that it would be appropriate for the Special Committee to receive an initial price offer from Gold Kist rather than to initiate negotiations by proposing a price to be offered by Gold Kist for the Company's minority shares.

  At the Special Committee's March 10, 1997 meeting, Robinson-Humphrey provided the Special Committee with presentation materials outlining its preliminary valuation analyses. The analyses set forth in these preliminary materials are substantially the same as to the final fairness presentation materials provided to the Special Committee and Board of Directors of the Company at their joint meeting on April 22, 1997, and more fully discussed below, other than the analysis of mergers and acquisitions in the food industry and the dilution analysis, which were included in the preliminary March 10 materials but omitted from the April 22 fairness opinion materials. Robinson-Humphrey included the mergers and acquisitions analysis in its preliminary valuation materials for illustrative purposes only and, as discussed above, indicated to the Special Committee that this analysis was not meaningful in Robinson-Humphrey's view because of the absence of a representative number of recent acquisition transactions in the Company's industry. The dilution analysis prepared by Robinson-Humphrey analyzed the effect on Gold Kist's net income of the consummation of the Merger, assuming whole-dollar purchase prices from $13.00 to $17.00. The dilution analysis illustrated the increasingly dilutive effect of an acquisition of the Company by Gold Kist on Gold Kist's net income, indicating that an acquisition in the $13.00 to $14.00 range would be most palatable to Gold Kist as being the least potentially dilutive. Because the dilution analysis did not assess the fairness of a particular price to be paid in the transaction, Robinson-Humphrey did not include this analysis in its fairness presentation materials. A copy of the written materials provided by Robinson-Humphrey and distributed to the Special Committee at the March 10, 1997 meeting have been filed as an exhibit to the
Schedule 13E-3 and are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such materials shall be provided to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or representative.

  On March 13, 1997, Alston & Bird LLP ("A&B"), legal counsel to Gold Kist, provided SA&B with a draft merger agreement with respect to a proposed merger transaction.

  On March 14, 1997, the Board of Directors of Gold Kist met with representatives of SunTrust, at which time such representatives discussed their preliminary findings as to a range of values for the Company's minority shares and presented materials outlining their preliminary valuation analyses. The SunTrust representatives reviewed with the Board three valuation methods they had used, including replacement cost valuation, capacity valuation and discounted cash flow valuation. SunTrust also discussed information it had compiled regarding valuation multiples for other publicly traded companies in similar industries, and it provided the Board with historical information regarding the premiums that had been paid in similar transactions where minority interests of publicly traded companies had been purchased. The analyses presented in the preliminary valuation material are substantially the same as those presented in SunTrust's fairness opinion presented to the Board of Directors on April 25, 1997. The preliminary valuation material contained an analysis of the replacement cost which valued the Company's processing assets based on each plant's capacity and its estimated replacement cost. This analysis indicated a value of $19.20 per share for the processing assets owned by the Company. SunTrust also presented an analysis of the value of the Company's processing assets based on each plant's processing capacity which indicated a range of values, on a per share basis, of $14.71 to $24.06. In addition, an analysis of the Company's future cash flows was presented. The projected cash flows, which were discounted to present values, indicated a value of $8.75 per share for the Company. SunTrust also presented a study of transactions involving the acquisition of a remaining minority interest by a majority shareholder. The study indicated a range of values from $13.63 to $15.60 per share for the Company. In addition, SunTrust presented material which analyzed valuation multiples for other publicly traded poultry companies and material concerning acquisitions of poultry companies and processing assets. Finally, SunTrust presented graphs and charts comparing the Company's stock price performance to various stock market indices as well as graphs comparing the Company's operating performance with other publicly traded poultry companies. A copy of the written materials provided by SunTrust to the Board of Directors at the meeting on March 14, 1997 have been filed as an exhibit to Schedule 13E-3 and are available for inspection and copying at the principal offices of Gold Kist during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such materials shall be provided to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or representative. The Board of Directors and SunTrust discussed how the market price of the Common Stock had increased since the announcement of the negotiations on January 23, 1997, and the Board considered that the range of premiums that had been paid in other "going private" transactions, if they were to be instructive in the decisionmaking, should be applied to the price of the Common Stock not including this announcement effect. Based upon the information and analyses presented by SunTrust and the ensuing discussions, the Board concluded that a price of $13.00 per share was reasonable, both in terms of fairness to the cooperative members of Gold Kist and to the Minority Shareholders of the Company. The Board also considered as an important element in this decision that the shares of Common Stock purchased from the Gold Kist officers and directors in December 1996 and January 1997 were purchased at $13.00 per share.

  On March 14, Gaylord Coan, Chief Executive Officer of Gold Kist and Vice Chairman of the Company, and Jack Lawing, General Counsel to both Gold Kist and the Company, called John McIntyre, Chairman of the

Special Committee, and communicated to Mr. McIntyre Gold Kist's offer of $13.00 in cash per share for the minority interest in the Company, on the terms set forth in the draft merger agreement provided by A&B to SA&B. At that time, Mr. McIntyre indicated to Mr. Coan that he would take the $13.00 price to the Special Committee, but that he did not believe this price would be acceptable to the committee.

  On March 17, 1997, Mr. Coan and the representatives from SunTrust telephoned Robinson-Humphrey and proposed a meeting to further discuss the $13.00 per share offer and their analyses in reaching such amount.

  The Special Committee met on March 18 to discuss the offer made by Gold Kist and the Special Committee's response. Representatives of Robinson-Humphrey indicated to the Special Committee that they had been contacted by representatives of SunTrust, who had proposed a meeting between the two firms to discuss their respective valuation analyses. Robinson-Humphrey responded to SunTrust at that time that it could only meet with SunTrust and discuss its analyses at such time as it was authorized to do so by the Special Committee. The Special Committee members, together with Robinson-Humphrey and SA&B, discussed the price offered by Gold Kist and a response to that offer. Robinson-Humphrey confirmed that its valuation analyses presented at the Special Committee's March 10 meeting remained valid and substantially unchanged. Robinson-Humphrey advised the Special Committee that the $13.00 per share offered by Gold Kist did not, in Robinson-Humphrey's opinion, give appropriate emphasis to valuation factors considered by it to be most relevant (the discounted cash flow analysis, "going private" acquisition premium analysis and processing capacity analysis). Robinson-Humphrey stated that it did not believe it would be able to render a fairness opinion as to the proposed $13.00 price. The Special Committee members noted that $13.00 was the same price at which shares of certain officers and directors of the Company were purchased in settlement of the Windham Lawsuit, which the Special Committee believed to be below the range of prices currently justifiable as fair to the Minority Shareholders. Because the Special Committee viewed the $13.00 per share price as below the range of prices that would be acceptable to the Special Committee, the Special Committee concluded that it would be inappropriate to respond with a specific price counteroffer to the Gold Kist proposal. Instead, the Special Committee concluded that it would be advisable for Robinson-Humphrey to meet with SunTrust to discuss SunTrust's analyses from which they derived a $13.00 price, and to discuss with SunTrust Robinson-Humphrey's analyses in support of a higher price.

  With respect to the proposed merger agreement, SA&B identified a number of issues to be resolved in connection with finalizing that agreement. In particular, SA&B noted that the draft merger agreement did not contain a condition to the Company's obligation to consummate the merger that a majority of the minority shares approve the merger transaction. The Special Committee determined that such a condition would be advantageous because it would confirm approval by the Minority Shareholders themselves of the price offered for their shares.

  Representatives of Robinson-Humphrey met with representatives of SunTrust on March 20, 1997 to discuss the $13.00 price offered by Gold Kist, and some of the valuation methodologies employed by SunTrust in arriving at that price. The firms compared their approaches to three valuation methodologies in particular. While they fundamentally agreed as to most of the assumptions involved in their respective discounted cash flow analyses, SunTrust and Robinson-Humphrey disagreed in their assumptions as to the amount of capital expenditures to be incurred by the Company in future years. The schedule of capital expenditures assumed by SunTrust involved greater expenditures than that assumed by Robinson-Humphrey, which depressed future cash flows and resulted in a lower valuation by SunTrust. With respect to their comparable company analyses, SunTrust asserted that the Company's valuation multiples were at the low end of the poultry industry, and that these low multiples supported the $13.00 price offered. Robinson-Humphrey viewed the Company's valuation multiples as being of questionable value as a reflector of fair value given the thinly-traded nature of the Common Stock, and instead applied valuation multiples of other companies deemed comparable by Robinson-Humphrey to the Company's earnings and cash flows, yielding values in excess of $13.00 per share. With respect to their analyses of premiums paid in minority buy-out transactions, SunTrust and Robinson-Humphrey generally agreed as to the amount of the premium but disagreed as to the price to which the premium should be applied. Robinson-Humphrey applied assumed premiums to the price of the Common Stock shortly before January 23, 1997, the date of public announcement of merger negotiations between Gold Kist and the Company. By contrast, SunTrust viewed the price paid by Gold Kist to acquire shares of Common Stock held by Gold Kist officers and directors in settlement of the Windham Lawsuit as reflecting a premium over then-existing market prices and thereby inflating the post-settlement market price for the Common Stock. SunTrust asserted that current market prices would need to be discounted accordingly to reflect price inflation attributable to the settlement of the Windham

Lawsuit, thus resulting in a lower base price (and lower resulting value) than that used by Robinson-Humphrey in its premium analysis.

  At the March 20, 1997 meeting, Robinson-Humphrey informed SunTrust that it could not provide a counteroffer to the $13.00 price proposed by Gold Kist for the Company's minority shares. Instead, Robinson-Humphrey specified three alternatives: first, SunTrust could work with Gold Kist and respond to the Special Committee with an increased offered price per share for the Company's minority interest; second, SunTrust and Robinson-Humphrey could meet again for purposes of further discussion of their respective valuation analyses; third, the parties could terminate discussions, with Gold Kist proceeding however it saw fit.

  Also on March 20, 1997, representatives of SA&B met with representatives of A&B to discuss the proposed draft merger agreement. At that meeting, counsel for the Special Committee and Gold Kist were able to resolve a substantial number of disputed points in the agreement. However, the following issues remained: (i) whether Gold Kist would agree to the Special Committee's proposal that the transaction be approved by a majority of the minority shares; (ii) the allocation of expenses between the parties relating to the Merger and related transactions; (iii) whether the conditions to consummating the Merger would include Gold Kist receiving an updated fairness opinion from SunTrust; and (iv) the amount of coverage and length of time following the Merger that Gold Kist would maintain director and officer liability insurance for the current directors of the Company.

  On March 21, 1997, representatives of SunTrust and Robinson-Humphrey had a telephone conversation during which they discussed the $13.00 price offered by Gold Kist and, if Gold Kist were to increase its offer, whether a $13.50 price would be acceptable to the Special Committee. Robinson-Humphrey indicated to SunTrust that the Special Committee would likely reject a price of $13.50 per share for the Common Stock. During the period March 22-25, 1997, SunTrust had various conversations with Mr. Coan for the purpose of updating him on the status of the discussion with Robinson-Humphrey and to discuss further the reaction of the market price of the Common Stock to the announcement of negotiations.

  The Special Committee met again on March 25, 1997. Representatives of Robinson-Humphrey reported back to the committee concerning the results of their meeting with SunTrust, and representatives of SA&B reported as to their meeting with A&B. The Special Committee concluded that it would be preferable to wait for Gold Kist to revise its offered price, or to initiate another response, rather than to propose a price or otherwise instigate further negotiation at that time.

  The following day, representatives of SunTrust informed Robinson-Humphrey that SunTrust had no authority from Gold Kist to raise the $13.00 per share offer initially communicated to Mr. McIntyre, nor was Gold Kist otherwise willing to increase its offer beyond $13.00 at that time. SunTrust informed Robinson-Humphrey that it was Gold Kist's desire that the Special Committee respond with a counterproposal to the $13.00 initial offer. The Special Committee met again on March 27, 1997 to discuss alternatives in light of Robinson-Humphrey's recent communications from SunTrust. The Special Committee discussed with Robinson-Humphrey the feasibility of making a counteroffer to the $13.00 price offered by Gold Kist. Robinson-Humphrey confirmed to the Special Committee that, under the valuation analyses deemed most relevant by Robinson-Humphrey, implied values for the minority shares ranged from $14.00 to $16.00, while recognizing that other valuation analyses implied lower and higher prices. Given that the initial offer by Gold Kist was below this range, the committee concluded that it would still be preferable for Gold Kist to make a higher offer before responding with a counteroffer. However, in the interest of responding to Gold Kist's concerns, the Special Committee concluded that, absent an increased price offer from Gold Kist, it would be advisable for Mr. McIntyre and representatives of Robinson-Humphrey and SA&B to meet with representatives of Gold Kist to communicate the methodologies employed by Robinson-Humphrey, the Special Committee's views as to valuation, and the resulting implied valuation ranges.

  On April 1, 1997, Mr. McIntyre, together with representatives of Robinson-Humphrey and SA&B, met with Mr. Coan, Mr. Lawing and John Bekkers, Chairman of the Board of the Company and Chief Operating Officer of Gold Kist, and representatives of SunTrust and A&B. At this meeting, the representatives of Robinson-Humphrey communicated to Gold Kist and its advisors the results of its valuation analyses which implied a value for the minority shares in excess of the $13.00 price offered by Gold Kist. Mr. McIntyre, on behalf of the Special Committee, reiterated to Gold Kist that the $13.00 price offer was not acceptable to the Special Committee, and indicated to Mr. Coan that the Special Committee would consider a higher offer from Gold Kist. Mr. Coan informed Mr. McIntyre that Gold Kist believed the $13.00 price to be a fair offer, and advised that his communications with several of the Company's significant shareholders supported this belief. Further, Mr. Coan indicated that Gold Kist did not have great flexibility to increase its offered price significantly. Discussion ensued between Mr. McIntyre and Mr. Coan and their respective financial advisors as to the fairness of the $13.00 per share price offered by Gold Kist and whether Gold Kist was in a position to increase its offer. Following that discussion, Mr. Coan indicated that Gold Kist might be able to increase the price offered for the Company's minority shares to $14.00 per share, but that he would need approval of the Gold Kist Board of Directors to do so. Mr. McIntyre responded that $14.00 would be considerably closer to the range of prices considered acceptable by the Special Committee, and that he would take that price to the Special Committee, in anticipation that the Gold Kist Board would authorize the $14.00 price.

  The Special Committee met with representatives of Robinson-Humphrey and SA&B later in the day on April 1, 1997 to discuss the $14.00 price tentatively offered by Gold Kist. Based on their experience with the Company, and the analyses prepared by Robinson-Humphrey, the Special Committee considered the price to be at the low end of acceptability. The Special Committee discussed the ability of Gold Kist to increase its price, in particular based on the views communicated to Mr. McIntyre as to Gold Kist's belief that $13.00 was a fair price. Following discussion, the Special Committee determined that it would be appropriate to counteroffer at $15.00 per share. Mr. McIntyre then communicated the counteroffer of $15.00 to Mr. Coan, who agreed to take that price to the Gold Kist Board of Directors.

  The Board of Directors of Gold Kist met by telephone on April 2, 1997 to discuss the Special Committee's proposal of $15.00. At this meeting, the Board of Directors considered that initiating other alternatives to the merger would involve some expense that would be duplicative of expenses already incurred in negotiating the Merger, and that raising the offered price above $13.00 per share would be appropriate. The Board concluded that $15.00 was unacceptable, but that $14.00 was within the ranges supported by the information and analyses provided by SunTrust. The Board then directed Mr. Coan to reject the Special Committee's counteroffer of $15.00 per share, and authorized him to counteroffer with $14.00 per share. The Board instructed Mr. Coan that this counteroffer should remain open until 12:00 p.m. on April 10.

  Later that day, Mr. Coan informed Mr. McIntyre that the Gold Kist Board of Directors had rejected the $15.00 per share price proposed by the Special Committee, but that the Board had approved for Mr. Coan to counteroffer with $14.00 per share as previously discussed, and that this counteroffer by Gold Kist would remain open until April 10, 1997 at 12:00 p.m. Eastern time. Mr. McIntyre advised Mr. Coan that if Gold Kist would increase its price so that the Special Committee and Gold Kist could meet halfway between their respective proposals, he would take that up with the Special Committee and encourage its acceptance. Mr. McIntyre also indicated to Mr. Coan that he did not believe that the Special Committee would accept a price of $14.00 per share.

  From April 2 through April 8, 1997, Mr. Coan had several telephone conversations with SunTrust, in which they discussed other alternatives to the Merger, in consideration that the Special Committee might not accept the $14.00 price. The other options discussed with Mr. Coan included either initiating a tender offer or canceling plans to acquire the minority-owned shares of the Company. The tender offer alternative was rejected because Gold Kist could not be certain of acquiring 100% of the Common Stock. Cancellation of the proposed acquisition would not achieve Gold Kist's objective, so it was determined that negotiations should proceed.

  The Special Committee, together with representatives of Robinson-Humphrey and SA&B, met on April 9, 1997 to discuss the status of the negotiations. The Special Committee confirmed with Robinson-Humphrey that the $14.00 per share price offered by Gold Kist was roughly at the bottom of the range of implied values produced by the valuation analyses deemed most relevant by Robinson-Humphrey. The Special Committee directed Mr. McIntyre to communicate with Mr. Coan to renew the $15.00 per share offer. Mr. McIntyre communicated to Mr. Coan the Special Committee's unwillingness to move from its $15.00 per share proposal, but indicated the committee's willingness to consider a counteroffer by Gold Kist.

  On April 10, the Board of Gold Kist met again and approved increasing their offer to $14.25. The Board believed, based on the prior communications with the Special Committee, that this increase would cause the offered price to be acceptable to the Special Committee. The Board considered that the negotiations had seemed to reach an impasse, that initiating alternatives to the Merger would result in duplicative costs, and that the $14.25 price remained supportable as a fair price, based on the information and analyses provided by SunTrust.

  On April 10, 1997, Mr. Coan called Mr. McIntyre to inform him that Gold Kist would increase its offer to $14.25, but that this was the highest price that Gold Kist was prepared to offer. Mr. McIntyre indicated to Mr. Coan that the Special Committee could only consider this price if approval of the transaction by a majority of the minority shares was a condition to the Company's obligation to consummate the Merger. Mr. Coan, after consulting with counsel, confirmed to Mr. McIntyre that Gold Kist would be willing to make approval by a majority of the minority shares a condition to the Company's obligation to consummate the Merger.

  The Special Committee, together with representatives of Robinson-Humphrey and SA&B, met again on April 11, 1997 to discuss Gold Kist's latest proposal. The Special Committee asked Robinson-Humphrey whether it would deliver a fairness opinion at a price of $14.25 per share. Robinson-Humphrey indicated that it would be willing to give an opinion that such amount was fair, from a financial point of view, to the Minority Shareholders. After further discussion, the Special Committee unanimously approved the Merger at the $14.25 price, subject to including in the final merger agreement a condition that the transaction be approved by a majority of the minority shares, and on the terms set forth herein under "The Merger Agreement."

  On April 11, 1997, following agreement in principle by the parties as to the price of $14.25 per share, the Company and Gold Kist issued the following joint press release:

  "FOR IMMEDIATE RELEASE:

                 GOLDEN POULTRY NEGOTIATING COMMITTEE ACCEPTS
                     $14.25 PER SHARE OFFER FROM GOLD KIST

    Atlanta, GA, April 11, 1997--Gold Kist Inc. and Golden Poultry Company, Inc. (NASDAQ:CHIK) today announced an agreement in principle that could result in the purchase by Gold Kist of the Golden Poultry shares it does not presently own.

    A negotiating committee of independent directors of the board of Golden Poultry and Gold Kist agreed on a price of $14.25 per share. Gold Kist owns approximately 10,900,000, or 75 percent, of Golden Poultry's 14,624,000 shares of common stock outstanding, according to Gaylord O. Coan, Gold Kist chief executive officer and chairman of its management committee.

    Negotiations began in January 1997. The purchase is subject to approval of a definitive agreement by the boards of directors of both companies and by a majority of the owners of the Golden Poultry shares not owned by Gold Kist. The acquisition will be accomplished in the form of a merger with a Gold Kist subsidiary formed for this purpose and should be completed in July 1997, Coan said.

    Golden Poultry operates divisions in Georgia, Alabama and North Carolina. Fiscal 1996 sales were $600 million, including sales of Carolina Golden Products Company at Sumter, SC. Golden Poultry owns 51% of Carolina Golden in a joint venture partnership with Gold Kist.

    Gold Kist is a diversified agricultural cooperative, based in Atlanta, GA, which serves approximately 30,000 members. Fiscal 1996 sales were approximately $2 billion. Poultry operations in Georgia, Alabama and Florida make it the second largest poultry processor in the United States. It also operates 100 farm supply stores in the Southeast, Midsouth and Southwest and is engaged in grain purchasing, plant breeding and seed production, wholesale fertilizer and crop protection chemical sales, pet food and animal products manufacturing and sales and other agricultural-related businesses."

  The Special Committee, without Mr. Levergood (who was out of the country at the time, but who has joined in and ratified the action of the Special Committee described below), met again on April 22, 1997 with the full Board of Directors of the Company. At the April 22 meeting, the Special Committee and the Board received a presentation from Robinson-Humphrey that the $14.25 price offered to the Minority Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Minority Shareholders. After further discussion, the Special Committee concluded, based to a significant degree on the opinion of Robinson-Humphrey and the other factors described below under "--Recommendations of the Special Committee, the Board and Gold Kist," that the terms of the Merger were fair to, and in the best interests of, the Minority Shareholders and recommended that the Company's Board of Directors (i) approve and adopt the Merger Agreement in the form presented to the Special Committee, with such changes as are approved by Mr. McIntyre; (ii) determine that the Merger is fair to, and in the best interests of, the Minority Shareholders; and (iii) recommend that the shareholders approve the Merger Agreement. The Board of Directors took such actions.

  The Board of Directors of Gold Kist met on April 25, 1997 and received a presentation from SunTrust that the $14.25 price offered to the Minority Shareholders was fair, from a financial point of view, to the cooperative members of Gold Kist. After further discussion, the Board concluded, based to a significant degree on the opinion of SunTrust and the other factors set forth below under "--Recommendation of the Special Committee, the Board and Gold Kist," that the terms of the Merger and the Merger Agreement are fair to, and in the best interests of, the members of Gold Kist and the Minority Shareholders. The Board of Directors approved the Merger Agreement in the form presented to the Board and ratified execution of the Merger Agreement by officers of Gold Kist.

  A copy of the written materials provided by Robinson-Humphrey and distributed to the Special Committee and the Board of Directors of the Company at the April 22, 1997 meeting, and a copy of the written materials provided by SunTrust and distributed to the Board of Directors of Gold Kist at the April 25, 1997 meeting have been filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such materials shall be provided to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or representative.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE, THE BOARD, AGRI AND GOLD KIST

  The Special Committee. The Company's Board of Directors created the Special Committee, which consists of a majority of the Company's directors who are not employed by or affiliated with the Company, Gold Kist, Agri, Merger Sub or any of their subsidiaries or affiliates (except in their capacity as directors of the Company), to act solely on behalf of the Minority Shareholders for purposes of negotiating the Merger. The Special Committee retained Sutherland, Asbill & Brennan, L.L.P. as its independent legal counsel and The Robinson-Humphrey Company, Inc. as its independent financial advisor, to assist it in negotiating and determining the fairness of the Merger on behalf of the Minority Shareholders. At a meeting of the Special Committee on April 11, 1997, the Special Committee approved the Merger price of $14.25 in cash per share. On April 22, 1997, following a presentation by Robinson-Humphrey to the full Board of Directors as to its opinion that the offered price of $14.25 per share, on the terms set forth in the Merger Agreement, was fair to the Minority Shareholders from a financial point of view, the Special Committee concluded the Merger and the Merger Consideration are fair to, and in the best interests of, the Minority Shareholders and recommended to the Board of Directors that it approve the Merger Agreement. Based in part on the recommendation of the Special Committee and considering the written fairness opinion received from Robinson-Humphrey, the Board of Directors of the
Company:

  (i) determined that the Merger is fair to, and in the best interests of, the Minority Shareholders;

  (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance thereof by the Company; and

  (iii) resolved to recommend that the shareholders of the Company approve the Merger Agreement and the transactions contemplated thereby.

  The Board of the Directors of the Company believes that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and the Minority Shareholders. In reaching its conclusion, the Board of Directors of the Company adopted the recommendation of the Special Committee as set forth below. See "--Conflicts of Interest; Certain Relationships."

  The Special Committee, in reaching its conclusion that the Merger is fair to, and in the best interests of, the Minority Shareholders, and in determining to recommend approval of the Merger Agreement and the Merger to the Board of Directors of the Company, considered a number of factors, including, without limitation, the following material factors:

    1. The oral and written presentations of Robinson-Humphrey to the Special Committee on March 10, 1997 and to the full Board of Directors of the Company on April 22, 1997, and the written opinion of Robinson-Humphrey dated April 22, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the Merger Consideration was fair, from a financial point of view, to the Minority Shareholders. See "--Opinion of the Special Committee's Financial Advisor." The opinion of Robinson-Humphrey is attached hereto as Exhibit C. The Special Committee has adopted the analysis of Robinson-Humphrey as set forth in its opinion dated April 22, 1997 and accompanying presentation materials. The shareholders of the Company are urged to read such opinion carefully in its entirety.

    2. The Special Committee's conclusion that the Merger Consideration represented the highest price that Gold Kist would be willing to pay in acquiring the Common Stock held by the Minority Shareholders. This determination was the result of the Special Committee's substantial negotiations with Gold Kist in an attempt to obtain the highest possible price.

    3. The terms of the Merger Agreement, including without limitation, the amount and form of consideration; the nature of the parties' representations, warranties, covenants and agreements; and the conditions to the obligations of Gold Kist and the Company. In this regard, the Special Committee considered significant the requirement that the Merger be approved by a majority of the shares held by the Minority Shareholders as a condition to the Company's obligation to consummate the Merger. The Special Committee also viewed favorably the fact that the Merger Agreement contained a limited number of representations and warranties by the Company and a limited number of conditions to consummation of the Merger, thus making consummation of the transaction more likely than one in which the agreement imposed more significant conditions to consummation. The Special Committee also considered favorable to its determination that the Merger Agreement could be terminated without making any payment to Gold Kist if the Special Committee withdrew its recommendation of the Merger Agreement or the Merger.

    4. The possibility that, in the absence of a Merger Agreement, Gold Kist could increase its ownership of the Common Stock in a transaction not approved by the Company or the Special Committee.

    5. The fact that the Merger Consideration represented (i) a 23.9% premium over the last reported sales price of the Common Stock on January 22, 1997, the day immediately preceding the public announcement of negotiations between Gold Kist and the Company with respect to a possible merger of the Company with a subsidiary of Gold Kist; (ii) a 29.5% premium over the last reported sales price of the Common Stock on January 15, 1997, the day one week preceding the announcement of the negotiations; and (iii) a 42.5% premium over the last reported sales price of the Common Stock on January 22, 1996, the day one year prior to the announcement of the negotiations. The Special Committee also noted that the Merger Consideration represented an 11.8% premium over the last reported sales price of the Common Stock on April 10, 1997, the day immediately preceding the announcement of the $14.25 price agreed to by the Special Committee and Gold Kist.

    6. The Special Committee's knowledge of the business, financial condition, results of operations and prospects of the Company. The members of the Special Committee were generally familiar with and knowledgeable about the Company's affairs, including the present and possible future economic and competitive environment in which the Company operates its poultry processing business. In evaluating the business and prospects of the Company, the Special Committee noted that, as an integrated poultry company, the Company's profitability is tied significantly to commodity prices, in particular that of poultry feed grains, and to market prices for broiler products, and that Gold Kist conducted its own poultry processing operation independent of the Company. The comparability of the two companies' businesses resulted in the potential for the Company to benefit from efficiencies associated with the further combination and integration of its operations with Gold Kist's. The Special Committee also noted that the Company's status as a publicly held company imposed additional regulatory burdens and expenses on the Company, as well as potential liability associated with public disclosure requirements applicable to publicly held companies generally.

    7. The historical trading prices of the Common Stock and the limited trading volume and market for the Common Stock, resulting in limited liquidity for the Minority Shareholders.

    8. The availability of dissenters' rights to the Minority Shareholders who do not vote for approval of the Merger Agreement and perfect such rights under the applicable provisions of the GBCC. See "Dissenters' Rights."

  In view of the number and disparate nature of the factors considered by the Special Committee, the Special Committee did not assign relative weights to the factors considered in reaching its conclusions, but considered each of the foregoing factors as supporting its fairness determination. The Special Committee did, however, rely significantly on the presentations and opinion of Robinson-Humphrey described in paragraph 1 above and gave particular consideration to the value of the minority shares implied by Robinson-Humphrey's (i) discounted cash flow analyses (which the Special Committee believed to be approximately $13.00 to $16.00 per share) (ii) "going private" acquisition premium analysis (which the Special Committee believed to be approximately $13.50 to $14.00 per share) and (iii) processing capacity analysis (which the Special Committee believed to be approximately $14.71 per share).

  The members of the Special Committee (as well as the other directors of the Company) are indemnified by the Company under the Company's Bylaws and the applicable provisions of the GBCC, and are exculpated from certain liabilities under the Company's Articles of Incorporation, with respect to their actions in connection with the Merger. The members of the Special Committee are also covered by directors and officers liability insurance maintained by the Company. As compensation for their service on the Special Committee, the Company has agreed to pay each member of the Special Committee $1,000 for each meeting held by the Special Committee, plus an additional $500 each to Messrs. Holding and Levergood. Messrs. Holding and Levergood are each entitled to reimbursement for expenses incurred by them in connection with their service on the Special Committee. Mr. McIntyre is not entitled to reimbursement for expenses, but has been paid an additional fee of $7,500 to cover his expenses and additional time spent in service of the Special Committee in his role as Chairman of the Special Committee. Such compensation is in addition to the compensation payable to all directors of the Company, including the directors comprising the Special Committee.

  The Board of Directors. The Board of Directors of the Company has concluded that the Merger and the Merger Consideration are fair to the Minority Shareholders and recommends that the shareholders vote in favor of the Merger based upon the following factors: (i) the conclusions of the Special Committee; (ii) the opinion of the Special Committee's financial advisor, Robinson-Humphrey, to the effect that the $14.25 per share of Common Stock to be received in the Merger is fair from a financial point of view to the Minority Shareholders, and (iii) the factors referred to above as having been taken into account by the Special Committee, which the Board of Directors adopts as its own. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Consideration, the Board of Directors did not find it practicable to assign relative weights to the factors considered in reaching its decision and, therefore, the Board of Directors did not quantify or otherwise attach relative weights to the specific factors considered by the Board.

  In its analysis, the Board of Directors recognized that the interests of Gold Kist in the Merger are not the same as the interests of the other holders of Common Stock in the Merger. As a result of such differing interests, the Special Committee recognized the importance of seeking the approval of the majority of Voting Shares held by the Minority Shareholders for the Merger Agreement and the Merger, and the Board of Directors considered this an important element in approving the Merger Agreement. Because Georgia law requires a merger agreement to be approved by a majority of the members of a Georgia corporation's board of directors, individuals who have relationships with Gold Kist who serve on the Board of Directors, including Messrs. P.J. Gibbons, J.L. Stewart, G.O. Coan, K.N. Whitmire and J. Bekkers, participated in the Board's vote to approve the Merger Agreement and recommend it to the Company's shareholders. See "--Conflicts of Interest; Certain Relationships" and "--Opinion of the Special Committee's Financial Advisor."

  Agri and Gold Kist. The Agri Board of Directors and the Gold Kist Board of Directors have concluded that the Merger and the Merger Consideration are fair to the Minority Shareholders and, the Gold Kist Board of Directors has further concluded that the Merger and the Merger Consideration are fair to the cooperative members of Gold Kist, based upon the following factors: (i) the conclusions and recommendations of the Special Committee and the Company's Board of Directors; (ii) information provided to and discussed with Gold Kist in connection with the valuation analyses performed by Gold Kist's financial advisor, SunTrust; (iii) the fact that the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arms' length good faith negotiations between the Special Committee and its advisors and the representatives of Gold Kist and its advisors; (iv) the fact that Robinson-Humphrey issued a fairness opinion to the Special Committee to the effect that the Merger is fair from a financial point of view to the Minority Shareholders; and (v) the other factors referred to above as having been taken into account by the Special Committee and the Company's Board of Directors, which each of the Boards of Directors of Agri and Gold Kist adopt as their own (see "--Background of the Merger" and "--Report of Financial Adviser of Gold Kist").

  In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Consideration, neither the Agri Board of Directors nor the Gold Kist Board of Directors found it practicable to assign relative weights to the factors considered in reaching their decision and, therefore, the members of such Boards did not quantify or otherwise attach relative weights to the specific factors considered by the Special Committee and the Company's Board of Directors. The members of the Board of Directors of each of Agri and Gold Kist recognized that the interests of Gold Kist in the Merger are not the same as the interests of the Minority Shareholders in the Merger. See "--Conflicts of Interest; Certain Relationships."

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

  On April 22, 1997, Robinson-Humphrey delivered its written opinion to the Special Committee and the Board of Directors of the Company that as of the date of such opinion the Merger Consideration was fair to the Minority Shareholders from a financial point of view. That opinion was reaffirmed as of the date of this Proxy Statement.

  The full text of the opinion of Robinson-Humphrey, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Exhibit C. Shareholders are urged to read the opinion in its entirety. Robinson-Humphrey's opinion is directed only to the consideration to be received by the Minority Shareholders in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote. Robinson-Humphrey's opinion does not address the likely tax consequences of the Merger to any Minority Shareholder. No limitations were imposed by the Special Committee, the Company or Gold Kist with respect to the investigations made or procedures followed by Robinson-Humphrey in rendering its opinion. Robinson-Humphrey conducted valuation analyses of the Common Stock and evaluated the Merger Consideration, but was not asked to and did not recommend a specific per share price to be paid by Gold Kist for the minority interest in the Company. The summary of the opinion of Robinson-Humphrey set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion, Robinson-Humphrey (a) reviewed the industry and the competitive climate in which the Company operates, and its competitive position therein; (b) reviewed the business, historical financial performance and prospects of the Company; (c) reviewed the historical and current market prices and trading patterns of the Common Stock; (d) analyzed the Merger Consideration in relation to the market prices of securities of, and financial data of, other companies engaged in similar businesses as the Company; (e) reviewed and analyzed prices and premiums paid in, and other terms of, other recent "going private" acquisition transactions;
(f) prepared a discounted cash flow analysis of the Company; and (g) reviewed and analyzed consideration paid for capacity additions in the industry. Robinson-Humphrey also held discussions with members of the senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects.

  Robinson-Humphrey relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, with respect to the Company's internal financial forecasts, which the Special Committee instructed Robinson-Humphrey to use for purposes of its analyses, Robinson-Humphrey assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's senior management as to the future financial performance of the Company. In addition, Robinson-Humphrey was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of all or any portion of the outstanding Common Stock, the Company or its constituent businesses. Finally, Robinson-Humphrey has been informed by Gold Kist, and has relied with the Special Committee's permission on such information, that Gold Kist does not currently intend to pursue a sale or recapitalization of the Company or its subsidiaries after consummating the Merger pursuant to the Merger Agreement.

  The following is a summary of the presentation by Robinson-Humphrey to the Board of Directors of the Company (including a majority of the members of the Special Committee) on April 22, 1997 in connection with its April 22, 1997 fairness opinion:

 Analysis of Golden Poultry

  Historical Stock Price Analysis. Robinson-Humphrey analyzed the prices at which shares of the Company traded over the last three years. In calendar 1994, the high price was $8.00 and the low price was $5.63. In calendar 1995, the high price was $9.00 and the low price was $5.50. In calendar 1996, the high price was $12.25 and the low price was $8.25. In calendar 1997, as of April 22, 1997, the high price was $13.50 and the low price was $10.50. Additionally, Robinson-Humphrey observed that the $14.25 per share Merger Consideration is greater than any historical trade of the Company's Common Stock.

  Valuation Summary of Selected Comparable Publicly Traded Companies. Robinson-Humphrey reviewed and compared certain financial, operating and stock market information of the Company and the following publicly traded companies in the poultry processing industry: Cagle's, Inc., Hudson Foods, Inc., Pilgrims Pride Corporation, Sanderson Farms, Inc., Seaboard Corp., Tyson Foods, Inc., and WLR Foods, Inc. (the "Comparable Companies"). Robinson-Humphrey calculated, among other things, current market price as a multiple of book value and as a multiple of estimated earnings per share ("EPS") for calendar years 1997 and 1998. The EPS estimates were based on the mean of publicly available earnings estimates made by research analysts as provided by First Call Investor Service. Additionally, Robinson-Humphrey compared the Comparable Companies' market capitalization plus debt minus cash and cash equivalents ("Firm Value") as a multiple of projected 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA"). In order to accurately reflect average values for statistical purposes, Robinson-Humphrey did not consider values in the average that deviated significantly from median values.

  With respect to the Comparable Companies, the estimated calendar year 1997 and 1998 price/earnings ("P/E") ratios ranged from 8.7x to 16.2x for estimated calendar year 1997, with an average of 12.1x, and 9.2x to 14.4x for estimated calendar year 1998, with an average of 11.8x. Based on the Merger Consideration of $14.25 and using earnings values for the Company based on financial forecasts prepared by Robinson-Humphrey from information provided by the Company's management, Robinson-Humphrey calculated a multiple for the Company of 18.1x for calendar year 1997 and 10.8x for calendar year 1998. Robinson-Humphrey noted that the 1997 multiple was significantly above the multiple of the Comparable Companies and the 1998 multiple was only slightly below the multiples of the Comparable Companies.

  Robinson-Humphrey also considered the current market value to book value multiples of the Comparable Companies, which ranged from values of 1.04x to 2.73x, with an average of 1.6x. Robinson-Humphrey noted that the Merger Consideration implied a multiple of 1.88x, which was above the average multiple of the Comparable Companies.

  Finally, with respect to the Comparable Companies, Robinson-Humphrey compared Firm Value to projected 1997 EBITDA and computed ratios ranging from 5.2x to 7.9x, with an average of 6.6x. The Merger Consideration in this transaction implied a multiple of 6.9x, which was above the average multiple of the Comparable Companies.

  Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis using financial forecasts prepared by Robinson-Humphrey with the assistance of the Company's management. Using the discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future cash flows set forth in these forecasts. Robinson-Humphrey calculated a net present value of free cash flows (defined as earnings before interest after taxes plus depreciation and amortization less capital expenditures and any increase in net working capital) for the years 1997 through 2001 using discount rates ranging from 11% to 16%. Robinson-Humphrey calculated the Company's terminal values in the year 2001 based on multiples of year 2001 projected earnings before interest and taxes ("EBIT") with a midpoint of 8.0x and ranging from 6.5x to 9.5x, as well as the Company's terminal values in the year 2001 based on multiples of year 2001 projected EBITDA, with a midpoint of 6.0x and ranging from 4.5x to 7.5x. Robinson-Humphrey observed that the valuation based on EBIT produced a midpoint per share equity value of $14.59 and the valuation based on EBITDA produced a midpoint value of $14.85, each of which was higher than the Merger price of $14.25. Robinson-Humphrey also calculated the Company's terminal value in the year 2001 based on the present value of future cash flows and assuming growth rates with a midpoint of 4.0%, ranging from 3.0% to 5.0%. Calculating the value of these discounted free cash flows and subtracting the net debt of the Company yielded an implied equity value range per share of the Common Stock from approximately $13 to $16, with a midpoint of $14.02. Robinson-Humphrey noted that the Terminal Free Cash Flow methodology implied that the $14.25 Merger Consideration was higher in value than the midpoint of the range determined by Robinson-Humphrey.

  Minority Interest Buy Out Analysis. Robinson-Humphrey prepared an analysis of the premiums paid in 22 completed minority interest acquisitions by majority interest holders occurring since January 1994. Such transations were:

  (i)Katy Holdings/Katy Industries, Inc.;
  (ii)Investor Group/Fretter, Inc.;
  (iii)Investor Group/United Medical Corp.;
  (iv)National Mutual Insurance Co./Celina Financial Corp.;
  (v)REMED, Inc./Humphrey, Inc.;
  (vi)Investor Group/Enquirer/Star Group, Inc.;
  (vii)Investor Group/LDB Corp.;
  (viii)Freeman Spogli & Co./Koll Management Services;
  (ix)LinPac Mouldings Ltd./Ropak Corp.;
  (x)BIC SA/Bic Corp.;
  (xi)Berkshire Hathaway, Inc./GEICO Corp.;
  (xii)Investor Group/Syms Corp.;
  (xiii)SCOR/SCOR US Corp.;
  (xiv)Investor Group/NPC International Inc.;
  (xv)Equity Holdings Ltd./Great American Management & Investments, Inc.;

  (xvi)Novartis AG/SyStemix, Inc.;
  (xvii)Seaboard Acquisition Partners/Seaboard Oil Co.;
  (xviii)Electromagnetic Sciences, Inc./LXE Inc.;
  (xix)Renco Group, Inc./WCI Steel, Inc.;
  (xx)Andrews Group, Inc./Toy Biz, Inc.;
  (xxi)JW Childs Equity Partners, LP/Central Tractor Farm & Country; and
  (xxii)Mafco Holdings, Inc./Mafco Consolidated Group

Robinson-Humphrey considered, among other factors, the percentage of the target's shares held by the acquirer at the time of the announcement, and the premiums paid based on the closing price of the target's shares at one day, one week and four weeks prior to the announcement. Robinson-Humphrey calculated median premiums of 21.4%, 24.7%, and 34.9% at one day, one week, and four weeks prior to announcement, respectively. These premiums, based upon the announcement date of January 23, imply per share equity values for the Company of $13.51, $13.56, and $14.84 respectively.

  Adjusted Book Value Analysis. Robinson-Humphrey considered the book value per share of the Company and compared this to the Merger Consideration. Robinson-Humphrey noted that the Company's assets had been depreciated rapidly over time and believed that in order to value properly the assets, it was appropriate to consider the true economic value of the assets by adjusting the assets for previous depreciation. This analysis resulted in book values ranging from $11.16 to $14.76 after adding back 50% to 100% of accumulated depreciation, respectively. Robinson-Humphrey noted that the Merger Consideration of $14.25 was higher than the average adjusted book value of $12.96.

  Chicken Processing Capacity Analysis. Robinson-Humphrey conducted an analysis of investments in chicken processing capacity in seven transactions within the industry. Of these seven transactions, four were made by the Company for capacity additions, specifically: the Russellville, Alabama plant original purchase, the Russellville plant addition, the Sumter, South Carolina plant purchase, and the Siler City, North Carolina plant purchase. One transaction was an unsuccessful bid to Campbell Soup by the Company for its Douglas, Georgia plant. The remaining two transactions were Tyson Food's purchase of certain Cargill and McCarty Farms' facilities and Sanderson Farms' investment in a new plant. These transactions reflect the capital expenditures or investments that the Company and other poultry processors were willing to make in order to expand capacity, which Robinson-Humphrey deemed relevant for purposes of considering the value attributable to the Company as a poultry processor. Based on the consideration paid and the additional capacity realized, these transactions resulted in a range of $34.38 per 1,000 chickens processed per week to $87.50 per 1,000 chickens processed per week with a median of $56.52 per 1,000 chickens processed per week. This implies a per share equity value of $14.71 for the Company's 4,200,000 heads per week capacity.

 Summary

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Robinson-Humphrey's opinion. In arriving at its fairness determination, Robinson-Humphrey considered the results of all such analyses. Robinson-Humphrey did not separately consider the extent to which any one of the analyses supported or did not support the Robinson-Humphrey fairness opinion. No company or transaction used in the above analyses as a comparison is identical to the Company or Gold Kist or the contemplated Merger. The analyses were prepared solely for purposes of Robinson-Humphrey providing its opinion to the Special Committee as to the fairness of the $14.25 per share Merger Consideration to be received by the Minority Shareholders in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Gold Kist, Robinson-Humphrey or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Robinson-Humphrey's opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Robinson-Humphrey and is qualified by reference to the written opinion of Robinson-Humphrey set forth in Exhibit C hereto.

  Robinson-Humphrey, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other valuation services. The Special Committee selected Robinson-Humphrey as financial advisor to the Special Committee because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. As compensation for its services, the Company has paid Robinson-Humphrey a total fee of $250,000. In addition, the Company agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses and to indemnify Robinson-Humphrey against certain liabilities, including liabilities under federal securities laws, arising out of its engagement. Neither Gold Kist, Agri, Merger Sub, nor the Company had an existing relationship with Robinson-Humphrey prior to consideration of Robinson-Humphrey's retention.

REPORT OF FINANCIAL ADVISOR OF GOLD KIST

  On April 25, 1997, SunTrust delivered its oral opinion to the Gold Kist Board of Directors to the effect that, as of such date, based upon the assumptions made, the matters considered, and the limitations on the review undertaken, the Merger Consideration to be paid by Gold Kist was fair to the cooperative members of Gold Kist from a financial point of view. As of the date of this proxy statement, SunTrust has delivered its written opinion (the "SunTrust Opinion") to the Board of Directors of Gold Kist to the effect that, as of such date, based upon the assumptions made, the matters considered and the limitations on the review undertaken, the Merger Consideration to be paid by Gold Kist was fair to the cooperative members of Gold Kist from a financial point of view.

  In rendering its opinion, SunTrust, among other things, (i) conducted interviews with the Company's management concerning the Company's historical operating experience and future prospects, (ii) visited the Company's processing facilities, and (iii) performed various valuation analyses using generally accepted methodologies, including (a) an evaluation of the Company's industry, including its historical performance, competitive environment, and future prospects; (b) an analysis of the replacement cost of the Company's assets; (c) an analysis of the Company's assets based on processing capacity;
(d) an analysis of the value of the Company based on the present value of its future cash flows; (e) an analysis of the public trading multiples of comparable companies; (f) an analysis of premiums paid in transactions involving the acquisition of a remaining minority interest by a majority owner; and (h) an analysis of premiums paid in transactions involving the acquisition of a remaining minority interest by a majority owner through a tender offer.

  In the course of its review, SunTrust relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided by the Company's management. Further, SunTrust relied upon the assurances of the Company's management that they are unaware of any facts that would make the information provided to SunTrust incomplete or misleading.

  The SunTrust Opinion does not address the relative merits of the Merger as compared to any other business plan or opportunity that might be presented to Gold Kist, or the effect of any other arrangement in which Gold Kist might engage.

  In arriving at the SunTrust Opinion, SunTrust considered certain financial analyses. In connection with its presentation to the Gold Kist Board of Directors, SunTrust has provided the Gold Kist Board of Directors with a summary of valuation results obtained by using several different valuation methods as well as other material concerning the Merger, the material portions of which are summarized below.

  Replacement Cost Analysis. SunTrust analyzed the value of each of the processing assets based on estimated replacement cost. The analysis considered the maximum broiler processing capacity of each of the Company's plants on a per week and per year basis and applied an estimate of the cost to replace that capacity. The replacement cost of each facility, which were provided by the Company, included the construction of a hatchery, feedmill, and processing plant. On a per share basis, this analysis indicated an equity value of $19.26 per share of the Company's Common Stock.

  Capacity Analysis. SunTrust analyzed the value of the Company's processing assets based on the capacity available at each of the Company's plants. This analysis considered the capacity utilization constraints, live bird weight experience, and processing yields for each plant in order to arrive at an estimate of the maximum ready to cook ("RTC") pounds that could be produced by each respective plant. A range of values, on an RTC pounds basis, was then applied to each plant's indicated RTC pounds capacity to estimate plant value. The values per RTC pound employed in the analysis were $.20, $.25, and $.30 per annual RTC poundage capacity, which yielded equity values of $14.71, $19.39, and $24.06, respectively, on a per share basis, for the processing assets owned by the Company.

  Discounted Cash Flow Analysis. SunTrust performed a discounted cash flow analysis based on forecasts that were generated with the assistance of the Company's management. The forecasts projected the Company's financial performance over the five year period from 1997 to 2001. SunTrust estimated the value of the Company by calculating the present value of the free cash flows that were projected to be generated during the forecast period and adding to that the present value of the terminal value in 2001. Free cash flows are calculated as earnings before interest less applicable taxes plus depreciation and amortization less required capital expenditures and additions to working capital. The terminal value is calculated using the perpetuity method and uses after-tax operating profits. Per share values calculated using the discounted cash flow analysis ranged from $8.75 to $14.97. The discount rates employed in this analysis ranged from 8.75% to 10.17%.

  Valuation Multiples for Publicly Traded Poultry Companies. SunTrust conducted an analysis of valuation multiples for five publicly traded poultry companies including WLR Foods, Inc., Hudson Foods, Inc., Sanderson Farms, Inc., Tyson Foods, Inc., and Pilgrims Pride Corporation, and compared those multiples to the Company. These comparable companies were selected because their operations matched as closely as possible the operations of the Company; specifically, they are all integrated producers, processors, marketers and distributors of poultry products. The analysis calculated the enterprise value, defined as market capitalization plus net debt, as a multiple of sales, EBIT, EBITDA, book value, and total assets for each company for the latest twelve months of operations. In addition, current and projected P/E ratios for each company were reviewed.

  With respect to sales, the enterprise value multiples ranged from .31x to .70x with an average of .52x; the EBIT multiples calculated ranged from 14.67x to 39.68x with an average of 21.86x; the EBITDA multiples ranged from 8.30x to 11.62x with an average of 9.33x; book value multiples ranged from 1.77x to 3.08x with an average of 2.49x; and, multiples based on total assets ranged from .73x to 1.33x with an average of .95x.

  Projected P/E ratios, based on IBES, Inc. 1997 earnings forecasts ranged from 8.48 to 17.34 with an average of 12.31.

  The average multiple for the comparable companies was then applied to sales, EBIT, EBITDA, book value and total asset figures for the Company in order to arrive at an enterprise value for the Company. The calculated enterprise values were adjusted by debt attributable to the Company in order to arrive at an equity value. On a per share basis, the values ranged from $11.12 to $22.07.

  Acquisitions of Remaining Minority Interest. SunTrust conducted a study of premiums paid in twenty-two transactions involving the acquisition of a remaining minority interest by a majority interest holder that were announced between January 1, 1995 and February 28, 1997. These transactions were:

  (i)AmeriQuest Technologies, Inc./Robec Inc.;
  (ii)Berkshire Hathaway, Inc./GEICO Corp.;
  (iii)National Patient Develop. Corp./General Physics Corp.;
  (iv)Gambro A.B./RemCorp. USA;
  (v)Private Group/CUSTOMEDIX;
  (vi)Monsanto Co./Calgene Inc.;
  (vii)American Home Products Corp./Immunex Corp.;
  (viii)American Financial Corp./American Property & Casualty Cos. Inc.;
  (ix)Terra Industries, Inc./Terra Nitrogen Co. L.P.;
  (x)American Home Products Corp./Genetics Institute;
  (xi)Conseco Inc./Bankers Life Holding Corp.;
  (xii)Private Group/NPC International Inc.;
  (xiii)Sears Roebuck & Co./MaxServ Inc.;
  (xiv)Genzyme Corp./IG Laboratories Inc.;
  (xv)Seaboard Acquisition Partners/Seaboard Oil Co.;
  (xvi)Novartis AG/Systemix, Inc.
  (xvii)Bic SA/Bic Corp.;
  (xviii)Scor SA/Scor US Corp.;
  (xvix)Private Group/Syms Corp.;
  (xx)Remco Group, Inc./WCI Steel, Inc.;
  (xxi)Equity Holdings Ltd./Great American Management & Investments, Inc.;
  and
  (xxii)Grand Casinos Inc./Stratosphere Corp.

The analysis included a review of the pre-acquisition ownership percentage as well as the premiums paid in the transaction versus the target's stock price five days and thirty days prior to the announcement. The premiums calculated ranged from (1.64%) to 123.40% for the five day period and from (3.23%) to 138.33% for the thirty day period. Average premiums of 28.8% and 37.5% were calculated for the five and thirty day periods, respectively. The Merger Consideration represents premiums of 31.0% and 53.0%, respectively, for the five and thirty day periods prior to the filing of the Schedule 13D on January 23, 1997 by Gold Kist. Additionally, the Merger Consideration represents a premium of 21.3% and 16.3%, respectively, for the five and thirty day periods prior to the announcement of an agreement in principle between Gold Kist and the Company concerning the Merger on April 11, 1997.

  Tender Offer Premium Study. SunTrust conducted a study of premiums paid in thirty transactions involving the acquisition of a remaining minority interest through a tender offer that were announced between January 1, 1991 and March 31, 1997. These transactions were:

  (i)Murphy Oil Corp./Ocean Drilling & Exploration Co.;
  (ii)BHP Holdings Inc./Hamilton Oil Corp.;
  (iii)Tele-Communications Inc./United Artists Entertainment Co.;
  (iv)Staveley Industries PLC/Weigh-Tronix Inc.;
  (v)Land O'Lakes Inc./Country Lake Foods Inc.;
  (vi)Pennzoil Co./Jiffy Lube International Inc.;
  (vii)Arkla Inc./Arkla Exploration Co.;
  (viii)WR Grace & Co./Grace Energy Corp.;
  (ix)BLV Acquisition Corp./Belvedere Corp.;
  (x)USTrials Inc./Thousand Trails Inc.;
  (xi)Dundee Bancorp International Inc./Avalon Corp.;
  (xii)National Mutual Insurance Co./Celina Financial Corp.;

  (xiii)New Marvel Holdings Inc./Marvel Entertainment Group Inc.;
  (xiv)Investor Group/Forum Group Inc.;
  (xv)Intertape Polymer Group Inc./International Container Systems Inc.;
  (xvi)Gruma Corp/Candy's Tortilla Factory Inc.;
  (xvii)Wassall PLC/General Cable Corp.;
  (xviii)Dole Food Co. Inc./Castle & Cooke Homes, Inc.;
  (xvix)Fleet Financial Group Inc./Fleet Mortgage Group Inc.;
  (xx)LinPac Mouldings Ltd/Ropak Corp.;
  (xxi)Club Mediterranee SA/Club Med Inc.;
  (xxii)COBE Laboratories Inc./REN Corp-USA;
  (xxiii)Forum Group Inc./Forum Retirement Partners LP;
  (xxiv)Societe Commerciale de Reassurance/SCOR US Corp.;
  (xxv)Equity Holdings Ltd./Great American Management & Investments, Inc.;
  (xxvi)Novartis AG/SyStemix, Inc.;
  (xxvii)Chemed Corp./Roto-Rooter, Inc.;
  (xxviii)Electromagnetic Sciences, Inc./LXE Inc.;
  (xxix)Renco Group, Inc./WCI Steel, Inc.; and
  (xxx)Sears Roebuck & Co./MaxServ Inc.;

The analysis included a review of the pre-acquisition ownership percentage as well as the premiums paid in the transaction versus the target's stock price one day, five days, and thirty days prior to the announcement. The premiums calculated ranged from 2.6% to 120.0% for the one day period, from (8.3%) to 95.6% for the five day period, and from (12.2%) to 106.9% for the thirty day period. Average premiums of 32.3%, 35.9%, and 36.7%, respectively, were calculated. The Merger Consideration represents premiums of 35.7%, 31.0% and 53.0%, respectively, for the one, five and thirty day periods prior to the filing of the Schedule 13D on January 23, 1997 by Gold Kist.

  The summary set forth above does not purport to be a complete description of the analyses performed by SunTrust. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. SunTrust believes that its analysis must be considered in its entirety and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the SunTrust Opinion. SunTrust's fairness opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to it, as of the date of such opinion. SunTrust disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the SunTrust Opinion. SunTrust's fairness opinion relates solely to the fairness, from a financial point of view, to the cooperative members of Gold Kist.

  The Gold Kist Board of Directors selected SunTrust to act as its financial advisor on the basis of SunTrust's reputation and expertise in transactions similar to the Merger and because it is familiar with Gold Kist and its business. As part of its investment banking business, SunTrust is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. SunTrust has rendered from time to time various investment banking and financial advisory services to Gold Kist, and an affiliate of SunTrust may lend to Gold Kist a portion of the funds necessary to pay the Merger Consideration and Gold Kist's fees and expenses in connection with the Merger. See "Source of Funds for the Merger."

  With respect to SunTrust's services as financial advisor in connection with the Merger, Gold Kist has agreed to pay SunTrust a cash fee equal to $300,000. In addition, Gold Kist also agreed to reimburse SunTrust for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and to indemnify SunTrust against certain liabilities, including liabilities under federal securities laws, arising out of its engagement.

PURPOSE AND STRUCTURE OF THE MERGER; CERTAIN EFFECTS OF THE MERGER

  Gold Kist formed the Company in 1982 and subsequently sold a minority portion of the Company's Common Stock publicly, in order to obtain outside equity investments in the Company so that Gold Kist's investment in the Company would provide additional financial support for Gold Kist's cooperative operations. The Board of Directors of Gold Kist has determined that the Company is no longer needed to serve this purpose. In addition, the Board believes that the Company should be operated as a cooperative, which is consistent with Gold Kist's operating philosophy, and which would extend the advantages of a cooperative to the producers who supply the Company by allowing them to become member patrons.

  In January 1993, certain member patrons of Gold Kist filed the Windham Lawsuit, alleging that the named defendants violated their fiduciary duties by diverting corporate opportunities from Gold Kist to the Company and Carolina Golden in connection with the creation of the Company and Carolina Golden. Although the Alabama court in the Windham Lawsuit initially concluded in its Non-Final Judgment that Gold Kist should acquire all of the outstanding Common Stock held by the Minority Shareholders, the court lifted that requirement in its Final Judgment, based on requests from both the plaintiffs and defendants that the court do so. However, the Gold Kist Board of Directors included on the agenda of its regularly scheduled meeting on January 13, 1997 the question of undertaking to acquire such Common Stock. At that meeting, the Board of Directors determined that taking such action would (i) simplify Gold Kist's corporate structure by eliminating the need to consider public shareholders,
(ii) permit Gold Kist to convert the Company's operations to a cooperative which, as mentioned above, could benefit producers, and (iii) eliminate the potential conflicts of interests that might arise between Gold Kist's obligations to its member patrons and the Company's obligations to its public shareholders.

  The Merger has been structured so as to enable Gold Kist (through Agri) to acquire the entire equity interest in the Company not already owned by Gold Kist while maximizing shareholder value for the Company's Minority Shareholders. The Merger will terminate the equity interest in the Company of the Company's shareholders other than Gold Kist. Accordingly, the Company's Minority Shareholders will share in neither future earnings and growth of the Company nor the risks associated with achieving such earnings and growth following the Merger. The Merger will enable the Company's Minority Shareholders to receive a cash payment of $14.25 per share of Common Stock pursuant to a transaction which has been determined by the Special Committee and the Boards of Directors of the Company and Gold Kist as discussed above to be fair to such shareholders, or to seek dissenters' rights as described under "Dissenters' Rights." The Merger Consideration was the result of arms' length negotiations between representatives of Gold Kist and the Special Committee and their respective advisors following a proposal by Gold Kist. See "-- Opinion of the Special Committee's Financial Advisor," and "--Report of the Financial Advisor of Gold Kist." Following the Merger, Gold Kist will be the sole beneficiary of any future earnings and growth of the Company and will have the ability to benefit from any corporate opportunities that may be pursued by the Company in the future.

  Pursuant to the Merger Agreement, upon consummation of the Merger, Merger Sub will merge into the Company, with the Company being the Surviving Corporation. Each outstanding share of Common Stock (except those shares of Common Stock held by the Company as treasury shares, beneficially owned by Gold Kist or owned by shareholders who perfect their dissenters' rights under the GBCC) will be converted into the right to receive $14.25 in cash, without interest. Each outstanding share of Common Stock owned beneficially by Gold Kist or held by the Company as treasury shares will be canceled without consideration. Each outstanding share of Merger Sub common stock (all of which shares are beneficially owned by Gold Kist) will be converted into one share of common stock of the Surviving Corporation.

  Pursuant to the GBCC, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Voting Shares. Gold Kist beneficially owns 10,901,802 Voting Shares (representing approximately 75% of the Voting Shares outstanding) and has agreed to vote all of such shares in favor of the Merger Agreement, thereby assuring satisfaction of this approval requirement under the GBCC. However, pursuant to the Merger Agreement, approval also requires the affirmative vote of a majority of the outstanding

Voting Shares held by the Minority Shareholders. See "Introduction--Voting Rights; Vote Required for Approval."

  Holders of Common Stock have the right to demand appraisal of, and obtain payment for, the "fair value" of their shares by following the procedures prescribed in Article 13 of the GBCC, a copy of which is included as Exhibit B to this Proxy Statement, and which is summarized under "Dissenters' Rights" in this Proxy Statement. A shareholder's failure to take any of the steps required under Article 13 on a timely basis could result in the loss of such rights.

  Upon consummation of the Merger, each share of Common Stock, other than shares held by the Company as treasury shares, shares beneficially owned by Gold Kist and shares as to which dissenters' rights have been perfected in accordance with GBCC, will be converted into the right to receive the Merger Consideration. As a result, the present holders of the Common Stock, including officers and directors of the Company who are beneficial owners of Common Stock (but not including Gold Kist), will cease to have any ownership interest in the Company. The Company will as a result of the Merger become an indirect wholly owned subsidiary of Gold Kist. The Common Stock will be delisted from the Nasdaq Stock Market's National Market, the registration of Common Stock under the Exchange Act will terminate, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Further, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act, and will not be required to file, among other things, quarterly reports on Form 10-Q and annual reports on Form 10-K. Accordingly, substantially less information will be required to be made publicly available about the Company than is currently the case.

  Immediately after the Merger, all of the then outstanding Common Stock will be beneficially owned by Gold Kist. Accordingly, Gold Kist's indirect interest in the assets and liabilities of the Company, including the net book value and net earnings of the Company, will increase, upon effectiveness of the Merger, from 75% to 100%. See "--Purpose and Structure of the Merger; Certain Effects of the Merger" which describes certain other effects of the Merger. The Merger will be a taxable transaction to the holders of the Common Stock who receive Merger Consideration for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes. See " --Certain Federal Income Tax Consequences of the Merger."

PLANS FOR THE COMPANY AFTER THE MERGER

  Pursuant to the terms of the Merger Agreement, the Directors of Merger Sub at the Effective Time of the Merger shall be the Directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation after the Merger. See "Directors and Executive Officers of the Company, Gold Kist, Agri, Merger Sub and the Surviving Corporation--Information Concerning Directors and Executive Officers of the Surviving Corporation." The Merger Agreement also provides that the Articles of Incorporation and Bylaws of the Company shall remain as the Articles of Incorporation and Bylaws of the Surviving Corporation.

  After the Merger, Gold Kist may liquidate the Company as part of converting it into a cooperative operation. However, the Gold Kist Board of Directors has reserved the right to make its final decision about the method of converting the Company to a cooperative until after the Merger has been completed. Otherwise, Gold Kist has formulated no plans or proposals regarding activities or transactions which are to occur after the Merger that would relate to or would result in an extraordinary transaction involving the Company.

CONFLICTS OF INTEREST; CERTAIN RELATIONSHIPS

  Merger Sub was organized by Gold Kist solely for the purpose of enabling Gold Kist to acquire, pursuant to the Merger Agreement, the entire equity interest in the Company. As a result of the Merger, the current shareholders of the Company other than Gold Kist will no longer have an equity interest in the Company. See

"--Purpose and Structure of the Merger; Certain Effects of the Merger." Gold Kist is the beneficial owner of 10,901,802 shares or approximately 75% of the outstanding shares of Common Stock of the Company.

  Except for Directors Holding, Levergood, Gaston, McIntyre and Sands, and executive officers E. C. Ragans, S. L. Prince, N. R. Robinson and D. W. Mabe, all directors and executive officers of the Company served as executive officers or employees of Gold Kist during the fiscal year ended June 29, 1996. As of the date hereof, the Directors and executive officers of the Company beneficially own an aggregate of 285,989, or approximately 1.91% of the outstanding shares of Common Stock of the Company, including 110,811 shares which are issuable pursuant to currently exercisable stock options. Such Directors and executive officers of the Company will receive the Merger Consideration for the outstanding shares of Common Stock beneficially owned by such individuals, including shares issuable pursuant to currently exercisable stock options. No current Director or officer of Gold Kist owns any shares of the Company's Common Stock.

  The Board of Directors of the Company has determined that, in the event that the Merger is consummated, the Company shall pay the sum of $10,345 to each of its Directors who is not an employee of the Company, Gold Kist or any other affiliate of Gold Kist, including Messrs. H. O. Chitwood, W. W. Gaston, H. R. Holding, J. H. Levergood, J. W. McIntyre, and D. W. Sands. This amount is in lieu of the annual retainer fee of 726 shares of Common Stock that each such Director would have received at the Company's annual meeting following the end of the current fiscal year, as payment for such Director's services during the current fiscal year.

  In addition, the Merger Agreement provides that Gold Kist will continue to fulfill its obligations under certain split dollar life insurance agreements entered into with Directors Gaston, Holding, McIntyre and Sands. Each of these Directors, by virtue of such position with the Company, was entitled to and, other than Mr. Levergood, did enter into an agreement with Gold Kist pursuant to which Gold Kist has agreed to assist such person in providing death benefits for his beneficiaries. These agreements require Gold Kist to provide such assistance for each Director for a period of 15 years, and they permit Gold Kist, in its sole and absolute discretion, to continue providing such assistance after the individual is no longer serving as a Director of the Company or any other affiliate of Gold Kist. The Merger Agreement requires that Gold Kist will continue the split dollar life insurance agreement with each such Director for the originally agreed upon term of 15 years. Generally, the split dollar life insurance agreements require Gold Kist to pay certain annual life insurance premiums on behalf of the individual Director, with Gold Kist having the right to receive the amount of such premiums from the cash surrender value of or the death benefits paid pursuant to the life insurance policy.

  In the Merger Agreement, Gold Kist has agreed that all rights to indemnification arising at or prior to the Effective Time in favor of the directors or officers of the Company (including the members of the Special Committee) as provided in the Company's articles of incorporation or bylaws, as in effect on the date of the Merger Agreement, and in director and officer liability insurance currently in effect and covering officers and directors of the Company, will, for a period of six years after the Effective Time, with respect to matters occurring at or prior to the Effective Time, survive the Merger and continue in full force and effect. See "The Merger Agreement-- Covenants."

  Effective January 1991, the Company became a 51% general partner in Carolina Golden, under a general partnership agreement with AgriGolden, Inc., a wholly owned subsidiary of Gold Kist, which is the 49% partner. Carolina Golden operates a poultry processing complex located in Sumter, South Carolina for the production of value added and further processed poultry products.

  Gold Kist provides certain administrative, staff and operating functions for the Company pursuant to management services agreements with the Company and Carolina Golden which are renewable annually. Under the agreements, Gold Kist provides a broad range of corporate functions and services. The areas of service include:

   (1) accounting, auditing and financial reporting, consultation and services;
   (2) purchasing and distribution;

   (3) marketing and advertising;
   (4) poultry feed manufacturing and consultation services;
   (5) engineering services;
   (6) information systems processing and consultation;
   (7) research, quality assurance, veterinary and technical services;
   (8) corporate protection and risk management services;
   (9) real estate and corporate planning services;
  (10) human resources management;
  (11) communications and government and public relations; and
  (12) credit services.

  For such services, the Company pays to Gold Kist (a) an annual sum equal to Gold Kist's budgeted costs in providing these services, plus (b) 5.8% of the Company's earnings before income taxes assuming a Company return on assets employed ("ROAE") of more than 10%, or 3.5% of the Company's earnings before income taxes assuming a positive Company ROAE of less than 10%. The actual amount under (a) to be paid annually by the Company is adjusted by settlement at the end of each year based upon Gold Kist's actual costs in providing the services and includes the allocated portion of the salaries and benefits of Gold Kist officers and employees who also serve as Company Directors and executive officers. The incentive amounts based on earnings before income taxes have been provided for in order to fairly compensate Gold Kist for rendering services and contributing to positive Company results.

  For the fiscal year ended June 29, 1996, the payments made by the Company to Gold Kist totaled $7,713,000, which reflected payments for actual costs of $6,230,000 and incentive payments of $1,483,000. The budgeted annual cost amount for fiscal year 1997, exclusive of the incentive amounts based on earnings before income taxes, is $6,800,000.

  Additionally, the Company and Gold Kist are parties to certain other agreements as follows:

    (1) A trademark license agreement with a remaining term of six years, under which the Company is granted the non-exclusive right to Gold Kist's registered trademarks "Gold Kist Farms"(R), "Young 'n Tender"(R) and "The Chicken Worth Asking For By Name"(R), for a royalty of $5,000 per year. The Company also has the right to use certain of Gold Kist's other trademarks, including "Early Bird"(R), for a royalty of $100 per year under an agreement terminable on 30 days' notice.

    (2) A lease agreement whereby the Company leased from Gold Kist refrigerated storage space in Durham, North Carolina, on a depreciation and maintenance basis. The amount paid to Gold Kist pursuant to this agreement for the past fiscal year was $19,200.

    (3) A broker agreement whereby Gold Kist serves as broker for certain of the Company's poultry products, including further processed poultry products. The amount paid by the Company to Gold Kist pursuant to this agreement for the past fiscal year was $58,000.

    (4) An export services agreement under which Gold Kist provides certain managing, staffing and support activities required for the export of Company products into foreign markets and assists the Company with the transactional activities attendant to such export sales. The Company did not pay any amounts to Gold Kist pursuant to this agreement for the past fiscal year.

    (5) A commission and representative agreement executed between the Company and GKX, Inc., a foreign sales corporation which is a majority owned subsidiary of Gold Kist, under which GKX, Inc. serves as a commission agent for the Company in connection with the export sale of Company products into foreign countries. No amounts were paid to GKX, Inc. pursuant to this agreement for the past fiscal year. The Company owns 100% of the Class B Common Stock of GKX. Profits earned by GKX applicable to sales of Company products are paid to the Company in the form of dividends on this stock.

    (6) An agreement between the Company and AgraTrade Financing, Inc., a wholly owned subsidiary of Gold Kist, under which AgraTrade Financing, Inc. provides mortgage loans or leases to independent contractor poultry growers recommended by the Company to finance the growers' construction of poultry houses. The Company has agreed to bear up to 50% of any credit losses on these loans and leases. As of June 29, 1996, there was approximately $28.0 million in loans by the Company or leases outstanding, and there have been no credit losses on any of the loans or leases guaranteed under this Agreement, which has been in effect since October 1988.

    (7) A cooperative marketing agreement between Gold Kist and Carolina Golden under which Carolina Golden supplies a significant portion of its further processed chicken products to Gold Kist at values which approximate market and is allocated a pro rata portion of the earnings or losses, if any, realized in the cooperative marketing of such products by Gold Kist. The amount of product supplied by Carolina Golden to Gold Kist pursuant to this agreement during the past fiscal year was $127.7 million.

    (8) GK Finance Corporation, a wholly owned subsidiary of Gold Kist, provides to Carolina Golden a revolving credit facility with advances up to $15.0 million. At June 29, 1996, there were no amounts outstanding under the revolving credit facility. During the fiscal year ended June 29, 1996, Carolina Golden paid GK Finance Corporation interest on these credit facilities in the amount of $1.1 million.

    (9) In 1996, as a result of its focus on male broilers, the Company entered into an agreement with Gold Kist to exchange certain of the Company's female broilers for certain male chicks from Gold Kist. To compensate Gold Kist for certain sexing, transportation and growout related costs associated with the exchange agreement, the Company agreed to pay Gold Kist a premium of $0.0415 per chick. The Company believes the total annual premium related to such costs is expected to be approximately $1.4 million per year. In addition, as an inducement to Gold Kist to enter into the arrangement, at the end of each profitable fiscal year, the Company agreed to pay Gold Kist a rebate equal to $0.005 for each chick exchanged during that fiscal year. The Company believes such rebate is to be approximately $150,000 per year.

  It is the intention of management that all transactions with affiliated parties will be on terms no less favorable to the Company than could be obtained from unaffiliated parties, and all such transactions with affiliates have been approved by the Company's directors who are not employed by the Company or Gold Kist.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Company has received an opinion of its tax counsel, Alston & Bird LLP, a copy of which is attached hereto as Exhibit E, that the following description of the principal U.S. federal income tax consequences to shareholders of the receipt of cash for their Common Stock accurately describes in all material respects the applicable U.S. federal income tax consequences as of the date hereof (the "Tax Opinion"). The Tax Opinion is based on current law, certain assumptions set forth therein, certain representations from the Company and certain other information, data, documentation and materials. Neither this description nor the Tax Opinion is binding on the IRS and no ruling from the IRS has been sought or will be sought with respect to such tax consequences.

  As is set forth in more detail in the Tax Opinion, the receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local, foreign and other tax laws.

  In general, as stated in the Tax Opinion, a shareholder will recognize gain or loss equal to the difference between the tax basis for the Common Stock held by such shareholder and the amount of cash received in exchange therefor. Further, the Tax Opinion states that such gain or loss will be capital gain or loss if the shares of Common Stock are capital assets in the hands of the shareholder and will be a long-term capital gain or loss if the holding period for the Common Stock is more than twelve months. Long-term capital gains recognized in 1997 by shareholders who are individuals are taxable at a maximum rate of 28% (as compared with a maximum rate of 39.6% on ordinary income). Corporations generally are subject to tax at a maximum rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

  The foregoing discussion is based on current law. It should be noted, however, that legislation is pending that would reduce the applicable capital gains tax rate, effective for sales on or after May 7, 1997. There is no certainty that such legislation will be enacted or if enacted will retain such effective date. The foregoing discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders, some of whom may be subject to special rules not discussed (e.g., tax-exempt entities), and the foregoing discussion may not be applicable to shareholders who acquired their Common Stock pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the U.S. In addition, neither the Tax Opinion nor the foregoing discussion considers the effect of any applicable foreign, state, local or other tax laws.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER OR AT THE EFFECTIVE TIME. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for as a "purchase" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

CERTAIN LITIGATION

  The Company is also party to various legal and administrative proceedings, all of which management believes constitute ordinary routine litigation incident to the business conducted by the Company, or are not material in amount.

REGULATORY APPROVALS

  No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for the requirements of the GBCC in connection with shareholder approvals and consummation of the Merger, and the requirements of federal securities law.

                              THE MERGER AGREEMENT

GENERAL

  The Merger Agreement provides for the merger of Merger Sub into the Company. The Company will be the Surviving Corporation of the Merger and, as a result of the Merger, Gold Kist will beneficially own all of the Surviving Corporation's common stock. In the Merger, the shareholders of the Company, other than Gold Kist and shareholders who perfect their dissenters' rights under the GBCC, will receive the Merger Consideration described below. See "Special Factors--Purpose and Structure of the Merger; Certain Effects of the Merger."

EFFECTIVE TIME OF THE MERGER

  The Effective Time of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Georgia as required by the GBCC or at such later time as is specified in the certificate of merger. It is anticipated that the certificate of merger will be filed as promptly as practicable after approval of the Merger Agreement by the shareholders of the Company at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement. The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Exhibit A and is incorporated herein by reference.

THE SURVIVING CORPORATION

  The Merger Agreement provides that, at the Effective Time, the persons identified herein under "Directors and Executive Officers of the Company, Gold Kist, Agri, Merger Sub and the Surviving Corporation--Information Concerning Directors and Executive Officers of the Surviving Corporation" will become officers and directors of the Surviving Corporation and the Surviving Corporation will adopt as its Articles of Incorporation and bylaws the Articles of Incorporation and bylaws of the Company.

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS OF THE COMPANY

  As a result of the Merger, each outstanding share of Common Stock (except shares held by the Company as treasury stock, shares beneficially owned by Gold Kist and shares owned by shareholders who perfect their dissenters' rights under the GBCC) will be converted into the right to receive the Merger Consideration of $14.25 in cash, without interest. Each share of Common Stock owned by Gold Kist or held by the Company as treasury stock will be canceled without consideration.

  Each of the outstanding shares of common stock, no par value, of Merger Sub will automatically be converted into one share of common stock, no par value, of the Surviving Corporation.

  If the Merger is consummated, instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders as soon as practicable after the Effective Time. The Exchange Agent (as defined in the Merger Agreement), as soon as practicable following receipt from a shareholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items required by the letter of transmittal, shall pay to such shareholder the Merger Consideration. If payment is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

  SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES FOR COMMON STOCK AT THE PRESENT TIME.

  If the Merger is consummated, after the Effective Time a holder of a certificate formerly representing Common Stock shall cease to have any rights as a shareholder of the Company, and such holder's sole right will be to receive the Merger Consideration to which such holder is entitled, or in the case of a shareholder exercising dissenters' rights under Article 13 of the GBCC, the fair value of such shareholder's shares determined in accordance with the provisions of the GBCC.

  In no event will holders of Common Stock be entitled to receive any interest on the Merger Consideration to be distributed to them in connection with the Merger.

  Any funds remaining with the Exchange Agent one year following the Effective Time shall be delivered to Gold Kist within one week after the end of such one year period, without further action or request, and any holder who has not exchanged Common Stock for the Merger Consideration prior to that time shall thereafter look only to Gold Kist for payment of the Merger Consideration in respect of such holder's Common Stock. Notwithstanding the foregoing, neither Gold Kist nor the Surviving Corporation shall be liable to any holder of

Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Gold Kist free and clear of any claims or interest of any person previously entitled thereto.

  No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing Common Stock presented to the Surviving Corporation after the Effective Time will be canceled in exchange for the Merger Consideration.

OPTIONS

  The Company and Gold Kist have agreed to take all steps reasonably necessary such that, pursuant to Section 7.1 of the Company's 1988 Long-Term Incentive Plan (the "Incentive Plan"), the Company shall give written notice to the holders of all options ("Options") granted under the Incentive Plan that were outstanding on the date of the Merger Agreement that (i) such Options shall be exercisable in full on a date that is at least thirty days prior to the date on which the Effective Time is expected to occur, and (ii) that all Options that are not exercised during such thirty-day period will terminate. In addition, the written notice to each such holder shall include an offer by Gold Kist to pay for the cancellation of such holder's Options an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Option by
(b) the number of shares of Common Stock such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time, and each such Option shall thereafter be canceled.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the Company, Gold Kist, Agri and Merger Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) due incorporation, corporate existence, good standing and similar corporate matters with respect to each of the Company, Gold Kist, Agri and Merger Sub;
(b) corporate power and authority to enter into, and the valid and binding execution and delivery of, the Merger Agreement by each such party; (c) the absence of any governmental authorization, consent, or approval required to consummate the Merger, except as disclosed; (d) the Merger Agreement and the Merger not resulting in contraventions or conflicts with respect to the Articles of Incorporation or bylaws and violations of laws, regulations, judgments, injunctions, orders or decrees relating to the Company and its subsidiaries, Gold Kist, Agri or Merger Sub; (e) the accuracy of information supplied by the Company and Gold Kist included in this Proxy Statement and the
Schedule 13E-3; and (f) the absence of any investment banking, brokerage, finder's or other similar fee or commission due by or on behalf of the Company in connection with the Merger (except for fees payable to Robinson Humphrey, as described under "Special Factors").

  In the Merger Agreement, the Company has made certain additional representations and warranties to Gold Kist, Agri and Merger Sub relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) the capital structure of the Company and its subsidiaries; (b) the delivery to Gold Kist of certain documents filed by the Company with the Commission and the accuracy of the information contained in such documents; (c) the fair presentation of certain financial statements of the Company; and (d) the proper filing by the Company with the Commission of all required documents and the accuracy of the information contained in such documents.

COVENANTS

  The Company has agreed in the Merger Agreement that until consummation of the Merger the Company and its subsidiaries will conduct their businesses in the ordinary course consistent with past practice and (except for acts in connection with to the Merger) will use their best efforts to preserve their business organization and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, the Company has agreed that, without the consent of Gold Kist, the Company will not, and, in the case of clauses
(b), (c), (d) and (g) will not permit any of its subsidiaries to: (a) adopt or propose any change in its Articles of Incorporation or bylaws; (b) acquire, whether by purchase of equity securities, merger or consolidation, any other person or acquire a material amount of assets of any other person, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;
(d) agree or commit to do any of the foregoing; (e) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by outstanding options or stock appreciation rights under the Company's 1988 Long-Term Incentive Plan (the "Incentive Plan") as in effect as of the date of the Merger Agreement, or amend any of the terms of any such securities, options or rights outstanding as of the date of the Merger Agreement, except as specifically contemplated by the Merger Agreement; (f) split, combine or reclassify shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than regular quarterly dividends of not more than $.01 per share on Company Common Stock declared and paid on dates consistent with past practice), or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; and (g) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units).

  The Company has agreed to give Gold Kist and its authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries and will furnish to Gold Kist and its authorized representatives such financial and operating data and other information as Gold Kist and its authorized representatives may reasonably request and will instruct the Company's employees, counsel, financial advisors and auditors to cooperate with Gold Kist in its investigation of the business of the Company and its subsidiaries.

  Each of Gold Kist, Agri, Merger Sub and the Company have agreed to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

  Gold Kist and the Company have agreed to cooperate (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Merger and the transactions contemplated by the Merger Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with this Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

  Gold Kist and the Company have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Merger and the transactions contemplated thereby.

  Gold Kist has agreed that for six years after the Effective Time, Gold Kist will or will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date of the Merger Agreement. Gold Kist has further agreed that for such six years after the Effective Time, Gold Kist will or will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that if such coverage is not obtainable at a cost less than or equal to three times the amount per annum the Company paid in its last full fiscal year, Gold Kist will or will cause the Surviving Corporation to purchase such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date of the Merger Agreement, as may be obtained having a cost per annum not to exceed three times the amount per annum the Company paid in its last full fiscal year.

OTHER POTENTIAL BIDDERS

  The Merger Agreement provides that the Company shall, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of the Merger Agreement, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines after consultation with counsel that such action is necessary in light of its fiduciary obligations to the Company's shareholders. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company has agreed that it will not solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Gold Kist, Agri or Merger Sub) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of the Company, on the one hand, and Gold Kist, Agri and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions, among others: (a) approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding Voting Shares at the Special Meeting, which is assured because Gold Kist has agreed to vote its 75% of the Common Stock in favor of the Merger Agreement and the Merger; (b) approval and adoption of the Merger Agreement and the Merger by the majority of the Voting Shares held by the Minority Shareholders at the Special Meeting; (c) the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered prohibiting the consummation of the Merger; (d) the receipt of all other required authorizations, consents and approvals of governmental authorities;
(e) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement and required to be performed or complied with at or prior to the Effective Time by the respective parties to the Merger Agreement; (f) the material truth and correctness of all representations and warranties of the parties to the Merger Agreement; (g) the furnishing of officers' certificates as to the matters covered in clauses (e) and (f) above; and (h) Robinson-Humphrey shall have reaffirmed in writing its fairness opinion as of the date of mailing of this Proxy Statement and again at the time of the Company Shareholder Meeting and shall not have withdrawn its written fairness opinion.

  The obligations of Gold Kist, Agri and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver of certain conditions including, among others: (a) there not having occurred any material adverse change in the business, condition (financial or otherwise) or results of operations of the Company, (b) receipt of required third party and governmental consents necessary for consummation of the Merger and (c) SunTrust shall have reaffirmed in writing its fairness opinion as of the date of mailing of this Proxy Statement and again at the time of the Company Shareholder Meeting and shall not have withdrawn its written fairness opinion.

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the shareholders of the Company: (a) by mutual written consent of the Company and Gold Kist; (b) by either the Company or Gold Kist if the Merger has not been consummated by September 30, 1997; (c) by either the Company or Gold Kist, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Gold Kist or the Company from consummating the Merger is entered and becomes final and nonappealable; (d) by either the Company or Gold Kist if the Merger Agreement fails to receive the requisite vote for approval by a majority of shares held by the Minority Shareholders; or (e) by Gold Kist or the Company (acting through the Special Committee), if the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Gold Kist, Agri or Merger Sub or resolves to do any of the foregoing or the Board of Directors of the Company recommends to the shareholders of the Company any Competing Transaction or resolves to do so.

EXPENSES

  Generally, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. However, if the Merger is not consummated, all printing expenses and filing fees associated with the preparation and distribution of this Proxy Statement will be divided equally between Gold Kist and the Company.

AMENDMENTS

  The Merger Agreement may not be amended prior to the Effective Time except by action of the Company, Gold Kist, Agri and Merger Sub set forth in a written instrument signed on behalf of each of the parties; provided that any such amendment by the Company must be approved by the Board of Directors of the Company, acting on the recommendation of the Special Committee. After approval of the Merger Agreement by the shareholders of the Company at the Special Meeting and without the further approval of such shareholders, no amendment to the Merger Agreement may be made which will change (i) the Merger Consideration or (ii) any of the other terms and conditions of the Merger Agreement if such change would adversely affect the shareholders of the Company.

                              DISSENTERS' RIGHTS

  Pursuant to the provisions of Article 13 of the GBCC, if the Merger is consummated, any holder of record of Common Stock who (i) gives to the Company, prior to the vote at the Special Meeting with respect to the approval of the Merger Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger.

  A shareholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies the Company in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders.

  The written objection requirement referred to above will not be satisfied under the GBCC by merely voting against approval of the Merger Agreement by proxy or in person at the Special Meeting. Any holder of Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the Merger Agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as herein provided.

  Any written objection to the Merger Agreement satisfying the requirements discussed above must be addressed as follows: Golden Poultry Company, Inc., 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346, Attention:
Corporate Secretary.

  After the Merger is authorized at the Special Meeting, the Company will deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Common Stock who have satisfied the foregoing requirements. The Dissenters' Notice will be sent within ten days after the Effective Time and will (i) state where the demand for payment must be sent and where and when certificates for shares of Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand of payment is received, (iii) set a date by which the Company must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and
(iv) be accompanied by a copy of Article 13 of the GBCC.

  A shareholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until the consummation of the Merger. A record shareholder who does not demand payment or deposit such holder's shares certificates where required, each by the date set forth in the Dissenters' Notice, is not entitled to payment for such holder's shares under Article 13 of the GBCC.

  Except as described below, the Surviving Corporation must, within ten days of the later of the Effective Time or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount the Surviving Corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Time. Such offer of payment must be accompanied by (i) certain recent financial statements of the Company, (ii) the Surviving Corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the GBCC, and (v) a copy of
Article 13 of the GBCC. If the shareholder accepts the Surviving Corporation's offer, or is deemed to have accepted the offer by failing to respond within 30 days, payment must be made within 60 days after the later of the making of the offer or the Effective Time.

  If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, the Company must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the Surviving Corporation must send a new Dissenters' Notice and repeat the payment demand procedure described above.

  Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify the Surviving Corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the Surviving Corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) the Company, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under
Section 14-2-1327 unless such holder notifies the Surviving Corporation of such holder's demand in writing within 30 days after the Surviving Corporation makes or offers payment for such holder's shares. If the Surviving Corporation does not offer payment within ten days of the later of the Effective Time or receipt of a payment demand, then (i) the shareholder may demand the financial statements and other information required to accompany the Surviving Corporation's payment offer, and the Surviving Corporation must provide such information within ten days after receipt of the written demand, and (ii) the shareholder may notify the Surviving Corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

  If a demand for payment under Section 14-2-1327 remains unsettled, the Surviving Corporation must commence a nonjury equity valuation proceeding in the Superior Court of DeKalb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and the accrued interest. If the Surviving Corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled, the amount demanded. The Surviving Corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

  The court in an appraisal proceeding must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the Surviving Corporation, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the Surviving Corporation if the court finds the Surviving Corporation did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either the Surviving Corporation or the dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

  If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against the Surviving Corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the Effective Time, regardless of whether notice of the Merger and of the right to dissent was given by the Company or the Surviving Corporation in compliance with the Dissenters' Notice and payment offer requirements.

  The foregoing is a summary of the material rights of a dissenting shareholder of the Company but is qualified in its entirety by reference to
Article 13 of the GBCC, included as Exhibit B to this Proxy Statement. Any shareholder of the Company who intends to dissent from approval of the Merger Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to the Company's shareholders, except as indicated above or otherwise required by law.

  Any dissenting shareholder who perfects such holder's rights to be paid the fair value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors--Certain Federal Income Tax Consequences of the Merger."

                        SOURCE OF FUNDS FOR THE MERGER

  Based on the Merger Consideration of $14.25 per share of Common Stock, payable in cash without interest, the total amount of funds required to pay the Merger Consideration following the Effective Time to the holders of all outstanding shares of Common Stock on a fully diluted basis (including Common Stock beneficially owned by officers and directors of the Company) and to pay Gold Kist's related fees and expenses in connection with the Merger is
estimated to be approximately $      . Such amount will be provided out of a
combination of Gold Kist's cash balances and cash equivalents including marketable securities, and borrowings under some or all of Gold Kist's existing or committed credit facilities. Gold Kist currently has credit facilities established with two lenders, and a commitment from a third lender for a term loan, the general terms of which are as follows:

    SunTrust Bank, Atlanta. Pursuant to a Credit Agreement dated August 9, 1996, among Gold Kist, SunTrust Bank, Atlanta, as agent, and various other banks and lending institutions, Gold Kist has a commitment from such lenders for a total credit facility of $250 million. Of that amount, $125 million is a revolving line of credit that expires in August 2001, and the other $125 million is a 364-day line of credit that expires in August 1998. Gold Kist currently has $50 million available under this credit facility. The annual interest rate on borrowings under such credit facility is either a "base rate," which is the higher of the prime rate or the federal funds rate plus one-half of one percent, or a "LIBOR rate," which is LIBOR plus an applicable percentage that varies depending on Gold Kist's ratio of consolidated funded debt to total capital.

    The Prudential Insurance Company of America. Pursuant to a Note Purchase and Private Shelf Agreement dated February 11, 1997, between Gold Kist and The Prudential Insurance Company of America ("Prudential"), during the two-year period following such date Prudential may purchase from Gold Kist up to $125 million of Gold Kist's senior promissory notes. In February 1997, Gold Kist sold to Prudential $30 million of 7.60% Series A Senior Notes due February 11, 2012, and in May 1997, Gold Kist sold to Prudential $25 million of 7.94% Series B Senior Notes due May 30, 2012. At Gold Kist's request, Prudential may purchase an additional $70 million of senior notes, on terms to be agreed upon by the parties, provided that such notes will have maturity dates of 15 years or less.

    CoBank, ACB. Pursuant to a commitment letter from CoBank, ACB dated April 17, 1997, CoBank, ACB has committed to lend Gold Kist $50 million in the form of a term loan. This loan is available to Gold Kist through December 31, 1997, and the precise terms and conditions of the loan will be negotiated if and when Gold Kist determines to borrow such funds.

ESTIMATED FEES AND EXPENSES

  Estimated fees and expenses incurred or to be incurred by the Company, Gold Kist, Agri and Merger Sub in connection with the Merger are approximately as follows:

Payment of Merger Consideration(1)................................. $55,196,420
Advisory fees(2)...................................................     560,000
Legal fees and expenses(3).........................................
Accounting fees and expenses.......................................
Securities and Exchange Commission filing fee......................      11,039
Printing and mailing expenses......................................
Exchange Agent fees and expenses...................................
Proxy Solicitation fees and expenses...............................
Miscellaneous expenses.............................................      15,000
                                                                    -----------
  Total............................................................ $
                                                                    ===========

--------
(1) Includes payment for all outstanding shares of Common Stock other than those owned by Gold Kist plus payments in settlement of outstanding employee stock options in accordance with the Merger Agreement.
(2) Includes the fees and estimated expenses of Robinson-Humphrey and SunTrust.
(3) Includes the estimated fees and expenses of counsel for the Company, the Special Committee and Gold Kist.

                            BUSINESS OF THE COMPANY

THE BROILER INDUSTRY

  The broiler industry is conducted principally by integrated poultry companies. The typical domestic integrated broiler company encompasses the breeding, growing and processing of chickens and the marketing of chicken products. A broiler is a chicken raised solely for consumption rather than for egg production. Vertical integration of the industry has led to efficiencies and enhanced coordination among all stages of production and processing. Price competition has resulted in improved genetic, nutritional and processing technologies to minimize production costs. Successful broiler processors have coordinated functions to control production from breeding of the chickens through sale of the finished products.

GENERAL

  The Company is an integrated producer, processor, marketer and distributor of poultry products consisting primarily of fresh chicken cut and packaged to customer specifications. It sells processed whole chickens, chicken parts, and other value-added and further-processed poultry products to retail grocers and the commercial and institutional food service industry. The Company produces golden-skin broiler products at integrated poultry complexes to serve the Company's retail markets. The Company's retail products are marketed under the Gold Kist Farms and Young 'n Tender labels or under customer private labels and sold primarily in Florida, Georgia, California and the Mid-Atlantic, Northeastern and Midwestern United States. The Company also purchases and resells processed chicken, turkey, beef and pork products, ready-to-eat products, seafood products and dairy products.

  The Company is a 75% owned subsidiary of Gold Kist, a diversified agricultural cooperative association whose business is conducted primarily in the Southeastern United States. The executive offices of the Company are located in Atlanta, Georgia and its production and processing facilities are headquartered in Sanford, North Carolina, Douglas, Georgia, and Russellville, Alabama.

  In January 1982, Agri acquired the Douglas, Georgia, integrated broiler complex which had been owned and operated by Swift Independent Packing Company since 1958. Agri operated the complex until August 1982, at which time the Company was incorporated and began business. At that time, Agri transferred the assets and liabilities of the Douglas operations to the Company.

  In June 1986, Carolina Golden Products, Inc., owner of a North Carolina integrated poultry processing complex, was merged into the Company. Carolina Golden Products, Inc. had been a joint venture of Gold Kist and FCX, Inc., and Gold Kist acquired FCX's interest in the joint venture in January 1986.

  In May 1987, the Company acquired the perishable foods warehouse and distribution center facilities formerly operated by Don Lowe Foods, Inc., at Pompano Beach, Florida. In addition to the wholesale distribution of institutional food products sold to hotels, restaurants and retail chains, the Company distributes fresh and frozen poultry products through the Pompano Beach facility.

  In April 1989, the Company replaced its Durham, North Carolina plant with a new 76,000 square foot processing plant located on 438 acres in Sanford, North Carolina. This facility has enabled the Company to increase production, to produce a wider range of products and to expand as needs require.

  The Company commenced operations at a new integrated production complex near Russellville, Alabama, in 1990. This complex includes a hatchery, feed mill and processing plant and produces value-added poultry products primarily for the fast food industry. The Russellville complex increased the Company's processing capacity by approximately 50% and diversified the Company's operations beyond its focus on retail and institutional sales.

  In January 1991, the Company entered into a general partnership agreement with AgriGolden, Inc., a wholly owned subsidiary of Gold Kist, to form Carolina Golden. The Company is a 51% general partner in Carolina Golden (Agri being the 49% partner) which has acquired and is operating a poultry processing and further processing complex headquartered in Sumter, South Carolina. This complex includes a processing plant, feed mill, broiler farm and hatchery. It produces fresh, frozen and further processed poultry products for the fast food industry and other customers.

PRODUCTS

  The principal poultry products marketed are cut-up chickens, segregated chicken parts, whole chickens and further processed poultry products. The Company also produces deboned chicken products for sale to the retail grocery market, deboned chicken breast meat for further processing and sale by the fast food industry, and marinated, raw breaded chicken, fully cooked chicken and preformed nugget and patty products for sale to distributors, retailers and fast food customers. The Company produces a golden-skin broiler which is particularly attractive for shelf display for retail sales and meets consumer demand in the Florida, Mid-Atlantic, Northeastern and California retail grocery markets served by the Company. The Company also distributes other processed and prepared foods primarily through its Pompano Beach, Florida, distribution facility.

  The Company's products are packaged in the following forms: controlled vacuum pack ("CVP"); ice pack; frozen, fresh and further processed; and chill pack.

  Controlled Vacuum Pack Chicken. CVP production, utilized primarily by the Douglas facility, involves the vacuum sealing of bulk packaged chickens. This process enhances the shelf life of the chicken and facilitates broader geographic distribution of the products. CVP chicken is packaged primarily for retail sales and includes whole and cut-up chickens.

  Ice Pack Chicken. The Company produces and markets fresh ice pack chicken parts and deboned product for sale to distributors, retailers and the fast food industry. The Company also sells ice pack whole chickens to distributors and retailers.

  Frozen Chicken. The Company produces and markets frozen whole and cut-up chicken. Freezing extends product life and permits delivery for sales outside of the continental United States. The Company also sells frozen chicken to the military services and fast food chains.

  Chill Pack Chicken. The Company produces chill pack products at its Sanford plant. Chill pack chicken can be packaged, labeled and priced ready for the retail supermarket's fresh meat counter and is kept chilled by mechanical refrigeration from the processing plant to the store counter.

OPERATIONS AND FACILITIES

  An integrated poultry operation combines the elements necessary to produce a finished poultry product, ready for sale to supermarkets or other customers. The integrated operations proceed from the growing of breeder poultry stock for hatching egg production to the packaging and distribution of the finished poultry product.

  Breeding and Hatching. The Douglas, Sanford, Russellville and Sumter complexes contract on an incentive basis with pullet (young female chickens raised to become breeding hens) and breeder farm operators located near the Douglas, Sanford, Russellville and Sumter processing plants for the raising of poultry pullets and breeding stock. The breeding chickens lay eggs, which are then transported to the Company hatcheries in Douglas, Georgia, Siler City, North Carolina, Russellville, Alabama and Sumter, South Carolina for hatching. The Douglas hatchery has been expanded to a 49,700 square foot facility with a hatch capacity of 1,350,000 chicks per week. The Siler City hatchery has been expanded to 31,000 square feet increasing weekly hatch capacity to 870,000 chicks to accommodate operations at the Sanford processing facility. The Russellville hatchery is a 35,000 square foot facility with a fully utilized present hatch capacity of 875,000 chicks per week; the facility will be expanded in order to provide a weekly hatch capacity of 1.4 million chicks by December 1997. The Sumter hatchery has been expanded to 52,700 square feet which will facilitate a weekly hatch capacity of 1,350,000 chicks.

  Grow-out. After the eggs are hatched, the Company delivers day-old chicks from its hatcheries to approved poultry grower farms near Douglas, Sanford, Russellville and Sumter. Under incentive contracts that compensate growers for productivity, growers raise the chickens to an age of six to eight weeks, at which time they are transported to the Company processing plants. The Sanford complex has incentive contracts with approximately 150 contract growers, and the Douglas complex has incentive contracts with approximately 130 growers. The Russellville complex currently has incentive contracts with approximately 110 growers, and the Sumter complex has incentive contracts with approximately 100 growers. The Company emphasizes the importance of communications with contract growers to assure that flocks are raised in accordance with the Company's requirements and standards for live production. During the grow-out period, the Company provides feed, medication, technical services and consultation to the growers, who must satisfy Company requirements for care and production of the chickens.

  In addition to utilizing contract growers, the Company operates a broiler grow-out farm on 70 acres near Douglas in Coffee County, Georgia. The farm consists of 14 houses with a capacity of up to 420,000 chickens. The Company also operates a broiler grow-out farm for the Sanford complex in Chatham County, North Carolina, which consists of 16 houses with a capacity of up to 340,000 chickens. The Sumter complex has a 315 acre farm on which is situated 10 broiler houses with a capacity of up to 300,000 chickens. The Company farms are operated to supplement the supply of chickens for the processing plants and to provide a continuing demonstration to growers of modern grow-out facilities and procedures.

  Exchange of Broiler Chicks. In the fall of 1996, the Company's Russellville, Alabama division entered into a new supply agreement with its major customer, Keystone Foods, Inc. ("Keystone") pursuant to which, by December 1997, such division will process and debone approximately 1.2 million male broilers per week for Keystone. Prior to this agreement, the Russellville division had processed an average of 750,000 birds per week which was composed of an equal number of male and female broilers. The Company believes this substitution of approximately 600,000 male broilers for female broilers will result in an additional annual pretax profit. Because of the grow-out efficiency associated with male broilers, the production of an additional 600,000 male broilers (instead of female broilers) will result in lower live production cost on a per pound basis.

  As a result of Keystone's requirement for male broilers, the Company's Russellville, Alabama division entered into an agreement with Gold Kist's N.W. Alabama division to exchange female broiler chicks for male chicks. The Company has agreed to pay (i) a premium of $0.0415 per chick to compensate Gold Kist for the sexing, transportation and grow-out related costs associated with the exchange arrangement; and (ii), in each profitable fiscal year of the Company, an annual rebate equal to $0.005 per chick exchanged. The Company believes the total annual premium to be approximately $1.4 million for 31.0 million chicks and the rebate amount is estimated to be approximately $150,000. The components of the premium will be monitored and periodically adjusted to reflect actual operating and growout experience.

  Feed Mills. Poultry feed for broiler production at the Company's Douglas and Sanford grow-out farms and contract grower farms is manufactured at the Company's feed mills in Ambrose, Georgia, located 9 miles from the Douglas facility, and in Bonlee, North Carolina, 15 miles from the Sanford facility. The feed mill in Ambrose provides a capacity of 12,000 tons of feed per week for the Douglas operations; the feed mill in Bonlee has a capacity of 5,500 tons per week. The Company's feed mill in Pride, Alabama, serving the Russellville complex, has a capacity of 7,200 tons of feed per week. It is located approximately 28 miles from the Russellville facility. The Sumter complex feed mill serves the Company's grow-out farm and the complex's contract growers. It has a capacity of 6,500 tons per week. Feed ingredients for feed formulation are delivered by rail service to the feed mills, and formulated feed is delivered by the Company to the contract growers and the Company's farms by truck. Combined with Gold Kist's purchasing power and expertise, Company-owned feed mills give the Company significant advantages in quality and cost control.

  Processing. Upon the completion of the grow-out period, the six to eight-week old broilers are delivered on live-haul trucks to the Company's processing plants in Sanford, Douglas, Russellville and Sumter. The Company either performs or contracts for the catching of the chickens, and conducts its own live-haul transportation, using Company employees and Company-owned or leased vehicles and equipment.

  Processing is conducted at the Sanford, Douglas, Russellville and Sumter plants. The Douglas processing plant has live bird holding facilities, a service center for rolling stock, and offal and waste water pre-treatment facilities. The processing facility has controlled vacuum packaging capability. The current processing weekly capacity is approximately 1.3 million broilers and the facility size is 130,000 square feet.

  The Douglas facility has three picking lines and three eviscerating lines; two processing shifts are run daily. The plant has cold storage holding capacity sufficient to accommodate two or three days' production. As with the other complexes, products are moved from storage on a first-in, first-out basis to ensure freshness.

  The Sanford plant consists of a 76,000 square foot processing facility, offal and complete waste water treatment facilities, a live bird holding shed, and a service center for rolling stock. The facility has the packaging capacity for over-wrapped tray packed items and whole birds. Tray packed parts and whole birds can be chill-packed and weighed, prepriced and labeled to the customer's order.

  The Sanford facility utilizes two picking lines, two eviscerating lines, and two separate chilling systems; two processing shifts are run daily. The processing facilities at Sanford have a capacity of 850,000 chickens per week.

  The facilities at the Russellville processing complex include a 110,000 square foot processing plant with wastewater treatment facilities, live bird holding facilities, and a service center for rolling stock. The processing facilities at Russellville have a capacity of 850,000 chickens per week. This facility includes deboning production and other further processing capability and utilizes two picking lines, two eviscerating lines, and two daily processing shifts. It is being expanded to provide a weekly processing capacity of 1.4 million chicks by December 1997.

  The Sumter complex has live bird holding facilities, wastewater treatment facilities, and a service center for rolling stock. The 435,000 square foot processing plant, with further processing capability, has a production capacity of 1.4 million chickens per week on two shifts, utilizing four eviscerating lines and two picking lines.

  In July 1996, the Company completed an acquisition of a poultry processing complex headquartered in Siler City, North Carolina. The complex consists of a 60,000 square foot processing plant with a processing capacity of 630,000 chickens per week on two shifts. The facilities also include a feed mill in Staley, North Carolina with a capacity of 4,000 tons of feed per week for the Siler City operations, and a 35,520 square foot hatchery in Staley, North Carolina with a weekly hatch capacity of 635,000 chicks. Products processed at the Siler City complex include whole chickens and chicken parts, deboned and further processed chicken products.

  Distribution. Finished poultry products are shipped directly to customers or through the Company's Pompano Beach, Florida and Durham, North Carolina distribution centers. The Pompano Beach distribution center is a 32,000 square foot refrigerated warehouse facility constructed specifically for the handling of perishable foods and is used for distribution to Florida customers. The 5,000 square foot Durham facility is used by the Company for local sales and distribution in Durham and eastern North Carolina.

  Contract carriers transport Company products from the Sanford, Douglas, Russellville and Sumter complexes to the distribution centers and customers. other products brokered or purchased and resold by the Company (such as processed turkey, beef and pork products, ready-to-eat products, seafood and dairy products) are also distributed from the Pompano Beach facility.

MARKETING AND SALES

  The primary markets served by the Company include the retail grocery market, the institutional and commercial food market and the frozen food market. The addition of the Russellville and Sumter operations has enabled the Company to expand its market in serving the fast food industry.

  Marketing and sales of the Company's fresh products are conducted primarily on a decentralized basis by Company management and sales personnel at the Douglas, Russellville, Sanford and Sumter complexes. Each complex has a sales manager and sales representatives to coordinate marketing and distribution efforts and to provide customer service. The Company uses local television, radio and newspaper advertising, coupon promotion, point of purchase material and other marketing techniques to develop brand recognition for the Gold Kist Farms and Young 'n Tender labels. The Company also uses independent brokers to sell its frozen chicken products.

  Products from Douglas are marketed principally to the Publix supermarket chain which has more than 400 stores located throughout Florida, Georgia and South Carolina. Douglas sells chicken to Publix in the form of whole, cut-up and packaged chicken and marinated and deboned chicken parts. In fiscal 1994, 1995 and 1996, net sales to Publix accounted for 22%, 20% and 19%, respectively, of the Company's net sales. Loss of Publix as a customer would adversely affect the Company if these revenues were not replaced by comparable sales to other customers. The remainder of the Douglas production is sold to a variety of domestic purchasers primarily in Florida and California and some customers in the export markets in the Far East and Caribbean. Some of these products are marketed under the Early Bird label. The Gold Kist Farms, Young 'n Tender and Early Bird marks are registered trademarks licensed by Gold Kist to the Company on a royalty basis under nonexclusive license agreements.

  In fiscal 1994, 1995, and 1996, sales to Gold Kist represented approximately 21%, 20% and 21%, respectively, of the Company's net sales, principally pursuant to a marketing agreement between Gold Kist and Carolina Golden under which the Sumter complex supplies a significant portion of its further processed chicken products to Gold Kist at values which approximate market for cooperative marketing.

  Products from Sanford are marketed to retail and wholesale markets in North Carolina, the Mid-Atlantic, and the Midwestern and Northeastern United States and to export markets. Sanford sells ice pack and chill pack whole chicken cut-up chicken and value-added packaged products. In addition, it produces tray-packed items and other specialized chicken products popular in the retail food market. These products are sold primarily under customers' private labels although Sanford sells some products under the Gold Kist Farms and Young 'n Tender labels.

  The Sanford and Douglas complexes provide each other back-up production capacity. This capability helps to address conditions of seasonal or peak market demands and possible production problems encountered by the complexes.

  The Company's Russellville, Alabama complex is currently producing chicken product for the fast food market, primarily deboned white meat products from male chickens. The other Russellville production is sold in the retail, institutional and export markets.

  The Sumter complex produces fresh, frozen and further processed poultry products for the fast food industry and retail grocery and institutional customers primarily in the Southeastern United States. Products include skinless and skin-on cut-up chicken, marinated breaded and partially or fully cooked chicken products. Further processed products produced at the Sumter Complex are marketed pursuant to a marketing agreement with Gold Kist.

  Poultry prices and demand have historically been seasonal, with demand for poultry declining in winter months. Management believes that the Company's strong position in the Florida market reduces the impact of this seasonality, particularly for the Douglas complex. Because of the large influx of people into Florida during the winter months, the winter demand for poultry products increases even though per capita demand decreases as it does elsewhere in the country.

COMPETITION

  The Company markets its products in competition with larger poultry producers and smaller companies on the basis of service, quality and price. The principal competitive factors for the retail and grocery market are quality of product and timely service. Brand name recognition is also a factor. The principal competitive factors in the fast food industry are customized product form and size, quality and timely service.

  The Company's premium golden-skin poultry products with the attractive shelf display characteristic of the product enhance retail sales due to regional customer preferences in the Florida, Mid-Atlantic, Northeastern and California markets. The Company's value-added product line provides the ability to deliver poultry products responsive to purchasers' special orders. Moreover, the Company's live-production performance, technologically advanced facilities and its feed ingredient and other input purchasing expertise (through its relationship with Gold Kist) facilitate flexibility and responsiveness in serving its customers.

  The Company also competes with other poultry processors for contract growers to grow pullets and breeding stock and to raise broiler chickens for processing.

ADMINISTRATIVE SERVICES AGREEMENT

  Gold Kist provides certain administrative, staff and operating functions for the Company pursuant to management services agreements which are renewable annually. Under the agreements, Gold Kist provides a broad range of corporate functions and services. The area of service include:

  (1) accounting, auditing and financial reporting, consultation and services;

  (2)  purchasing and distribution;

  (3)  marketing and advertising;

  (4)  poultry feed manufacturing and consultation services;

  (5)  engineering services;

  (6)  information systems processing and consultation;

  (7)  research, quality assurance, veterinary and technical services;

  (8)  corporate protection and risk management services;

  (9)  real estate and corporate planning services;

  (10) human resources management;

  (11) communications and government and public relations; and

  (12)credit services.

  The Company pays to Gold Kist (a) a negotiated annual sum equal to Gold Kist's costs in providing these services, plus (b) 5.8% of the Company's earnings before income taxes assuming a Company return on assets employed ("ROAE") of more than 10%, or 3.5% of the Company's earnings before income taxes assuming a positive Company ROAE of less than 10%.

ENVIRONMENTAL AND REGULATORY MATTERS

  The Company's facilities and operations are subject to the regulatory jurisdiction of various federal and state agencies, including the Federal Food and Drug Administration, United States Department of Agriculture, Environmental Protection Agency, Occupational Safety and Health Administration, and corresponding state agencies. Management does not know of any material capital expenditures that will be necessary to comply with current statutes and regulations. Compliance has not had a material adverse effect upon the Company's earnings or competitive position in the past, and it is not anticipated to have a material adverse effect in the future.

HUMAN RESOURCES

  As of December 28, 1996, the Company employed approximately 1,595 employees at its Sanford complex, which includes 686 employees at the Company's Siler City, North Carolina Plant, 1,292 employees at its Douglas complex, 1,080 employees at its Russellville complex, 33 employees at its Pompano Beach distribution center, 18 employees at its Durham distribution center, approximately 2,359 employees in its Sumter complex, and approximately 6,377 employees in all of its operations. None of the operations are unionized.

PROPERTIES

  Facilities used in the Company's business are described in "Business of the Company--Operations and Facilities." The Company believes that its current facilities are adequate and suitable for their respective uses. The Company owns all of its operating facilities, except for the Durham distribution facility leased from Gold Kist, and the Russellville, Alabama feed mill site which is leased from the Industrial Development Board of Colbert County, Alabama. There are no material encumbrances on the Company's facilities except for a mortgage deed on the Pompano Beach distribution facility with a $1.014 million balance at March 1, 1997. See Note 3 of "Notes to Consolidated Financial Statements."

           SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

  The following table sets forth selected historical financial information for the Company and its subsidiaries as of and for the nine months ended March 30, 1996 and March 29, 1997 and as of and for each of the prior five fiscal years in the period ended June 29, 1996. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related Notes included elsewhere in this Proxy Statement. The interim unaudited information for the Company and its subsidiaries for the nine months ended March 30, 1996 and March 29, 1997 reflect, in the opinion of management of the Company, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information provided for such interim periods. The results of operations of such interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                                              FOR NINE MONTHS
                                     FOR FISCAL YEARS ENDED                        ENDED
                          ------------------------------------------------  --------------------
                          JUNE 27,  JUNE 26,  JUNE 25,  JULY 1,   JUNE 29,  MARCH 30,  MARCH 29,
                            1992      1993      1994      1995      1996      1996       1997
                          --------  --------  --------  --------  --------  ---------  ---------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statements
 of Operations Data:
  Net sales.............  $336,806  $388,330  $447,139  $505,975  $600,237  $441,362   $546,835
  Cost of sales.........   330,759   363,407   427,607   486,064   552,184   410,085    517,546
                          --------  --------  --------  --------  --------  --------   --------
  Gross profit..........     6,047    24,923    19,532    19,911    48,053    31,277     29,289
  Selling,
   administrative and
   general expenses.....    13,120    15,272    16,122    16,687    20,999    15,294     16,210
                          --------  --------  --------  --------  --------  --------   --------
  Operating income
   (loss)...............    (7,073)    9,651     3,410     3,224    27,054    15,983     13,079
                          --------  --------  --------  --------  --------  --------   --------
  Other (expense)
   income:
  Interest expense......    (2,273)   (2,366)   (1,311)   (1,703)   (1,459)   (1,131)      (892)
  Interest income.......         6        74        67        12         7         7          1
  Miscellaneous, net....       767     1,044       299       381       208       180         90
                          --------  --------  --------  --------  --------  --------   --------
                            (1,500)   (1,248)     (945)   (1,310)   (1,244)     (944)      (801)
                          --------  --------  --------  --------  --------  --------   --------
  Earnings (loss) before
   minority interest,
   income taxes, and
   cumulative effect of
   change in accounting
   principle............    (8,573)    8,403     2,465     1,914    25,810    15,039     12,278
  Minority interest in
   partnership
   (earnings) loss......     5,751     4,102     3,259     1,965      (243)    1,133       (950)
                          --------  --------  --------  --------  --------  --------   --------
  Earnings (loss) before
   income taxes and
   cumulative effect of
   change in accounting
   principle............    (2,822)   12,505     5,724     3,879    25,567    16,172     11,328
  Income tax expense
   (benefit)............    (1,044)    4,642     1,676     1,132     9,526     6,130      4,165
                          --------  --------  --------  --------  --------  --------   --------
  Earnings (loss) before
   cumulative effect of
   change in accounting
   principle............    (1,778)    7,863     4,048     2,747    16,041    10,042      7,163
  Cumulative effect of
   change in accounting
   principle, net of
   income tax benefit of
   $748(A)..............    (1,517)       --        --        --        --        --         --
                          --------  --------  --------  --------  --------  --------   --------
  Net earnings (loss)...  $ (3,295) $  7,863  $  4,048  $  2,747  $ 16,041  $ 10,042   $  7,163
                          ========  ========  ========  ========  ========  ========   ========
  Net earnings (loss)
   per share:
  Earnings (loss) before
   cumulative effect of
   change in accounting
   principle............  $   (.12) $    .53  $    .27  $    .19  $   1.10  $    .69   $    .49
  Cumulative effect of
   change in accounting
   principle............  $   (.10) $     --  $     --  $     --  $     --  $     --   $     --
  Net earnings (loss)...  $   (.22) $    .53  $    .27  $    .19  $   1.10  $    .69   $    .49
Cash dividends per
 share..................  $   .033  $   .034  $   .037  $    .04  $    .04  $    .03   $    .03

-------
(A) In fiscal 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                                                 AS OF
                         ------------------------------------------------------
                         JUNE 27, JUNE 26, JUNE 25, JULY 1,  JUNE 29, MARCH 29,
                           1992     1993     1994     1995     1996     1997
                         -------- -------- -------- -------- -------- ---------
Consolidated Balance
 Sheet Data:
  Total assets.......... $143,922 $141,435 $154,500 $155,604 $163,979 $208,733
  Property, plant and
   equipment, net.......   93,856   82,407   87,591   79,573   73,738  105,982
  Working capital.......   22,718   31,599   24,824   32,938   44,535   49,483
  Long-term debt........    8,823    7,648   13,462   12,425    4,840   31,266
  Long -term debt,
   payable to Gold Kist.   25,000   20,000       --       --       --       --
  Other liabilities.....    2,664    2,473    3,720    4,509    5,495    5,496
  Shareholders' equity..   77,928   85,308   88,220   88,886  104,357  111,753

Information herein has been adjusted to reflect two one-for-ten stock dividends paid in February 1993 and February 1994.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  Profitability in the broiler industry is primarily related to consumer demand for chicken and market prices for feed grains, a major component of production costs. The industry, like other agricultural businesses that sell and purchase perishable commodities, is cyclical and especially sensitive to supply and demand market forces. Supply and demand, in turn, vary greatly with changing weather conditions, supply and pricing of alternative products, changes in export markets, government policy and industry production capacity.

  The Company's profitability, consistent with other broiler companies, is substantially affected by market prices for broiler products and feed grains. Broiler and feed grain prices historically have fluctuated, sometimes in opposite directions. As part of its feed ingredient purchasing strategy, the Company has attempted to limit the effects and risk of fluctuations in feed ingredient costs through commodity trading transactions in the agricultural commodity futures and options markets as market conditions dictate. (See note l(c) of Notes to Consolidated Financial Statements.) Feed grain costs represent approximately fifty percent of total broiler production costs. Other production costs include hatching egg production, hatching, grow-out, transportation, feed manufacturing and processing costs, which are positively influenced by efficient cost control procedures and management practices.

  In 1992, market prices for corn and soybean meal, principally feed grains, increased as supplies came more in balance with world demand. Exports to the Commonwealth of Independent States contributed to this increase. During fiscal 1993, market prices for corn declined about 5% due to the record 1992 corn harvest. As a result of the Midwestern floods in 1993, market prices for corn and soybeans for fiscal 1994 increased 21% and 9%, respectively. Due to increased production of U.S. feed grains in 1994, feed ingredient costs declined in fiscal 1995. Average cash market prices for corn and soybean meal increased 59% and 30%, respectively, during 1996 as compared to 1995 due to the weather reduced 1995 harvest and strong export demand.

  Broiler market prices remained at low levels throughout most of fiscal 1992 due to the economic recession affecting the United States, the decline in poultry exports and excess industry supply. As the United States economy improved in 1992 and early 1993, market prices for broilers for fiscal 1993 increased approximately 5% as a result of increased consumer demand for poultry products. In fiscal 1994, broiler market prices increased approximately 6% as a result of the improvement in the domestic economy and the increases in poultry exports. During fiscal 1995, broiler market prices declined approximately 5% due primarily to the large supply of competing meats, such as beef and pork, and the continuation of poultry industry expansion. During 1996, average broiler market prices increased approximately 10% as compared to 1995 as a result of hot, dry weather conditions that lowered meat production in the summer of 1995, as well as lower than expected poultry industry expansion and favorable export markets.

RESULTS OF OPERATIONS

                                       PERCENTAGE RELATIONSHIP TO NET SALES
                                   ----------------------------------------------
                                                                FOR NINE MONTHS
                                    FOR FISCAL YEARS ENDED           ENDED
                                   -------------------------- -------------------
                                   JUNE 25, JULY 1,  JUNE 29, MARCH 30, MARCH 29,
                                     1994    1995      1996     1996      1997
                                   -------- -------  -------- --------- ---------
Net sales........................   100.00% 100.00%   100.00%  100.00%   100.00%
Cost of sales....................    95.63   96.06     91.99    92.91     94.64
                                    ------  ------    ------   ------    ------
Gross profit.....................     4.37    3.94      8.01     7.09      5.36
Selling, administrative and
 general expenses................     3.61    3.30      3.50     3.47      2.97
                                    ------  ------    ------   ------    ------
Operating income.................      .76     .64      4.51     3.62      2.39
                                    ------  ------    ------   ------    ------
Other (expense) income:
  Interest expense...............     (.28)   (.34)     (.24)    (.26)     (.16)
  Miscellaneous..................      .07     .08       .03      .04       .02
                                    ------  ------    ------   ------    ------
Earnings before minority interest
 and income taxes................      .55     .38      4.30     3.40      2.25
Minority interest in partnership
 (earnings) loss.................      .73     .39      (.04)     .26      (.18)
                                    ------  ------    ------   ------    ------
Earnings before income taxes.....     1.28     .77      4.26     3.66      2.07
Income tax expense...............      .37     .23      1.59     1.39       .76
                                    ------  ------    ------   ------    ------
Net earnings.....................      .91%    .54%     2.67%    2.27%     1.31%
                                    ======  ======    ======   ======    ======

FISCAL 1996 COMPARED TO FISCAL 1995

  Net Sales. Net sales for 1996 were $600.2 million, an increase of approximately 19% from net sales of $506.0 million for 1995. Of the increase in net sales, 10% resulted from an increase in average selling prices and 9% from an increase in pounds of broiler products marketed. The Company sold approximately 884.5 million pounds of broiler products in 1996 as compared to
813.4 million pounds in 1995. The increase in pounds of broilers marketed was due to changes in product mix requiring larger broilers for the production of deboned products. Broiler market prices strengthened in 1996 as a result of lower than expected U.S. broiler production and strong export demand.

  Consolidated net sales include the net sales of Carolina Golden, a consolidated partnership, which had net sales of $167.7 million and $136.9 million, respectively, for fiscal 1996 and 1995. Net sales of Carolina Golden include $127.7 million in net sales of further-processed poultry products to Gold Kist. These further-processed products are resold under a joint marketing agreement whereby similar products produced by Gold Kist and Carolina Golden are marketed by Gold Kist. The Company's perishable food distribution facility in South Florida had net sales of $33.6 million and $31.7 million, respectively, for fiscal 1996 and 1995.

  Cost of Sales. Fiscal 1996 cost of sales decreased to 91.99% of net sales from 96.06% of net sales in fiscal 1995. The decrease in the percentage relationship was primarily the result of the increase in average selling prices, which was partially offset by higher feed ingredient costs. Although cash commodity prices for feed grains, such as corn and soybean meal increased 59% and 30%, respectively, from a year ago, the Company's forward purchasing and hedging strategies resulted in an 8% increase in feed ingredient costs for fiscal 1996. Improvements in processing efficiency also contributed to the decline in the percentage relationship. Fiscal 1996 cost of sales included $32.6 million associated with the perishable food distribution facility in South Florida as compared to $30.6 million for 1995.

  Selling, administrative and general expenses. Selling, administrative and general expenses for fiscal 1996 were $21.0 million or 3.50% of net sales as compared to $16.7 million or 3.30% of net sales in fiscal 1995. The increase in the percentage relationship was due primarily to increased incentive compensation expense related to the improvement in net earnings.

  Interest and other income. Fiscal 1996 interest expense of $1.5 million decreased $244,000 as compared to fiscal 1995 as a result of lower average borrowings. The Company recorded capitalized construction period interest credits of $72,000 and $93,000, respectively, during fiscal 1996 and 1995.

  Minority interest in partnership (earnings) loss. Minority interest in partnership earnings of $243,000 for fiscal 1996 represents Gold Kist's 49% pro rata share of Carolina Golden's earnings. For 1995, Gold Kist's pro rata share of Carolina Golden's loss was $2.0 million. (See note l(a) of Notes to Consolidated Financial Statements.) Carolina Golden had earnings of $497,000 for 1996 as compared to a loss of $4.0 million in 1995. Earnings for 1996 resulted from improved performance in further processing operations and higher average selling prices.

  Earnings before income taxes. Fiscal 1996 earnings before income taxes of $25.6 million compares to $3.9 million for 1995. The increase in earnings before income taxes was due to higher average selling prices and improvements in plant operations. These factors were partially offset by increased feed ingredient costs.

  Income tax expense. The Company's effective tax rate was 37.3% for 1996 as compared to 29.2% for 1995. The increase in the effective rate was due to the expiration of targeted jobs credits and the increase in the federal statutory income tax rate for 1996 to 35%. The federal statutory rate for 1995 was 34%.

FISCAL 1995 COMPARED TO FISCAL 1994

  The Company's accounting cycle resulted in 53 weeks of operations in fiscal 1995 and 52 weeks in fiscal 1994.

  Net sales. Net sales of $506.0 million increased approximately 13% from $447.1 million in fiscal 1994. The increase in consolidated net sales resulted from a 16% increase in pounds of broiler products sold, which was partially offset by a 3% decrease in average selling prices. The increase in pounds processed and marketed was primarily the result of an expansion program completed in the prior fiscal year. Broiler market prices declined during fiscal 1995 as a result of increased supplies of competing meats and increased U.S. broiler production.

  Consolidated net sales include the net sales of Carolina Golden, a consolidated partnership, which had net sales of $136.9 million and $109.9 million, respectively, for fiscal 1995 and 1994. Net sales of Carolina Golden include $102.1 million in net sales of further-processed and fresh poultry products to Gold Kist. The Company's perishable food distribution facility in South Florida had net sales of $31.7 million and $25.2 million, respectively, for fiscal 1995 and 1994.

  Cost of Sales. Fiscal 1995 cost of sales increased to 96.06% of net sales from 95.63% of net sales in fiscal 1994. The increase in the percentage relationship was primarily the result of the decline in average selling prices, which was partially offset by lower feed ingredient costs and lower processing costs on a per pound basis. Feed ingredient costs for fiscal 1995 declined about 8% as compared to fiscal 1994. Fiscal 1995 cost of sales included $30.6 million associated with the perishable food distribution facility in South Florida as compared to $24.2 million for 1994.

  Selling, administrative and general expenses. Selling, administrative and general expenses for fiscal 1995 were $16.7 million or 3.30% of net sales as compared to $16.1 million or 3.61% of net sales in fiscal 1994. The decline in the percentage relationship reflected the impact of the increase in sales volume.

  Interest and other income. Fiscal 1995 interest expense of $1.7 million increased $392,000 as compared to fiscal 1994 due to higher interest rates and lower capitalized construction period interest credits. The Company recorded capitalized construction period interest credits of $93,000 during fiscal 1995 as compared to $226,000 for fiscal 1994.

  Minority interest in partnership loss. Minority interest in partnership loss of approximately $2.0 million and $3.3 million for fiscal 1995 and 1994, respectively, represents Gold Kist's 49% pro rata share of Carolina

Golden's loss. (See note l(a) of Notes to Consolidated Financial Statements.) The decline in partnership loss resulted from improved operating performance in further-processing operations, which was partially offset by weak broiler market prices in fresh poultry operations.

  Earnings before income taxes. Fiscal 1995 earnings before income taxes of $3.9 million compares to $5.7 million for fiscal 1994. The decline in earnings before income taxes reflects the decrease in average selling prices, which was partially offset by lower feed ingredient prices.

  Income tax expense. The Company's effective tax rate was 29.2% for 1995 as compared to 29.3% for 1994. The effective rates for 1995 and 1994 reflected the impact of targeted jobs credits. The federal statutory rate was 34% for 1995 and 1994.

NINE MONTHS ENDED MARCH 29, 1997 COMPARED TO NINE MONTHS ENDED
MARCH 30, 1996

  Net sales. Net sales for the nine months ending March 29, 1997 increased 23.9% as compared to the comparable period a year ago, due primarily to a 19.1% increase in pounds of poultry products sold and a 4.2% increase in average selling prices. For the nine months ended March 29, 1997, broiler market prices increased as compared to the same period a year ago as a result of strong demand, particularly in the export markets, and the lower rate of growth in the poultry industry. The increase in broiler pounds sold was due to the Siler City acquisition in July 1996 and changes in product mix. For the nine months ended March 29, 1997, the Company sold approximately 783.1 million pounds of broiler products as compared to 657.3 million in the comparable period a year ago.

  Consolidated net sales include the net sales of Carolina Golden, a consolidated partnership, which had net sales of $149.2 million for the nine months ended March 29, 1997 as compared to $123.4 million for the comparable period a year ago. The Company's food distribution facility in South Florida had net sales of $26.9 million for the nine months ended March 29, 1997 as compared to $25.2 million for the same period last fiscal year.

  Cost of sales. Cost of sales, as a percentage of net sales, for the nine months ended March 29, 1997 was 94.6% as compared to 92.9% for the comparable period a year ago. The increase in the percentage relationship was primarily the result of the increase in feed ingredient costs. The 19.1% increase in pounds sold during the current nine month period contributed to the dollar increase in cost of sales. For the nine months ended March 29, 1997, feed ingredient costs were approximately 28.5% higher than in the comparable period a year ago. The increase in the percentage relationship was partially offset by the increase in average selling prices.

  Although the Company's feed ingredient costs for the nine months ended March 29, 1997 remained at significantly higher levels than the same period last year, cash market prices for feed grains declined substantially during the nine months ended March 29, 1997 as a result of the large 1996 U.S. grain harvest.

  Selling, administrative, and general expenses. Selling, administrative and general expenses, as a percentage of net sales, were 3.0% for the nine months ended March 29, 1997 as compared to 3.5% for the comparable period last fiscal year. The decrease in the percentage relationship was primarily the result of the growth in net sales.

  Interest and other Income. Interest expense for the nine months ended March 29, 1997 was $892,000 as compared to $1.1 million in the comparable period a year ago. The interest decrease was due primarily to the Company's recording of capitalized construction period instant credits of $663,000 during the nine-months ended March 29, 1997, while no such credits were recorded during the comparable period a year ago.

  Minority interest in partnership (gain) loss. Minority interest in partnership gain of $950,000 for the nine months ended March 29, 1997 represents Gold Kist's 49% pro rata share of the Carolina Golden's gain. For the comparable period last fiscal year, Gold Kist's pro rata share of the loss was $1.1 million. Earnings for the nine months ended March 29, 1997 resulted from improved performance in further-processing operations and higher average selling prices.

  Earnings before income taxes. The Company had earnings before income taxes of $11.3 million for the nine months ended March 29, 1997 as compared to $16.2 million for the comparable period last fiscal year. The decline in earnings before income taxes was due to increased feed ingredient costs and was partially offset by higher average selling prices.

  Income Tax Expense. The Company's combined federal and state income tax rate was 36.8% for the nine months ended March 29, 1997 as compared to 37.9% for the same period a year ago.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity is dependent upon cash flows from operations and the ability to obtain additional financing from external sources and Gold Kist. The Company has a $20.0 million revolving credit and term loan facility with a commercial bank. The revolver extends until 1998, when the outstanding borrowings may be converted to a term loan payable over five years. In addition, the Company has a $15.0 million short-term credit facility with Gold Kist. In August 1996, the Company established a new $25.0 million revolving credit facility with a commercial bank.

  At March 29, 1997, working capital, the current ratio, and shareholders' equity were $49.5 million, 2.01 to 1 and $111.8 million, respectively, as compared to $44.5 million, 2.14 to 1 and $104.4 million, respectively, at June 29, 1996. The Company's ratio of long-term debt to total capitalization was 21.9% at March 29, 1997 as compared to 4.4% at June 29, 1996. The Company has revolving credit facilities with two commercial banks totaling $45.0 million, of which $27.0 million was outstanding at March 29, 1997. Also, the Company has a $15.0 million short-term credit facility with Gold Kist of which $6.4 million was outstanding at March 29, 1997.

  Net cash provided by operating activities of $6.7 million for the nine months ended March 29, 1997 resulted from net earnings adjusted for noncash charges. Increased trade accounts receivable and inventories at March 29, 1997 as compared to June 29, 1996 resulted from the acquisition of the Siler City, N.C. operation in July 1996 and the impact of increased feed grain prices on field inventories. Uses of cash for the nine months ended March 29, 1997 included $39.3 million in expenditures for property, plant and equipment.

  Covenants under the terms of industrial development bonds and the revolving credit and term loan agreement require the Company to maintain certain financial ratios and minimum levels of working capital and tangible net worth (see note 3 of Notes to Consolidated Financial Statements). Additional provisions impose restrictions on future borrowings and investments. Under the industrial development bond covenants, the Company must maintain net earnings, plus depreciation expense, equal to or greater than 170% of the total of the current portion of long-term debt. The revolving credit and term loan agreement covenants require the Company to maintain a 1.5 to 1 ratio of earnings before interest and taxes to interest expense on a rolling eight quarter basis.

  Effective July 23, 1993, the Company and Gold Kist contributed $24.0 million of partnership equity to Carolina Golden in the same proportion as their respective ownership percentages. The Company's equity contribution of $12.2 million represented conversion of existing short-term financing provided to Carolina Golden. Gold Kist's equity contribution of $11.8 million to the partnership was used to repay long-term debt owed to Gold Kist. In January 1995, the Company and Gold Kist contributed $6.0 million of partnership equity in the same proportion as their respective ownership percentages.

  During fiscal 1994, 1995 and 1996, the Company's cash used in investment activities principally involved capital expenditures to construct, expand and improve broiler production, processing and distribution facilities. The sources of cash for these expenditures were cash flows generated from operating activities, long-term borrowings and additional partnership equity. During fiscal 1996, net cash provided by operations was used to repay borrowings and purchase property, plant and equipment.

  Fiscal 1994 capital expenditures of $21.7 million included a major expansion of the processing plant at the Douglas, Georgia complex and an additional fresh processing line at the Sumter, South Carolina facility. The completion of the two projects increased the Company's processing capacity to 4.3 million broilers per week. During fiscal 1996, the Company processed an average of 3.9 million broilers per week. Fiscal 1995 and 1996 expenditures of $9.0 million and $12.6 million, respectively, included additional further processing capabilities at the Sumter complex and general improvements to existing production facilities. In July 1996, the Company acquired poultry production facilities at Siler City, North Carolina for approximately $11.0 million. The complex, which includes a hatchery, feed mill and processing plant, is capable of processing 630,000 broilers per week. In addition to the Siler City, North Carolina purchase, the Company anticipates fiscal 1997 capital expenditures for replacements and upgrading to existing operations, as well as the construction of additional processing capacity at its Russellville, Alabama facility.

  Approximately 19% of the Company's net sales in fiscal 1996 and the recent nine months were to one customer, a major retail grocery chain. Management is unable to predict with any degree of certainty what effect the loss of this major customer would have on future results of operations and liquidity. However, the loss of the customer would, in the opinion of management, adversely affect results of operations if sales from the customer were not replaced by comparable sales to other customers.

  Management believes existing cash, amounts available under existing credit arrangements, and expected cash to be provided from operations will be sufficient to maintain cash flows adequate for the Company's growth and operational objectives during fiscal 1998.

SUBSEQUENT EVENTS

  The Company believes that feed ingredient costs at levels in excess of market prices during the quarter ending September 27, 1997, will likely result in a substantial net loss to the Company during such quarter. The increase in feed ingredient costs and the resultant impact on net earnings is primarily attributable to the Company's forward purchasing and hedging strategies.

FUTURE ACCOUNTING REQUIREMENTS

  In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") was issued. SFAS 123 encourages companies to adopt a fair value based method of accounting for stock-based compensation plans in place of the intrinsic value based method provided for by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Companies which continue to apply the provisions of APB 25 must make pro forma disclosures in the notes to their financial statements of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company plans to adopt SFAS 123 in fiscal year 1997 on a pro forma disclosure basis.

  In February 1997, Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128") was issued. SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 128 is effective for financial statements for periods ending after December 15, 1997. The Company does not believe that the adoption of SFAS 128 would have a significant impact on the Company's financial statements.

EFFECTS OF INFLATION

  The major factors affecting the Company's net sales and cost of sales are changes in market prices for broilers and feed ingredients such as grains and soybeans. The prices of these commodities are based on world market conditions and are highly sensitive to supply and demand forces, as well as political and economic events. The fluctuations in price of these commodities do not necessarily correlate with the general inflation rate.

                      MARKET PRICES FOR THE COMMON STOCK

  The Company's Common Stock is listed and traded on the Nasdaq National Market under the symbol "CHIK." The following table sets forth the high and low bid price per share of Common Stock, as reported by the Nasdaq National Market for the fiscal periods indicated:

   PERIOD
   ------
                                                                    HIGH   LOW
   FISCAL 1995                                                     ------ ------
   First Quarter.................................................  $ 7.75 $ 5.63
   Second Quarter................................................    7.25   5.56
   Third Quarter.................................................    7.25   5.50
   Fourth Quarter................................................    6.50   5.75
   FISCAL 1996
   First Quarter.................................................  $ 6.68 $ 5.75
   Second Quarter................................................    9.00   6.13
   Third Quarter.................................................   12.25   8.25
   Fourth Quarter................................................   11.25   8.50
   FISCAL 1997
   First Quarter.................................................  $12.25 $ 9.00
   Second Quarter................................................   11.38   9.13
   Third Quarter.................................................   12.88  10.50
   Fourth Quarter................................................   11.75  14.25

  On January 22, 1997, the date before the public announcement that Gold Kist and the Special Committee were beginning merger discussions, the high and low bid prices per share for the Common Stock were $11.25 and $10.50, respectively.

  On April 10, 1997, the date before the public announcement of the agreement in principle as to the Merger price of $14.25 per share, the high and low bid prices per share for the Common Stock were $12.75 and $12.75, respectively.

  On          , 1997, the most recent practicable date before the printing of this Proxy Statement, the high and low bid prices per share for the Common
Stock were $     and $     , respectively, and          shares of Common Stock
were issued and outstanding among       record holders.

  HOLDERS OF COMMON STOCK ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

                                   DIVIDENDS

  The Company has paid cash dividends since January 1986. Prior to 1986, the Company did not declare or pay any cash dividends. During the past two fiscal years and current interim periods, the Company has paid quarterly cash dividends per share, as follows:

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   First Quarter................................................. $.01 $.01 $.01
   Second Quarter................................................  .01  .01  .01
   Third Quarter.................................................  .01  .01  .01
   Fourth Quarter................................................  .01  .01  .01

         CERTAIN INFORMATION CONCERNING GOLD KIST, AGRI AND MERGER SUB

GOLD KIST

  Gold Kist is a diversified agricultural cooperative association whose business is conducted primarily in the Southeastern United States. Gold Kist serves approximately 30,000 active farmer members and other cooperative associations in both marketing products and commodities and purchasing supplies and equipment. Gold Kist also conducts broiler and pork production operations, providing both marketing and purchasing services to producers. Gold Kist also purchases or manufactures feed, seed, fertilizers, pesticides, animal health products and other farm supply items for sale at wholesale and retail. Additionally, Gold Kist is engaged in the processing, storage and marketing of cotton, serves as a contract procurement agent for, and stores, farm commodities such as soybeans and grain, and is a partner in a major peanut processing and marketing business and in a pecan processing and marketing business.

  As of the date of this Proxy Statement, the Directors and officers of Gold Kist are as set forth under "Directors and Executive Officers of the Company, Gold Kist, Agri, Merger Sub and the Surviving Corporation--Information Concerning Directors and Executive Officers of Gold Kist, Agri and Merger Sub." The Directors of Gold Kist have approved the Merger Agreement.

AGRI

  Gold Kist owns all of the issued and outstanding capital stock of Agri, which is the record holder of 10,901,802 shares of Common Stock of the Company and the owner of all of the issued and outstanding capital stock of Merger Sub. As of the date of this Proxy Statement, the Directors and officers of Agri are as set forth under the "Directors and Executive Officers of the Company, Gold Kist, Agri, Merger Sub and the Surviving Corporation-- Information Concerning Directors and Executive Officers of Gold Kist, Agri and Merger Sub." The Directors of Agri have approved the Merger Agreement.

MERGER SUB

  Merger Sub, a wholly owned subsidiary of Agri, is a Georgia corporation organized for the sole purpose of effectuating the merger. As of the date of this Proxy Statement, the Directors and officers of Merger Sub are as set forth under "Directors and Executive Officers of the Company, Gold Kist, Agri, Merger Sub and the Surviving Corporations--Information Concerning Directors and Executive Officers of Gold Kist, Agri and Merger Sub." The Directors and sole shareholder of Merger Sub have approved the Merger Agreement. Until the consummation of the Merger, it is not anticipated that Merger Sub will have any significant assets or liabilities (other than those arising under the Merger Agreement or in connection with the Merger and the transactions contemplated thereby) or engage in any activities other than those incident to its formation and capitalization and the Merger.

GENERAL

  The business address of Gold Kist, Agri and Merger Sub is 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. The telephone number of Gold Kist, Agri and Merger Sub is (770) 393-5000.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY,
           GOLD KIST, AGRI, MERGER SUB AND THE SURVIVING CORPORATION

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The Board of Directors of the Company is divided into three classes, with the terms of office of each Class ending in successive years. At the present time, there are three directors in Class I, four directors in Class II and four directors in Class III.

  The following table sets forth the name of each director and a description of his positions and offices with the Company, if any; a brief description of his principal occupation and business experience during at least the last five years; certain directorships presently held by him in companies other than the Company; and certain other information including his age. Unless otherwise indicated, the address of each director and executive officer of the Company, Gold Kist and Merger Sub is that of the Company at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. Each person listed below is a citizen of the United States.

                               CLASS I DIRECTORS
                       TERM EXPIRING ANNUAL MEETING 1999

                                                                    YEAR FIRST
                                                                     ELECTED
   NAME                       INFORMATION ABOUT DIRECTOR             DIRECTOR
   ----                       --------------------------            ----------
 P. J. Gibbons...... Mr. Gibbons has been Vice President--Finance      1982
                     for Gold Kist since 1978. He is 59.
 J. L. Stewart...... Mr. Stewart is Vice President--Marketing for      1986
                     the Gold Kist Poultry Group, a position he
                     has held since 1981. He is 56.
 H. R. Holding...... Mr. Holding served as Vice Chairman of the        1993
                     Board--Finance Administration for BellSouth
                     Corporation, Atlanta, Georgia, from March
                     1991 until his retirement in August 1993. He
                     previously served as Vice President and
                     Senior Financial Officer of BellSouth
                     Corporation from May 1987 until January 1988
                     and as Executive Vice President--Chief
                     Financial Officer of BellSouth Corporation
                     from January 1988 until March 1991. Mr.
                     Holding serves as Trustee of the Emerald
                     Mutual Funds. He is 62.

                              CLASS II DIRECTORS
                       TERM EXPIRING ANNUAL MEETING 1997

                                                                     YEAR FIRST
                                                                      ELECTED
   NAME                        INFORMATION ABOUT DIRECTOR             DIRECTOR
   ----                        --------------------------            ----------
 H. O. Chitwood..... Mr. Chitwood is Chief Executive Officer-           1982
                     Retired of Gold Kist. He previously served as
                     Chairman of the Board of Directors of the
                     Company from October 1992 until October 1995.
                     He served as Vice Chairman of the Board of
                     Directors from 1986 until his election as
                     Chairman. In addition, he served as Chief
                     Executive Officer of Gold Kist from October
                     1991 until October 1995. Mr. Chitwood served
                     as Chief Executive Officer of the Company
                     from 1986 until 1988 and as President from
                     1982 to 1986. He also served as Executive
                     Vice President and Chief Operating Officer of
                     Gold Kist from 1989 to October 1991, as
                     Executive Vice President of Gold Kist from
                     1988 until 1989, and as Executive Vice
                     President, Gold Kist Poultry Group, from 1984
                     until 1988. He is 66.

                                                                     YEAR FIRST
                                                                      ELECTED
   NAME                        INFORMATION ABOUT DIRECTOR             DIRECTOR
   ----                        --------------------------            ----------
 G. O. Coan......... Mr. Coan is Vice Chairman of the Board of          1982(1)
                     Directors of the Company. He is also Chief
                     Executive Officer of Gold Kist, a position he
                     has held since October 1995. He previously
                     served as President and Chief Operating
                     Officer of Gold Kist from October 1991 until
                     his election as Chief Executive Officer.
                     Previously he served as Executive Vice
                     President of Gold Kist from 1990 to October
                     1991. He also served as President of Golden
                     Peanut Company, a peanut procurement,
                     processing and marketing company
                     headquartered in Atlanta, Georgia, from 1986
                     until 1990. Mr. Coan is a Director of the
                     Archer Daniels Midland Company. He is 60.
 K. N. Whitmire..... Mr. Whitmire is Chief Executive Officer of         1986
                     the Company, a position he has held since
                     1988 and has served as a Director of the
                     Company since 1986. He is also Group Vice
                     President of the Gold Kist Poultry Group. He
                     previously served as Vice President--
                     Operations of the Gold Kist Poultry Group
                     from 1981 until 1988. He is 58.
 J. H. Levergood.... Mr. Levergood is currently President,              1987
                     Broadband Communications Group of Scientific-
                     Atlanta, Inc., in Atlanta, Georgia, a
                     worldwide supplier of communications
                     products, defense systems and test
                     instruments for industrial,
                     telecommunications, and government
                     applications. He was previously a
                     telecommunications consultant in Atlanta,
                     Georgia and served from 1989 to 1990 as
                     President of Dowden Communications, a
                     telecommunications consulting firm in
                     Atlanta, Georgia. From 1983 to 1989, Mr.
                     Levergood was President and Chief Operating
                     Officer of Scientific-Atlanta, Inc. He is a
                     Director of the Electronic Industry
                     Association Communication Group and Special
                     Audiences, Inc. He also serves as a Senior
                     Member of the Society of Cable Television
                     Engineers. He is 62.

                              CLASS III DIRECTORS
                       TERM EXPIRING ANNUAL MEETING 1998

                                                                     YEAR FIRST
                                                                      ELECTED
   NAME                        INFORMATION ABOUT DIRECTOR             DIRECTOR
   ----                        --------------------------            ----------
 W. W. Gaston....... Mr. Gaston is Chief Executive Officer-Retired      1982
                     of Gold Kist. Previously Mr. Gaston served as
                     Chief Executive Officer of Gold Kist from
                     1984 to 1988, as President of Gold Kist from
                     1978 to 1984, as Chairman of the Gold Kist
                     Management Executive Committee from 1978 to
                     1988, and as a Member of the Gold Kist
                     Management Executive Committee until his
                     retirement in 1989. Mr. Gaston is Chairman of
                     the Boards of Directors of Cotton States
                     Mutual Insurance Company and Cotton States
                     Life and Health Insurance Company. Mr. Gaston
                     is also a member of the Advisory Council of
                     SunTrust Banks of Georgia, Inc. He is 70.

--------
(1) Mr. Coan served as a Director from 1982 to 1986 and was reelected as Director in 1991.

                                                                     YEAR FIRST
                                                                      ELECTED
   NAME                        INFORMATION ABOUT DIRECTOR             DIRECTOR
   ----                        --------------------------            ----------
 J. W. McIntyre..... Mr. McIntyre served as Chairman of the Board       1991
                     of The Citizens and Southern National Bank
                     from 1986 until his retirement in December
                     1991. He previously served as President of
                     The Citizens and Southern National Bank, as
                     Vice Chairman of the Board of The Citizens
                     and Southern Corporation and as Chairman of
                     the Board and Chief Executive Officer of The
                     Citizens and Southern Georgia Corporation.
                     Mr. McIntyre serves as a Trustee of the
                     Global Health Sciences Fund, Gables
                     Residential Trust, and Invesco Mutual Funds.
                     He is 66.
 D. W. Sands........ Mr. Sands has been Chief Executive Officer         1982
                     Emeritus of Gold Kist since October 1991.
                     Previously, Mr. Sands served as President and
                     Chief Executive Officer of Gold Kist from
                     1988 until his retirement in October 1991.
                     From 1984 through 1988, Mr. Sands served as
                     President and Chief Operating Officer of Gold
                     Kist. He is 69.
 J. Bekkers......... Mr. Bekkers has been Chairman of the Board of      1995
                     Directors of the Company since October 1995.
                     He previously served as Vice President of the
                     Company, having been elected to that office
                     in July 1995. He is also President and Chief
                     Operating Officer of Gold Kist, having been
                     elected to that office in October 1995. He
                     previously served as Executive Vice President
                     of Gold Kist from October 1994 until his
                     election as President. Mr. Bekkers served as
                     the Division Manager of the Gold Kist
                     Northeast Alabama Poultry Division from May
                     1988 until October 1994. He is a Director of
                     Farm Credit Leasing Corporation. He is 51.

                    OTHER EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth the name of each executive officer of the Company not described above and a description of his positions and offices with the Company; a brief description of his business experience during at least the last five years; and certain other information including his age.

        NAME                         INFORMATION ABOUT OFFICER
        ----                         -------------------------
 E. C. Ragans....... Mr. Ragans has been Division President since October 1988 and Chief Operating Officer of the Company since June
                     1988. From June 1988 until October 1996, Mr. Ragans also
                     served as President of the Company. From 1982 until 1988,
                     he served as Division manager of the Gold Kist West
                     Georgia Poultry Division. He is 50.
 N. R. Robinson..... Mr. Robinson has served as Division President of the
                     Company since October 1996. From 1990 until October 1996,
                     Mr. Robinson served as Vice President of the Company and
                     was Division Manager of the Russellville, Alabama,
                     operations of the Company prior thereto. Mr. Robinson
                     previously served as Assistant Division Manager of the
                     Gold Kist Northeast Alabama Poultry Division from 1988
                     until 1989, and as Field Operations Manager of the Gold
                     Kist Northeast Georgia Poultry Division from 1983 until
                     1988. He is 57.
 S. L. Prince....... Mr. Prince has served as Division President of the
                     Company since October 1996. From January 1995 until
                     October 1996, Mr. Prince served as Vice President of the
                     Company. Mr. Prince previously served as Division Sales
                     Manager for the Company's Russellville complex from
                     December 1990 until January 1995, and as a sales
                     representative for the Gold Kist West Georgia Poultry
                     Division from August 1987 until December 1990. He is 38.

        NAME                         INFORMATION ABOUT OFFICER
        ----                         -------------------------
 D. W. Mabe......... Mr. Mabe has served as President of Carolina Golden since
                     January 1991. From June 1988 until election to his
                     current position, he served as Division Manager of the
                     Gold Kist West Georgia Poultry Division. Mr. Mabe was
                     Processing Plant Manager for the Gold Kist West Georgia
                     Poultry Division prior to his assignment as Division
                     Manager. He is 43.
 J. L. Lawing....... Mr. Lawing has served as Secretary of the Company since
                     August 1982 and as General Counsel and Vice President
                     since 1990. Prior thereto, Mr. Lawing served as Vice
                     President--Law and Corporate Secretary of Gold Kist from
                     1976 until 1990. He is 59.
 L. C. Thomas, Jr. . Mr. Thomas has served as Treasurer and Chief Financial
                     Officer of the Company since June 1986 and as manager of
                     Financial Reporting for Gold Kist since June 1983. He is
                     43.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
OF GOLD KIST, AGRI AND MERGER SUB

  Set forth below is the name of each Director and executive officer of Gold Kist and Merger Sub and, unless disclosed elsewhere in this Proxy Statement, the present principal occupation or employment of each such person and a brief description of his principal occupation and business experience during at least the last five years. Each person listed below is a citizen of the United States.

  The Directors of Gold Kist are elected on a district representation basis. The districts are redrawn from time to time by the Board of Directors, under provisions of the By-Laws of Gold Kist, to provide for equitable representation of members in the territory served by Gold Kist. During the past five years, each of the Directors has owned and managed substantial farming operations, producing such agricultural products as peanuts, cotton, soybeans, corn, other grains, peaches, vegetable crops, cattle, poultry and dairy products. While the size of products produced on, and personnel employed at, each of the Director's farms varies, each Director's business activities have been related primarily to small agribusiness enterprises. There are no family relationships among any of the Directors and executive officers.

  The Directors of Gold Kist are:

                                                                         TERM
        NAME                    INFORMATION ABOUT DIRECTOR              EXPIRES
        ----                    --------------------------              -------
 W. P. Smith, Jr. .. Mr. Smith has served as Chairman of the Board of    1998
                     Directors since October 1995 and has served as a
                     Director representing District 1 since 1973.
 H. A. Daniel ,      Mr. Daniel has served as a Director representing    1998
  Jr. .............. District 2 since 1995.
 F. K. Norris, Jr. . Mr. Norris has served as a Director representing    1997
                     District 3 since 1977.
 J. E. Brady, Jr. .. Mr. Brady has served as a Director representing     1999
                     District 4 since 1984.
 W. K. Whitehead.... Mr. Whitehead has served as a Director              1999
                     representing District 5 since 1993.
 D. Smalley......... Mr. Smalley has served as a Director                1999
                     representing District 6 since 1985.
 A. J. Nally........ Mr. Nally has served as a Director representing     1997
                     District 7 since 1991.
 M. M. Davis........ Mr. Davis has served as a Director representing     1997
                     District 8 since 1994.
 P. Ogletree, Jr. .. Mr. Ogletree has served as a Director               1998
                     representing District 9 since 1977.

  The following table sets forth the name of each executive officer of Gold Kist and a description of his positions and offices with Gold Kist and certain other information including his age. Unless otherwise set forth below, each of the following executive officers has been an officer or employee of Gold Kist during the past five years.

  The executive officers of Gold Kist are:

        NAME                         INFORMATION ABOUT OFFICER
        ----                         -------------------------
 G. O. Coan......... Mr. Coan has served as Chief Executive Officer and
                     Chairman of the Management Executive Committee of Gold
                     Kist since 1995. Mr. Coan is also Vice Chairman of the
                     Board of Directors of the Company. He previously served
                     as President and Chief Operating Officer of Gold Kist
                     from October 1991 until his election as Chief Executive
                     Officer. Previously he served as Executive Vice President
                     of Gold Kist from 1990 to October 1991. He also served as
                     President of Golden Peanut Company, a peanut procurement,
                     processing and marketing company headquartered in
                     Atlanta, Georgia, from 1986 until 1990. Mr. Coan is a
                     Director of the Archer Daniels Midland Company. He is 60.
 J. Bekkers......... Mr. Bekkers has served as President and Chief Operating
                     Officer of Gold Kist since 1995. Mr. Bekkers has also
                     served as Chairman of the Board of Directors of the
                     Company since October 1995. He previously served as Vice
                     President of the Company, having been elected to that
                     office in July 1995. He previously served as Executive
                     Vice President of Gold Kist from October 1994 until his
                     election as President. Mr. Bekkers served as the Division
                     Manager of the Gold Kist Northeast Alabama Poultry
                     Division from May 1988 until October 1994. He is a
                     Director of Farm Credit Leasing Corporation. He is 51.
 M. A. Stimpert..... Mr. Stimpert has served as Senior Vice President,
                     Planning and Administration since 1996. For five months
                     prior thereto, Mr. Stimpert served as Vice President of
                     Gold Kist. For ten years prior thereto, Mr. Stimpert
                     served as Executive Vice President of Golden Peanut
                     Company, a peanut processing and marketing company
                     headquartered in Atlanta, Georgia. He is 52.
 K. N. Whitmire..... Mr. Whitmire has served as Group Vice President, Poultry
                     Group since 1988. Mr. Whitmire is also Chief Executive
                     Officer of the Company, a position he has held since 1988
                     and has served as a Director of the Company since 1986.
                     He is also Group Vice President of the Gold Kist Poultry
                     Group. He previously served as Vice President--Operations
                     of the Gold Kist Poultry Group from 1981 until 1988. He
                     is 58.
 J. L. Lawing....... Mr. Lawing has served as the General Counsel, Vice
                     President and Secretary of Gold Kist since 1976. He is
                     59.
 P. J. Gibbons...... Mr. Gibbons has served as Vice President-Finance for Gold
                     Kist since 1978. He is 60.
 P. G. Brower....... Mr. Brower has served as Vice President, Communications since 1978. He is 57.
 W. A. Epperson..... Mr. Epperson has served as Vice President of Human
                     Resources since 1978. He is 60.
 J. L. Stewart...... Mr. Stewart has served as Vice President, Marketing of the Poultry Group since 1981. He is 56.
 J. K. McLaughlin... Mr. McLaughlin has served as Vice President, Pet Food and
                     Animal Products Division since 1984. He is 58.
 A. C. Merritt...... Mr. Merritt has served as Vice President, Fertilizer and
                     Chemical Division since 1983. He is 50.
 S. C. Rogers....... Mr. Rogers has served as Vice President, AgriServices
                     Division since 1990. He is 50.
 M. F. Thrailkill... Mr. Thrailkill has served as Vice President, Information
                     Services since 1992. He is 48.
 S. O. West......... Mr. West has served as Treasurer since 1983. He is 50.
 W. F. Pohl, Jr. ... Mr. Pohl has served as Controller since 1982. He is 46.

  The current Directors of Agri are G. O. Coan, Chairman, J. Bekkers, P. G. Brower, P. J. Gibbons, M. A. Stimpert and K. N. Whitmire. The current executive officers of Agri are J. Bekkers, President, J. L. Lawing, Secretary and P. J. Gibbons, Treasurer. Each of such Directors and officers are currently Directors and/or officers of the Company and/or Gold Kist. Certain biographical information regarding Messrs. Coan, Bekkers. Brower, Gibbons, Stimpert and Whitmire is set forth under "--Information Concerning Directors and Executive Officers of the Company" and "--Information Concerning Directors and Executive Officers of the Gold Kist, Agri and Merger Sub."

  The current Directors of Merger Sub are J. Bekkers, Chairman, G. O. Coan and
K. N. Whitmire. The current executive officers of Merger Sub are J. Bekkers, President, G. O. Coan, Vice President, J. L. Lawing, Secretary and S. O. West, Treasurer. Each of such Directors and officers are currently Directors and/or officers of the Company and/or Gold Kist. Certain biographical information regarding Messrs. Bekkers, Coan, Whitmire, Lawing and West is set forth under "--Information Concerning Directors and Executive Officers of the Company" and "--Information Concerning Directors and Executive Officers of Gold Kist, Agri and Merger Sub."

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
OF THE SURVIVING CORPORATION

  In accordance with the terms of the Merger Agreement, the Directors of the Surviving Corporation are to be the current directors of Merger Sub. The executive officers of the Company will continue to serve as executive officers of the Surviving Corporation.

                       SECURITY OWNERSHIP OF THE COMPANY

  The following table sets forth information as of March 31, 1997, with respect to the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, each Director, the Company's Chief Executive Officer, its other four most highly compensated executive officers whose salary and bonus for the fiscal year ended June 29, 1996, exceeded $100,000 and all of the Company's Directors and executive officers as a group:

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL   PERCENT
NAME OF BENEFICIAL OWNER                              OWNERSHIP(1)(2)  OF CLASS
------------------------                             ----------------- --------
Gold Kist Inc.......................................    10,901,802(3)      75%
H. O. Chitwood......................................        71,798          *
W. W. Gaston........................................        44,126          *
H. R. Holding.......................................         3,278          *
J. H. Levergood.....................................         6,563          *
D. W. Mabe..........................................         9,762          *
J. W. McIntyre......................................         9,680          *
S. L. Prince........................................         1,869          *
E. C. Ragans........................................        26,343          *
N. R. Robinson......................................         5,095          *
D. W. Sands.........................................       102,325          *
Directors and executive officers as a Group (17
 persons)...........................................       285,989       1.91%

--------
(1) Information relating to beneficial ownership of Common Stock by persons set forth in this table is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Commission under Section 13(d) of the Exchange Act. Persons set forth in this table possessed sole voting and investment power with respect to all shares set forth by their names.
(2) Includes those shares shown below as to which the following persons have a right to acquire upon the exercise of options which are presently exercisable or will become exercisable within 60 days after March 31, 1997: (i) Mr. Chitwood--52,396 shares; Mr. Prince--1,869 shares; Mr. Ragans--18,478 shares; Mr. Robinson--4,793 shares; Mr. Sands--33,275 shares; and (ii) all Directors and executive officers as a group--110,811 shares.
(3) Gold Kist's shares are owned through its wholly owned subsidiary Agri. Gold Kist exercises sole voting and investment power with respect to all 10,901,802 shares.
 * Less than one percent.

                 PURCHASES OF COMMON STOCK BY CERTAIN PERSONS

  The following table sets forth certain information concerning purchases of Common Stock since June 26, 1994 by the Company, Gold Kist or its subsidiaries, and by Directors and executive officers of the Company:

                                      NUMBER OF  PRICE
                                       SHARES     PER        WHERE AND HOW
            NAME               DATE   PURCHASED  SHARE    TRANSACTION EFFECTED
            ----             -------- --------- -------- ----------------------
Agri........................  12/8/94   27,443  $ 5.75   Nasdaq National Market
                             12/23/96   20,303   13.00            (1)
                               1/2/97   62,358   13.00            (1)
                               1/3/97  100,469   13.00            (1)
                               1/6/97   56,038   13.00            (1)
                               1/7/97      847   13.00            (1)
                               1/8/97   48,552   13.00            (1)
                               1/9/97   10,828   13.00            (1)
J. Bekkers..................   2/9/95   10,000    6.00   Nasdaq National Market
                               1/9/97      375    6.00            (2)
G. O. Coan..................   1/8/97    6,050    4.8554          (2)
                               1/8/97    7,865    5.8810          (2)
                               1/8/97    5,900    6.4772          (2)
                               1/8/97    1,788    6.50            (2)
                               1/8/97      750    6.00            (2)
W. W. Gaston................   2/3/95    3,000    6.25   Nasdaq National Market
                               5/2/95    2,600    6.375  Nasdaq National Market
                               1/3/97   12,100    8.2145          (2)
P. J. Gibbons...............   1/2/97    1,210    8.2145          (2)
                               1/2/97      605    6.0954          (2)
                               1/2/97      907    4.8554          (2)
                               1/2/97      909    5.8810          (2)
                               1/2/97      682    6.4772          (2)
                               1/2/97      206    6.50            (2)
                               1/2/97      103    6.00            (2)
Golden Poultry Company,
 Inc. ......................  1/19/95   43,090    6.00   Nasdaq National Market
                               2/2/95   15,000    6.00   Nasdaq National Market
                               3/8/95   33,300    6.25   Nasdaq National Market
                              3/10/95   55,700    6.375  Nasdaq National Market
                              4/12/95  100,000    6.10   Nasdaq National Market
                              5/19/96   10,000    8.9375 Nasdaq National Market
J. L. Lawing................   1/2/97    1,210    8.2145          (2)
                               1/2/97      605    6.0954          (2)
                               1/2/97      907    4.8554          (2)
                               1/2/97      909    5.8810          (2)
                               1/2/97      682    6.4772          (2)
                               1/2/97      206    6.50            (2)
                               1/2/97      103    6.00            (2)

                                     NUMBER OF  PRICE
                                      SHARES     PER         WHERE AND HOW
            NAME              DATE   PURCHASED  SHARE     TRANSACTION EFFECTED
            ----             ------- --------- -------- ------------------------
J. L. Stewart...............  1/3/97   4,840   $ 8.2145           (2)
                              1/3/97   2,420     6.0954           (2)
                              1/3/97   3,630     4.8554           (2)
                              1/3/97   4,235     5.8810           (2)
                              1/3/97   3,177     6.4772           (2)
                              1/3/97     962     6.50             (2)
                              1/3/97     481     6.00             (2)
L. C. Thomas, Jr. .......... 4/14/97   1,210     8.2415           (2)
                             4/14/97     605     6.0954           (2)
                             4/14/97     907     4.8554           (2)
                             4/14/97     909     5.8881           (2)
                             4/14/97     682     6.4772           (2)
                             4/14/97     206     6.50             (2)
                             4/14/97     103     6.00             (2)
K. N. Whitmire..............  1/6/97   6,050     8.2145           (2)
                              1/6/97   3,630     6.0954           (2)
                              1/6/97   4,840     4.8554           (2)
                              1/6/97   5,445     5.8810           (2)
                              1/6/97   4,085     6.4772           (2)
                              1/6/97   1,238     6.50             (2)
                              1/6/97     500     6.00             (2)

--------
(1) Acquisition of Common Stock from Directors and officers of Gold Kist per the Final Judgment and Decree in the Windham Lawsuit. See "Special Factors--Background of the Merger."
(2) Acquisition through the exercise of employee stock options granted pursuant to the Company's Incentive Plan. See "The Merger Agreement-- Options."

                         TRANSACTION OF OTHER BUSINESS

  The Board of Directors knows of no other matters which may be presented at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                             INDEPENDENT AUDITORS

  The consolidated financial statements of the Company as of July 1, 1995 and June 29, 1996, and for years ended June 25, 1994, July 1, 1995 and June 29, 1996, included herein have been audited by KPMG Peat Marwick LLP, independent auditors, as indicated in their report with respect thereto.

                             SHAREHOLDER PROPOSALS

  If the Merger is not consummated for any reason, proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or prior to
               , to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Shareholders should mail any proposals by certified mail, return receipt requested.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 000-14960) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended June 29, 1996;

  2.   The Company's Current Report on Form 8-K dated July 8, 1996; and

  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 28, 1996, December 28, 1996 and March 29, 1997.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO THE COMPANY, FROM GOLDEN POULTRY COMPANY, INC., 244 PERIMETER CENTER PARKWAY, N.E., ATLANTA, GEORGIA 30346, ATTENTION: CORPORATE SECRETARY, TELEPHONE: (770) 393-5000. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL
MEETING, REQUESTS MUST BE RECEIVED BY AUGUST    , 1997.

                                          By order of the Board of Directors,

                                          Jack L. Lawing,
                                          Secretary

Atlanta, Georgia
July     , 1997

  PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNAUDITED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of March 29, 1997 and June 29, 1996......
  Consolidated Statements of Operations for the three months and nine months ended March 29, 1997 and March 30, 1996.........................
  Consolidated Statements of Cash Flows for the nine months ended March
   29, 1997 and March 30, 1996 ...........................................
  Notes to Consolidated Financial Statements..............................
AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................
  Consolidated Balance Sheets as of July 1, 1995 and June 29, 1996........
  Consolidated Statements of Operations for the years ended June 25, 1994,
   July 1, 1995 and
   June 29, 1996..........................................................
  Consolidated Statements of Shareholders' Equity for the years ended June
   25, 1994, July 1, 1995 and June 29, 1996...............................
  Consolidated Statements of Cash Flows for the years ended June 25, 1994,
   July 1, 1995 and
   June 29, 1996..........................................................
  Notes to Consolidated Financial Statements..............................

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Golden Poultry Company, Inc.:

  We have audited the accompanying consolidated balance sheets of Golden Poultry Company, Inc. and subsidiary as of July 1, 1995 and June 29, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Poultry Company, Inc. and subsidiary as of July 1, 1995 and June 29, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 29, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia
August 2, 1996

                          GOLDEN POULTRY COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                     JULY 1, 1995 JUNE 29, 1996
                                                     ------------ -------------
                                    ASSETS
Current assets:
 Cash and cash equivalents..........................   $  2,720        2,599
 Trade accounts receivable less allowance for
  doubtful accounts of $264
  in 1995 and $31 in 1996...........................     21,632       23,654
 Inventories (note 1(c))............................     46,781       54,903
 Other..............................................      1,635        2,468
                                                       --------      -------
  Total current assets..............................     72,768       83,624
                                                       --------      -------
Property, plant and equipment, net (notes 1(d) and
 3).................................................     79,573       73,738
 Other assets.......................................      3,263        6,617
                                                       --------      -------
                                                       $155,604      163,979
                                                       ========      =======
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt (note 3).........   $  1,036          585
 Short-term borrowings from Gold Kist (notes 3 and
 7).................................................      9,221          --
 Accounts payable...................................     19,325       26,292
 Due to Gold Kist (note 7)..........................      5,075        1,207
 Income taxes payable (note 2)......................        485        2,705
 Accrued compensation and related expenses..........      4,688        8,300
                                                       --------      -------
  Total current liabilities.........................     39,830       39,089
                                                       --------      -------
Long-term debt, excluding current portion (note 3)..     12,425        4,840
Other liabilities (note 6)..........................      4,509        5,495
                                                       --------      -------
  Total liabilities.................................     56,764       49,424
                                                       --------      -------
Minority interest in consolidated partnership.......      9,954       10,198
Shareholders' equity (note 4):
 Preferred stock, $1.00 par value. Authorized 1,000
  shares; no shares issued..........................        --           --
 Common stock, no stated par value. Authorized
  20,000 shares;
  issued 14,866 shares at July 1, 1995 and 14,882
  shares at June 29, 1996...........................     65,363       65,464
 Retained earnings..................................     25,653       41,112
                                                       --------      -------
                                                         91,016      106,576
Less treasury stock, at cost, 348 shares at July 1,
 1995
 and 358 shares at June 29, 1996....................      2,130        2,219
                                                       --------      -------
  Total shareholders' equity........................     88,886      104,357
Contingencies (notes 7 and 9).......................
                                                       --------      -------
                                                       $155,604      163,979
                                                       ========      =======

          See accompanying notes to consolidated financial statements.

                          GOLDEN POULTRY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEARS ENDED
                                        ----------------------------------------
                                        JUNE 25, 1994 JULY 1, 1995 JUNE 29, 1996
                                        ------------- ------------ -------------
Net sales (includes $95,787, $124,275
 and $161,409 to Gold Kist)
 (notes 7 and 8)......................    $447,139      505,975       600,237
Cost of sales (includes purchases of
 $37,576, $44,522 and
 $59,930 from Gold Kist) (note 7).....     427,607      486,064       552,184
                                          --------      -------       -------
  Gross profit........................      19,532       19,911        48,053
Selling, administrative and general
 expenses (includes administrative
 expenses of $6,041, $6,042 and $7,713
 paid to Gold Kist)
 (notes 5, 6 and 7)...................      16,122       16,687        20,999
                                          --------      -------       -------
  Operating income....................       3,410        3,224        27,054
                                          --------      -------       -------
Other (expense) income:
 Interest expense (includes interest
  expense of $988, $1,073 and $1,113
  paid to Gold Kist) (notes 1(d), 3
  and 7)..............................      (1,311)      (1,703)       (1,459)
 Interest income......................          67           12             7
 Miscellaneous, net...................         299          381           208
                                          --------      -------       -------
                                             (945)       (1,310)       (1,244)
                                          --------      -------       -------
  Earnings before minority interest
   and income taxes...................       2,465        1,914        25,810
Minority interest in partnership
 (earnings) loss......................       3,259        1,965          (243)
                                          --------      -------       -------
  Earnings before income taxes........       5,724        3,879        25,567
Income tax expense (note 2)...........       1,676        1,132         9,526
                                          --------      -------       -------
  Net earnings........................    $  4,048        2,747        16,041
                                          ========      =======       =======
Net earnings per share (notes 1(f) and
 4)...................................    $    .27          .19          1.10
                                          ========      =======       =======

          See accompanying notes to consolidated financial statements.

                          GOLDEN POULTRY COMPANY, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 25, 1994, JULY 1, 1995
                               AND JUNE 29, 1996

                             (AMOUNTS IN THOUSANDS)

                                 COMMON STOCK                         TOTAL
                                --------------- RETAINED TREASURY SHAREHOLDERS'
                                SHARES  AMOUNT  EARNINGS  STOCK      EQUITY
                                ------ -------- -------- -------- -------------
Balance at June 26, 1993....... 14,859 $ 65,308  20,000      --       85,308
Net earnings...................    --       --    4,048      --        4,048
Purchase of treasury stock.....    --       --      --      (608)       (608)
Shares awarded.................      3       27     --       --           27
Cash dividends at $.037 per
share..........................    --       --     (555)     --         (555)
                                ------ --------  ------   ------     -------
Balance at June 25, 1994....... 14,862   65,335  23,493     (608)     88,220
Net earnings...................    --       --    2,747      --        2,747
Purchase of treasury stock.....    --       --      --    (1,522)     (1,522)
Shares awarded.................      4       28     --       --           28
Cash dividends at $.04 per
share..........................    --       --     (587)     --         (587)
                                ------ --------  ------   ------     -------
Balance at July 1, 1995........ 14,866   65,363  25,653   (2,130)     88,886
Net earnings...................    --       --   16,041       --      16,041
Purchase of treasury stock.....    --       --      --       (89)        (89)
Shares issued under stock
option plan....................     12       75     --       --           75
Shares awarded.................      4       26     --       --           26
Cash dividends at $.04 per
share..........................    --       --     (582)     --         (582)
                                ------ --------  ------   ------     -------
Balance at June 29, 1996....... 14,882 $ 65,464  41,112   (2,219)    104,357
                                ====== ========  ======   ======     =======

          See accompanying notes to consolidated financial statements.

                          GOLDEN POULTRY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                      YEARS ENDED
                                        ----------------------------------------
                                        JUNE 25, 1994 JULY 1, 1995 JUNE 29, 1996
                                        ------------- ------------ -------------
Cash flows from operating activities:
 Net earnings.........................     $ 4,048        2,747        16,041
 Non-cash items included in net
 earnings:
  Depreciation........................      16,411       16,905        15,499
  Minority interest in partnership
  earnings (loss).....................      (3,259)      (1,965)          243
  Deferred income taxes...............      (1,463)      (1,437)       (1,490)
  Other...............................         768          738         1,133
 Changes in operating assets and
 liabilities:
   Trade accounts receivable..........      (2,589)      (3,719)       (2,022)
   Inventories........................      (7,536)      (5,090)       (8,122)
   Accounts payable and accrued
    compensation and related expenses.       4,401        2,010        10,579
   Due to Gold Kist...................       1,727         (799)       (3,868)
   Income taxes.......................        (232)         243         2,220
   Other..............................         110          (13)         (128)
                                           -------       ------       -------
    Net cash provided by operating
    activities........................      12,386        9,620        30,085
                                           -------       ------       -------
Cash flows from investing activities:
 Acquisitions of property, plant and
 equipment............................     (21,661)      (9,011)      (12,571)
 Other................................         117          118           192
                                           -------       ------       -------
    Net cash used in investing
    activities........................     (21,544)      (8,893)      (12,379)
                                           -------       ------       -------
Cash flows from financing activities:
 Capital contributed to partnership by
 Gold Kist............................      11,760        2,940           --
 Repayments of long-term debt, payable
 to Gold Kist.........................     (11,760)      (8,240)          --
 Short-term borrowings, net, payable
 to Gold Kist.........................         879        6,648        (9,221)
 Proceeds from long-term debt.........       7,000          --            --
 Principal payments of long-term debt.      (1,175)      (1,186)       (8,036)
 Dividends paid.......................        (555)        (587)         (582)
 Purchase of treasury shares..........        (608)      (1,522)          (89)
 Other................................          27           28           101
                                           -------       ------       -------
    Net cash provided by (used in)
    financing activities..............       5,568       (1,919)      (17,827)
                                           -------       ------       -------
Net change in cash and cash
equivalents...........................      (3,590)      (1,192)         (121)
Cash and cash equivalents at beginning
of year...............................       7,502        3,912         2,720
                                           -------       ------       -------
Cash and cash equivalents at end of
year..................................     $ 3,912        2,720         2,599
                                           =======       ======       =======
Supplemental disclosure of cash flow
information:
 Cash paid during the years for:
  Interest (net of amounts
  capitalized)........................     $ 1,491        1,657         1,536
  Income taxes........................     $ 3,371        2,326         8,796

          See accompanying notes to consolidated financial statements.

                         GOLDEN POULTRY COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 JUNE 25, 1994, JULY 1, 1995 AND JUNE 29, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Golden Poultry Company, Inc. is a fully integrated broiler producer which is majority owned by Gold Kist Inc. (Gold Kist). The Company is headquartered in Atlanta, Georgia and operates four poultry complexes located in the Southeast. The Company's principal activities include broiler production, processing and marketing. The Company includes Golden Poultry Company, Inc., a consolidated partnership and a subsidiary. The accounting reporting policies of the Company conform to generally accepted accounting principles and to general practice in the poultry industry. The following is a summary of the significant accounting policies.

  (A) BASIS OF PRESENTATION

      The accompanying consolidated financial statements reflect the accounts of Golden Poultry Company, Inc. and its subsidiary, GP Finance Corporation, and Carolina Golden Products Company, a general partnership in which the Company holds a 51% interest. The remaining 49% ownership interest in Carolina Golden Products is held by Gold Kist. All significant intercompany balances and transactions have been eliminated in consolidation. The Company recognizes revenues from sales when products are shipped to the customers.

      Effective July 23, 1993, the Company and Gold Kist contributed $24.0 million of partnership equity to Carolina Golden Products Company in the same proportion as their respective ownership percentages. The Company's equity contribution of $12.2 million represented conversion of existing short-term financing provided to Carolina Golden Products Company. Gold Kist's equity contribution of $11.8 million to the partnership was used to repay long-term debt owed to Gold Kist.

      Effective January 1, 1995, the Company and Gold Kist contributed $6.0 million of partnership equity to Carolina Golden Products in the same proportion as their respective ownership percentages.

  (B)  CASH AND CASH EQUIVALENTS

      The Company's policy is to invest cash in excess of operating requirements in highly liquid interest bearing debt instruments which include commercial paper and reverse repurchase agreements. These investments are stated at cost which approximates market.

      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

  (C) INVENTORIES

      Live poultry consists of broilers and breeders. Broilers are stated at the lower of average cost or market and breeders are stated at average cost less accumulated amortization. Inventories of feed, eggs and supplies are stated at the lower of cost (first-in, first-out or average) or market. Marketable products are stated at net realizable value. The Company hedges varying amounts of its poultry feed ingredient purchases to minimize the risk of adverse price fluctuations. Futures contracts are accounted for as hedges and option contracts are accounted for at market. Gains or losses on futures and options transactions are included as adjustments to product cost.

                         GOLDEN POULTRY COMPANY, INC.

    Inventories consist of the following:

                                                                   1995    1996
                                                                  ------- ------
                                                                  (IN THOUSANDS)
     Live poultry................................................ $26,234 32,255
     Feed, eggs and supplies.....................................  11,512 13,069
     Marketable products.........................................   9,035  9,579
                                                                  ------- ------
                                                                  $46,781 54,903
                                                                  ======= ======

  (D) PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment is stated at cost. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets.

      Property, plant and equipment consists of the following:

                                                                  1995    1996
                                                                -------- -------
                                                                 (IN THOUSANDS)
     Land...................................................... $  4,543   4,543
     Land improvements.........................................    6,956   6,998
     Buildings.................................................   52,201  53,216
     Machinery and equipment...................................  100,249 105,697
     Construction in progress..................................    3,032   2,603
                                                                -------- -------
                                                                 166,981 173,057
     Less accumulated depreciation.............................   87,408  99,319
                                                                -------- -------
                                                                $ 79,573  73,738
                                                                ======== =======

      The Company capitalized interest costs of $226,000, $93,000 and $72,000 as a component of the cost of major asset construction for the years 1994, 1995 and 1996, respectively.

  (E) INCOME TAXES

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

  (F) EARNINGS PER SHARE

      Net earnings per share are based on the weighted average number of shares outstanding for each year, which was 14,858,000 for 1994, 14,690,000 for 1995 and 14,524,000 for 1996. The dilutive effect of stock options is not significant.

  (G) FISCAL YEAR

      The Company employs a 52/53 week fiscal year. The consolidated financial statements for 1994, 1995 and 1996 reflect 52, 53 and 52 week years, respectively. Fiscal 1997 will be a 52 week year.

                         GOLDEN POULTRY COMPANY, INC.

  (H) FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments include primarily cash and cash equivalents, trade receivables and payables and debt. Because of the short maturity of cash equivalents, trade receivables and payables, certain short-term debt which matures in less than one year and long-term debt with variable interest rates, the carrying value approximates fair value. The Company's financial instruments are considered to have an estimated fair value which approximates carrying value at June 29, 1996.

  (I) USE OF ESTIMATES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

(2) INCOME TAXES

  The provision for income tax expense from operations consists of the following:

                                                      1994     1995     1996
                                                    ---------------------------
                                                         (IN THOUSANDS)
Current:
 Federal........................................... $  2,810    2,272    9,984
 State.............................................      329      297    1,032
                                                    --------  -------  -------
                                                       3,139    2,569   11,016
                                                    --------  -------  -------
Deferred:
 Federal...........................................   (1,350)  (1,301)  (1,384)
 State.............................................     (113)    (136)    (106)
                                                    --------  -------  -------
                                                     (1,463)   (1,437)  (1,490)
                                                    --------  -------  -------
  Total............................................ $  1,676    1,132    9,526
                                                    ========  =======  =======
  The Company's combined federal and state effective tax rates from operations for 1994, 1995 and 1996 were 32.2%, 29.2% and 37.3%, respectively. The federal statutory rate was 34% for 1994 and 1995 and 35%
for 1996. A reconciliation of income tax expense from operations for the applicable year follows:
                                                      1994     1995     1996
                                                    ---------------------------
                                                         (IN THOUSANDS)
Income tax expense at statutory rate............... $  1,946    1,319    8,948
State income tax expense, net of Federal income
tax................................................      217      196      671
Targeted jobs credits..............................     (299)    (315)      --
Other..............................................     (188)     (68)     (93)
                                                    --------  -------  -------
                                                      $1,676    1,132    9,526
                                                    ========  =======  =======

                         GOLDEN POULTRY COMPANY, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at July 1, 1995 and June 29, 1996 are as follows:

                                                                   1995   1996
                                                                  ------  -----
                                                                      (IN
                                                                   THOUSANDS)
     Deferred tax assets:
      Accrued employee compensation expense...................... $2,784  3,967
      Depreciation...............................................  1,525  1,945
      State tax operating loss carryforwards.....................    535    482
      Other......................................................    366    253
                                                                  ------  -----
       Gross deferred tax assets.................................  5,210  6,647
      Valuation allowance........................................   (535)  (482)
                                                                  ------  -----
       Net deferred tax assets................................... $4,675  6,165
                                                                  ======  =====

  The Company's management believes the existing net deductible temporary differences comprising the total net deferred tax assets will reverse during periods in which the Company generates net taxable income.

(3) SHORT-TERM BORROWINGS AND LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                   1995   1996
                                                                  ------- -----
                                                                       (IN
                                                                   THOUSANDS)
  Revolving credit agreement with a commercial bank (weighted
   average rate of 6.7% at July 1, 1995)......................... $ 7,000   --
  Colbert County, Alabama tax-exempt industrial development bonds with floating interest rates dated February 1, 1990 payable in annual installments of $450 with final installment of $2,050
   due on February 1, 2002; secured by Colbert County feed mill..   4,750 4,300
  Douglas-Coffee County, Georgia tax-exempt industrial
   development bonds with floating interest rates dated December
   31, 1985 payable in quarterly installments of $153 with final installment of $145 due on January 1, 1996; secured by Coffee
   County feed mill..............................................     451   --
  Promissory term note, to an individual, dated May 4, 1987, interest at 9% payable in monthly installments of $20 for
   fifteen years with final payment due on June 1, 2002; secured
   by distribution facilities....................................   1,260 1,125
                                                                  ------- -----
    Total long-term debt.........................................  13,461 5,425
  Less current portion...........................................   1,036   585
                                                                  ------- -----
    Long-term debt, excluding current portion.................... $12,425 4,840
                                                                  ======= =====

  The effective interest rates for 1995 and 1996 were 3.7% and 3.9%, respectively, on the Colbert County, Alabama industrial development bonds.

  A concurrent exchange agreement of the Company's interest obligation on the Douglas-Coffee County, Georgia industrial development bonds for another party's obligations, with respect to interest payments on an equivalent amount of fixed-rate indebtedness, reduces the Company's exposure to fluctuations in the floating rate. The effective interest rates for 1995 and 1996 were 7.4% and 3.8%, respectively.

                         GOLDEN POULTRY COMPANY, INC.

  During August 1996, the Company extended its $25 million revolving credit and term loan facility with a commercial bank. The revolver extends to 1998, when the outstanding borrowings may be converted to a term loan payable in quarterly installments over five years. An annual commitment fee of .375% is payable quarterly on the unused portion of the revolver. The revolving credit facility bears interest at prime or below. In addition, the Company has a $15 million revolving credit facility with Gold Kist. The revolving credit facility with Gold Kist bears interest at prime. There were no outstanding borrowings under these facilities at June 29, 1996.

  Under provisions of the industrial development bonds and the revolving credit and term loan facility, the Company is required to maintain certain financial ratios and a minimum level of working capital. The Company is also required to maintain specified amounts of tangible net worth. Other provisions impose restrictions on future borrowings.

  Annual required principal repayments of existing long-term debt (assumes revolving credit agreement will be converted to a term loan) for the five fiscal years subsequent to June 29, 1996 are as follows (in thousands):

       Years ending:
       June 28, 1997....................................................... $585
       June 27, 1998.......................................................  612
       June 26, 1999.......................................................  627
       July 1, 2000........................................................  644
       July 1, 2001........................................................  662

(4) SHAREHOLDERS' EQUITY

  On January 27, 1994, the Board of Directors approved a 10% stock dividend, which was issued on February 24, 1994 to shareholders of record on February 10, 1994. All share and per share data and shareholders' equity account balances in the accompanying consolidated financial statements have been retroactively adjusted to reflect the additional shares outstanding resulting from the stock dividends.

(5) EMPLOYEE BENEFITS

  The Company participates in two noncontributory multiemployer defined benefit pension plans of Gold Kist which cover substantially all employees meeting the service requirements. The Company also participates in the voluntary Profit Sharing and Investment Plan of Gold Kist. Total pension expense charged to the Company's operations was $606,000 for 1994, $713,000 for 1995 and $744,000 for 1996.

  The Company has a long-term incentive plan which allows the Board of Directors to grant incentive stock options and award common stock to employees, officers and certain directors. Under the terms of the plan, 756,250 shares of the Company's common stock may be issued for options granted and stock awards. At July 1, 1995 and June 29, 1996, incentive stock options outstanding were 265,002 shares and 266,374 shares, respectively, with exercise prices per share ranging from $4.86 to $8.22. At June 29, 1996, incentive stock options exercisable were 212,989 shares. These options are exercisable up to ten years after the date of grant. At June 29, 1996, options for 12,385 common shares had been exercised under this plan.

(6) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company provides health care and death benefits to substantially all retired employees, covered dependents and their beneficiaries. Generally, employees who have attained age 55 and who have 10 years of service are eligible for these benefits. In addition, employees with less than 10 years of service who retired before

                         GOLDEN POULTRY COMPANY, INC.

July 1, 1992 are eligible for these benefits. The health care and death benefit plans are contributory and coverages increase with increased years of service. The cost of postretirement benefits other than pensions has been recognized on an accrual basis as employees perform services to earn the benefits.

  Postretirement health and death benefit expenses for 1994, 1995 and 1996 included the following components:

                                                                 1994 1995 1996
                                                                 ---- ---- -----
Service cost--benefits earned during the year................... $470 514    664
Interest cost...................................................  239 299    361
                                                                 ---- ---  -----
                                                                 $709 813  1,025
                                                                 ==== ===  =====

  The Company's postretirement benefit plans are not funded. The status of the plans at July 1, 1995 and June 29, 1996 was as follows:

                                                    JULY 1, 1995 JUNE 29, 1996
                                                    ------------ -------------
                                                          (IN THOUSANDS)
ACTUARIAL PRESENT VALUE OF ACCUMULATED
POSTRETIREMENT BENEFIT OBLIGATION:
 Retirees..........................................    $  890          923
 Fully eligible active plan participants...........       646          924
 Other active plan participants....................     2,825        4,018
                                                       ------        -----
                                                        4,361        5,865
 Unrecognized prior service cost...................       --          (149)
 Unrecognized net loss from experience differences.       --          (187)
                                                       ------        -----
                                                       $4,361        5,529
                                                       ======        =====

  The health care cost trend rate used to determine the accumulated postretirement benefit obligation at July 1, 1995 was 9%, declining ratably to 5% by the year 2001 and remaining at that level thereafter. The health care cost trend rate used to determine the accumulated postretirement benefit obligation at June 29, 1996 was 8%, declining ratably to 5% by the year 2001 and remaining at that level thereafter. The discount rate used to determine the accumulated postretirement benefit obligation was 8.00% at July 1, 1995 and June 29, 1996, respectively. A one-percent increase in the health care cost trend rate for each year would increase the accumulated postretirement benefit obligation at June 29, 1996 by approximately 16% and net postretirement health care cost by 17%.

                         GOLDEN POULTRY COMPANY, INC.

(7) RELATED PARTY TRANSACTIONS

  A summary of the transactions with Gold Kist follows:

                                                          YEARS ENDED
                                                   ----------------------------
                                                   JUNE 25,  JULY 1,   JUNE 29,
                                                     1994      1995      1996
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Due to Gold Kist and long-term debt and short-
 term borrowings, payable to Gold Kist, beginning
 balance.........................................  $ 25,841    16,687    14,296
 Transactions included in the consolidated
  statements of operations:
  Sales..........................................   (95,787) (124,275) (161,409)
  Purchases at market prices.....................    32,318    38,898    50,261
  Purchases at cost..............................     5,258     5,624     9,669
  Administrative expenses........................     6,041     6,042     7,713
  Interest expense...............................       988     1,073     1,113
  Miscellaneous expense, net.....................        35        42        43
 Capital contributed to partnership..............   (11,760)   (2,940)      --
 Dividends to Gold Kist..........................       394       424       424
 Net cash transferred from Gold Kist.............    53,359    72,721    79,097
                                                   --------  --------  --------
Due to Gold Kist and current portion of long-term
 debt and short-term borrowings, payable to Gold
 Kist, ending balance............................  $ 16,687    14,296     1,207
                                                   ========  ========  ========

  Sales and purchases of dressed and further processed poultry products with Gold Kist approximate current market prices. Purchases of feed ingredients, finished feed and live broilers from Gold Kist are at cost. Administrative expenses represent management services, including incentive compensation, paid to Gold Kist by the Company.

  Gold Kist provides, for the Company, certain administrative, staff, and operating functions pursuant to a management services agreement which is renewable annually. The Company pays to Gold Kist an amount representing Gold Kist's cost in providing these functions, plus 5.8% of the Company's earnings before income taxes if the rate of return on assets employed exceeds 10%, or 3.5% of earnings before income taxes if the rate of return on assets employed is positive, but is less than 10%. The Company paid $5.8 million, $5.9 million and $6.2 million for 1994, 1995 and 1996, respectively, representing Gold Kist's cost, exclusive of the incentive amounts based on earnings, to provide these functions. The incentive compensation amounts paid to Gold Kist for 1994, 1995 and 1996 were $200,000, $136,000 and $1,483,000, respectively.

  Gold Kist provides a revolving credit facility with advances available up to $15 million bearing interest at prime. At June 29, 1996, there were no amounts outstanding under the revolving credit facility (see note 3).

  As of June 29, 1996, financing for approximately 363 broiler and breeder houses operated by the Company's contract growers was provided by AgraTrade Financing, Inc., a wholly-owned subsidiary of Gold Kist. The Company has agreed to indemnify AgraTrade Financing for an amount equal to fifty percent of credit losses related to loans and/or leases made to the Company's contract growers. At June 29, 1996, AgraTrade Financing had lease and loan agreements with contract growers for approximately $28.0 million. As of June 29, 1996, there have been no credit losses related to the loans and leases guaranteed under this agreement, which has been in effect since October 1988.

                         GOLDEN POULTRY COMPANY, INC.

(8) SUPPLEMENTAL FINANCIAL INFORMATION

  In each of the years ended 1994, 1995 and 1996, 22%, 20% and 19%, respectively, of the Company's net sales were to one customer, a major grocery store chain located in Georgia and Florida. At June 29, 1996, receivables from this customer represented 25% of the Company's trade accounts receivable.

(9) CONTINGENCIES

  In January 1993, certain Alabama member patrons of Gold Kist Inc. filed a lawsuit in the Circuit Court of Jefferson County, Alabama, Tenth Judicial Circuit against the Company and Gold Kist Inc. and certain directors and officers of the companies. (Ronald Pete Windham and Windham Enterprises, Inc. on their behalf and on behalf of and for the use and benefit of Gold Kist, Inc. and its shareholders/members v. Harold O. Chitwood, individually in his capacity as an officer of Gold Kist and a Director of Golden Poultry; et al). The lawsuit alleged that the named defendants violated their fiduciary duties by diverting corporate opportunities from Gold Kist to the Company and Carolina Golden Products Company in connection with the creation of the Company and Carolina Golden Products Company and by permitting their continued operations. Among the remedies requested were the transfer of the Company's operations to Gold Kist. In March 1994, the Court certified the Windham litigation as a class action. In September 1995, the Company and Carolina Golden Products Company were dismissed from the litigation. On October 25, 1995, the jury in the Windham case returned verdicts in favor of the plaintiffs in the litigation. On July 2, 1996, the Jefferson County, Alabama Circuit Court Judge entered an Order in the case directing Gold Kist to acquire the approximately 27% of Company shares currently owned by investors so that all of the issued and outstanding stock of the Company would be owned by Gold Kist. On September 13, 1996, subsequent to Motions for Reconsideration filed by the plaintiffs and Gold Kist, the Court entered a Final Judgment and Decree amending its July 2, 1996 Order. The Final Judgment and Decree relieves Gold Kist of the requirement to acquire the 27% of Golden Poultry common stock not already owned by Gold Kist. This Final Judgment and Decree requires Gold Kist to acquire or redeem all Golden Poultry common stock and/or stock options held or issued to Gold Kist officers and directors. There are approximately 309,000 shares and options of Golden Poultry common stock owned by Gold Kist officers and directors. The Company is also party to other various legal and administrative proceedings, all of which management believes constitute ordinary routine litigation incident to the business conducted by the Company, or are not material in amount.

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

  (In thousands, except per share data)

                                                      FISCAL 1996 QUARTERS
                                                --------------------------------
                                                 FIRST   SECOND   THIRD  FOURTH
                                                -------- ------- ------- -------
Net sales...................................... $143,624 144,242 153,496 158,875
Gross profit...................................   11,303  14,316   5,658  16,776
Net earnings...................................    4,002   5,100     940   5,999
Net earnings per share.........................      .28     .35     .06     .41

                                                     FISCAL 1995 QUARTERS
                                               ---------------------------------
                                                FIRST   SECOND    THIRD  FOURTH
                                               -------- -------  ------- -------
Net sales..................................... $127,243 117,859  119,931 140,942
Gross profit..................................    4,962   3,900    5,181   5,868
Net earnings (loss)...........................      834     (28)     653   1,288
Net earnings (loss) per share.................      .06     .00      .04     .09

                  GOLDEN POULTRY COMPANY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                    MAR. 29, 1997 JUNE 29, 1996
                                                    ------------- -------------
                      ASSETS
Current assets:
 Cash and cash equivalents.........................   $  3,664      $  2,599
 Trade accounts receivable less allowance for
  doubtful accounts of $67 at Mar. 29, 1997 and $31
  at June 29, 1996.................................     24,873        23,654
 Inventories (note 3)..............................     63,794        54,903
 Other.............................................      6,222         2,468
                                                      --------      --------
    Total current assets...........................     98,553        83,624
                                                      --------      --------
Property, plant and equipment, net.................    105,982        73,738
Other assets.......................................      4,198         6,617
                                                      --------      --------
                                                      $208,733      $163,979
                                                      ========      ========
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt.................   $    599      $    585
 Short-term borrowings from Gold Kist (note 4).....      6,406           --
 Accounts payable..................................     33,969        26,292
 Due to Gold Kist..................................        699         1,207
 Income taxes payable..............................        --          2,705
 Accrued compensation and related expenses.........      7,397         8,300
                                                      --------      --------
    Total current liabilities......................     49,070        39,089
                                                      --------      --------
Long-term debt, excluding current portion..........     31,266         4,840
Other liabilities..................................      5,496         5,495
                                                      --------      --------
    Total liabilities..............................     85,832        49,424
                                                      --------      --------
Minority interest in consolidated partnership......     11,148        10,198
Shareholders' equity:
 Preferred stock, $1.00 par value. Authorized 1,000
  shares; no shares issued.........................        --            --
 Common stock, no stated par value. Authorized
  20,000 shares; issued 14,982 shares at Mar. 29,
  1997 and 14,882 at June 29, 1996.................     66,133        65,464
 Retained earnings.................................     47,839        41,112
                                                      --------      --------
                                                       113,972       106,576
 Less treasury stock, at cost, 358 shares at Mar.
  29, 1997 and June 29, 1996.......................      2,219         2,219
                                                      --------      --------
    Total shareholders' equity.....................    111,753       104,357
Contingency (note 5)...............................
                                                      --------      --------
                                                      $208,733      $163,979
                                                      ========      ========

          See Accompanying Notes to Consolidated Financial Statements.

                  GOLDEN POULTRY COMPANY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                           THREE MONTHS
                                               ENDED         NINE MONTHS ENDED
                                         ------------------  ------------------
                                         MAR. 29,  MAR. 30,  MAR. 29,  MAR. 30,
                                           1997      1996      1997      1996
                                         --------  --------  --------  --------
Net sales..............................  $189,131  $153,496  $546,835  $441,362
Cost of sales..........................   183,220   147,838   517,546   410,085
                                         --------  --------  --------  --------
 Gross profit..........................     5,911     5,658    29,289    31,277
Selling, administrative and general
expenses...............................     5,287     4,743    16,210    15,294
                                         --------  --------  --------  --------
 Operating income......................       624       915    13,079    15,983
Other (expense) income:
 Interest expense......................      (274)     (352)     (892)   (1,131)
 Miscellaneous, net....................        33        32        91       187
                                         --------  --------  --------  --------
                                             (241)     (320)     (801)     (944)
                                         --------  --------  --------  --------
Earnings before minority interest and
income taxes...........................       383       595    12,278    15,039
Minority interest in partnership (gain)
loss...................................       435       828      (950)    1,133
                                         --------  --------  --------  --------
 Earnings before income taxes..........       818     1,423    11,328    16,172
Income tax expense.....................       167       483     4,165     6,130
                                         --------  --------  --------  --------
 Net earnings..........................  $    651  $    940  $  7,163  $ 10,042
                                         ========  ========  ========  ========
Net earnings per share.................  $    .04  $    .06  $    .49  $    .69
Weighted average outstanding shares....    14,619    14,529    14,556    14,522
Cash dividends per share...............  $    .01  $    .01  $    .03  $    .03

          See Accompanying Notes to Consolidated Financial Statements.

                  GOLDEN POULTRY COMPANY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                             ------------------
                                                             MAR. 29,  MAR. 30,
                                                               1997      1996
                                                             --------  --------
Cash flows from operating activities:
 Net earnings............................................... $  7,163  $10,042
 Non-cash items included in net earnings:
  Depreciation..............................................    9,511   12,199
  Minority interest in partnership gain (loss)..............      950   (1,133)
  Deferred taxes............................................     (343)    (636)
  Other.....................................................      126      236
Changes in operating assets and liabilities:
 Trade accounts receivable..................................   (1,219)     382
 Inventories................................................   (8,891)  (4,905)
 Accounts payable and accrued compensation and related
  expenses..................................................    6,773    5,773
 Due to Gold Kist...........................................   (1,180)  (3,220)
 Income taxes...............................................   (2,705)  (1,853)
 Other......................................................   (3,523)  (1,451)
                                                             --------  -------
    Net cash provided by operating activities...............    6,662   15,434
                                                             --------  -------
Cash flows from investing activities:
 Acquisitions of property, plant and equipment..............  (39,421)  (6,796)
 Other......................................................       73       84
                                                             --------  -------
    Net cash used in investing activities...................  (39,348)  (6,712)
                                                             --------  -------
Cash flows from financing activities:
 Short-term borrowings, net, payable to Gold Kist...........    7,078      372
 Principal payments of long-term debt.......................     (560)  (8,001)
 Proceeds from long-term debt...............................   27,000      --
 Dividends paid.............................................     (437)    (436)
 Issuance of common stock...................................      670      --
                                                             --------  -------
    Net cash provided by (used in) financing activities.....   33,751   (8,065)
                                                             --------  -------
    Net change in cash and cash equivalents.................    1,065      657
Cash and cash equivalents at beginning of period............    2,599    2,720
                                                             --------  -------
Cash and cash equivalents at end of period.................. $  3,664  $ 3,377
                                                             ========  =======
Supplemental disclosure of cash flow information:
 Cash paid during the periods for:
  Interest (net of amounts capitalized)..................... $    892    1,123
                                                             ========  =======
  Income taxes.............................................. $  9,355  $ 8,618
                                                             ========  =======

          See Accompanying Notes to Consolidated Financial Statements.

                  GOLDEN POULTRY COMPANY, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

1. The accompanying unaudited consolidated financial statements reflect the accounts of Golden Poultry Company, Inc. and its subsidiary and a majority owned partnership, Carolina Golden Products Company (collectively, "the Company"). These consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements on pages 11 through 15 and pages 22 through 29, respectively, of the Company's Annual Report in the previously filed Form 10-K for the year ended June 29, 1996.

2. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations, and cash flows. Results of operations for interim periods are not necessarily indicative of results for the entire year.

3. Inventories consist of the following:

                                                              MARCH 29, JUNE 29,
                                                                1997      1996
                                                              --------- --------
   Live poultry..............................................  $40,467  $32,255
   Feed, eggs, and supplies..................................   15,099   13,069
   Marketable products.......................................    8,228    9,579
                                                               -------  -------
                                                               $63,794  $54,903
                                                               =======  =======

4. The amounts outstanding represent borrowings by Carolina Golden Products under a $15.0 million Revolving Credit Agreement with Gold Kist.

5. In January 1993, certain Alabama member patrons of Gold Kist Inc. filed a lawsuit in the Circuit Court of Jefferson County, Alabama, Tenth Judicial Circuit against the Company and Gold Kist Inc. and certain directors and officers of the companies. (Ronald Pete Windham and Windham Enterprises, Inc. on their behalf and on behalf of and for the use and benefit of Gold Kist, Inc. and its shareholders/members v. Harold O. Chitwood, individually in his capacity as an officer of Gold Kist and a Director of Golden Poultry; et al). The lawsuit alleges that the named defendants violated their fiduciary duties by diverting corporate opportunities from Gold Kist to the Company and Carolina Golden Products Company in connection with the creation of the Company and Carolina Golden Products Company and by permitting their continued operations. Among the remedies requested were the transfer of the Company's operations to Gold Kist. In March 1994, the Court certified the Windham litigation as a class action. In September 1995, the Company and Carolina Golden Products Company were dismissed from the litigation. On October 25, 1995, the jury in the Windham case returned verdicts in favor of the plaintiffs in the litigation. On July 2, 1996, the Jefferson County, Alabama Circuit Court Judge entered a memorandum opinion and non-final judgment in the case directing Gold Kist to acquire the approximately 27% of Company shares currently owned by investors so that all of the issued and outstanding stock of the Company would be owned by Gold Kist. The Court denied the plaintiffs' demands for additional allocations and cash distributions to the class members. On September 13, 1996, subsequent to Motions for Reconsideration filed by the plaintiffs and Gold Kist, the Court entered a Final Judgment and Decree amending its July 2, 1996 Order. The Final Judgment and Decree, clarified and reaffirmed by order of the Court dated November 4, 1996, relieves Gold Kist of the requirement to acquire the 27% of Golden Poultry common stock not already owned by Gold Kist. This Final Judgment and Decree requires Gold Kist to acquire or redeem all Golden Poultry common stock and/or stock options held or issued to Gold Kist officers and directors. On December 16, 1996, the

   Final Judgment and Decree became final and non-appealable. Pursuant to the Final Judgment and Decree, Gold Kist purchased 299,395 shares of Golden Poultry common stock owned by Gold Kist officers and directors in December 1996 and January 1997. The Company is also party to other various legal and administrative proceedings, all of which management believes constitute ordinary routine litigation incident to the business conducted by the Company, or are not material in amount.

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 APRIL 22, 1997

                                     AMONG

                         GOLDEN POULTRY COMPANY, INC.,

                                GOLD KIST INC.,

                            AGRI INTERNATIONAL, INC.

                                      AND

                        GOLDEN POULTRY ACQUISITION CORP.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

 SECTION 1.1  Company Action                          4
         1.2  The Merger                              5
         1.3  Conversion of Shares                    5
         1.4  Surrender and Payment                   5
         1.5  Dissenting Shares                       6
         1.6  Stock Options                           6

                                   ARTICLE II
                           THE SURVIVING CORPORATION

 SECTION 2.1  Articles of Incorporation               7
         2.2  Bylaws                                  7
         2.3  Directors and Officers                  7

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION 3.1  Corporate Existence and Power           7
         3.2  Corporate Authorization                 7
         3.3  Governmental Authorization              7
         3.4  Non-Contravention                       7
         3.5  Capitalization                          7
         3.6  Company Subsidiaries                    8
         3.7  SEC Filings                             8
         3.8  Financial Statements                    8
         3.9  Disclosure Documents                    8
         3.10 Finders' and Bankers' Fees              9

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

 SECTION 4.1  Corporate Existence and Power           9
         4.2  Corporate Authorization                 9
         4.3  Governmental Authorization              9
         4.4  Non-Contravention                       9
         4.5  Disclosure Documents                    9
         4.6  Finders' and Bankers' Fees              9

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

 SECTION 5.1  Conduct of the Company                 10
         5.2  Shareholder Meeting; Proxy Material    10
         5.3  Access to Information                  11
         5.4  Other Potential Bidders                11
         5.5  Notices of Certain Events              11

                                   ARTICLE VI
                               COVENANTS OF BUYER

 SECTION  6.1  Voting of Shares                                           11
          6.2  Director and Officer Liability                             11
          6.3  Notices of Certain Events                                  12
          6.4  Split Dollar Life Insurance                                12

                                  ARTICLE VII
                       COVENANTS OF BUYER AND THE COMPANY

 SECTION  7.1  Best Efforts                                               12
          7.2  Certain Filings                                            12
          7.3  Public Announcements                                       13
          7.4  Further Assurances                                         13

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

 SECTION  8.1  Conditions to the Obligations of Each Party                13
               Additional Conditions to the Obligations of Buyer and
          8.2  Merger Subsidiary                                          13
          8.3  Additional Conditions to the Obligations of the Company    14

                                   ARTICLE IX
                                  TERMINATION

 SECTION  9.1  Termination                                                14
          9.2  Effect of Termination                                      15

                                   ARTICLE X
                                 MISCELLANEOUS

 SECTION 10.1  Definitions                                                15
         10.2  Notices                                                    17
         10.3  No Survival of Representations and Warranties              17
         10.4  Amendments; No Waivers                                     17
         10.5  Fees and Expenses                                          18
         10.6  Successors and Assigns                                     18
         10.7  Governing Law                                              18
         10.8  Severability                                               18
         10.9  Captions                                                   18
         10.10 Interpretations                                            18
         10.11 Counterparts; Effectiveness                                18

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is made as of April 22, 1997, by and among GOLDEN POULTRY COMPANY, INC., a Georgia corporation (the "Company"), GOLD KIST INC., a Georgia cooperative ("Gold Kist"), AGRI INTERNATIONAL, INC., a Georgia corporation and a wholly owned subsidiary of Gold Kist ("Agri") (Gold Kist and Agri are sometimes referred to collectively as "Buyer"), and GOLDEN POULTRY ACQUISITION CORP., a Georgia corporation and a wholly owned subsidiary of Agri ("Merger Subsidiary").

  WHEREAS:

  A. The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, no par value (the "Company Common Stock"), of which 14,628,435 shares were issued and outstanding as of close of business on April 19, 1997, and (ii) 1,000,000 shares of Preferred Stock, $1 par value (the "Preferred Stock"), none of which shares are issued and outstanding as of the date hereof.

  B. Agri currently owns, and immediately prior to the Effective Time will own, 10,901,802 shares of Company Common Stock representing 75% of the total issued and outstanding Company Common Stock.

  C. A special negotiating committee of the Board of Directors of the Company appointed on January 23, 1997 and comprised entirely of directors who are neither members of management of the Company nor affiliated with Buyer or any Affiliate of Buyer (other than the Company) (the "Special Committee") has unanimously determined that the Merger is fair to and in the best interests of the shareholders of the Company other than Buyer (the "Public Shareholders") and has unanimously approved this Agreement and unanimously recommends its approval and adoption by the Board of Directors and by the shareholders of the Company.

  D. The Board of Directors of the Company, based in part on the recommendation of the Special Committee, determined that the Merger is fair and in the best interests of the Public Shareholders and has resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the terms and conditions set forth herein, to recommend the approval and adoption of this Agreement and the Merger by the shareholders of the Company.

  E. The Board of Directors of the Company, and Gold Kist, Agri and Merger Subsidiary, subject to the approvals of their respective Boards of Directors, each have approved the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the Georgia Business Corporation Code (the "GBCC") with respect to the Company, Agri and Merger Subsidiary, and the Georgia Cooperative Marketing Act (the "GCMA") with respect to Gold Kist, and the terms and conditions provided below, pursuant to which each Share (other than Shares held by the Company as treasury stock, Shares owned by Buyer immediately prior to the Effective Time and Shares as to which appraisal rights have been perfected) shall be converted into the right to receive the Merger Consideration.

  F. Certain capitalized terms used herein are defined in Section 10.1.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

  SECTION 1.1 COMPANY ACTION. The Company represents that its Board of Directors, at a meeting duly called and held and acting, in part, on the unanimous recommendation of the Special Committee, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Public Shareholders, (ii) unanimously approved and adopted this

Agreement and the transactions contemplated hereby, including the Merger, and
(iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by the Company's shareholders, provided, that such recommendation may be withdrawn, modified or amended by the Board of Directors of the Company if the Board deems such withdrawal, modification or amendment necessary in light of its fiduciary obligations to the Company's shareholders after consultation with counsel.

  SECTION 1.2 THE MERGER. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the GBCC, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Corporation.

  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Georgia and make all other filings or recordings required by the GBCC in connection with the Merger. The Merger shall become effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Georgia or at such later time as is specified in such certificate of merger (the "Effective Time").

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the GBCC.

  SECTION 1.3 CONVERSION OF SHARES. At the Effective Time:

  (a) each share of Company Common Stock (a "Share") outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.3(b) or as provided in Section 1.5 with respect to Shares as to which appraisal rights have been perfected, be converted into the right to receive $14.25 in cash, without interest (the "Merger Consideration");

  (b) each Share held by the Company as treasury stock, and each Share held by Agri, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

  (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

  SECTION 1.4 SURRENDER AND PAYMENT. (a) At or prior to the Effective Time, the Company shall appoint SunTrust Bank, Atlanta as agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, Agri shall, and Gold Kist shall cause Agri to, make available to the Exchange Agent the Merger Consideration to be paid in respect of all outstanding Shares entitled thereto as to which appraisal rights have not been exercised. At or prior to the Effective Time, the Company or Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.4(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned within one week after the end of such one year period, without further action or request, to the Buyer, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto; provided, however, that nothing herein shall limit the obligations of the Buyer under Section 1.4(b).

  SECTION 1.5 DISSENTING SHARES. Notwithstanding Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the GBCC shall not be converted into a right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due in respect of such dissenting Shares pursuant to Article 13 of the GBCC; provided, however, that if the holder of such dissenting Shares shall have failed to perfect or shall have waived, rescinded or otherwise lost (in each such instance, to the reasonable satisfaction of the Surviving Corporation) its status as a "dissenting shareholder" pursuant to Article 13 of the GBCC, then such holder of dissenting Shares shall forfeit the right to dissent from the Merger and such Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

  SECTION 1.6 STOCK OPTIONS. Buyer and the Company shall take all steps reasonably necessary such that, pursuant to Section 7.1 of the Company's 1988 Long-Term Incentive Plan (the "Incentive Plan"), the Company shall give written notice to the holders of all options ("Options") granted under the Incentive Plan that are outstanding on the date hereof that (a) such Options shall be exercisable in full on a date that is at least thirty days prior to the date on which the Effective Time is expected to occur, and (b) that all Options that are not exercised during such thirty-day period will terminate. In addition, the written notice to each such holder shall include an offer by Buyer to pay for the cancellation of such holder's Options an amount in cash determined by multiplying (1) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Option by (2) the number of Shares such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time, and each such Option shall thereafter be canceled.

                                  ARTICLE II
                           THE SURVIVING CORPORATION

  SECTION 2.1 ARTICLES OF INCORPORATION. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

  SECTION 2.2 BYLAWS. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

  SECTION 2.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Buyer that:

  SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Georgia, and has all corporate powers and approvals required to carry on its business as now conducted.

  SECTION 3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's shareholders in connection with the consummation of the Merger, this Agreement will have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

  SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger in accordance with the GBCC; and (ii) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

  SECTION 3.4 NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of the Company, or (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any Company Subsidiary.

  SECTION 3.5 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 authorized shares of Company Common Stock and 1,000,000 authorized shares of Preferred Stock. As of March 31, 1997, (a) 14,982,292 shares of Company Common Stock were issued and outstanding, (b) 358,479 shares of Company Common Stock were held in the treasury of the Company, and (c) 151,422 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Incentive Plan. As of March 31, 1997, (a) no shares of Preferred Stock were issued and outstanding, and (b) no shares of Preferred Stock were held in the treasury of the Company. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since March 31, 1997, resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

  SECTION 3.6 COMPANY SUBSIDIARIES. All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary owned by the Company is owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, and (ii) options or other rights to acquire from the Company or, to the knowledge of the Company, any Company Subsidiary, and no other obligation of the Company or, to the knowledge of the Company, any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or, to the knowledge of the Company, any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

  SECTION 3.7 SEC FILINGS. The Company has delivered to Buyer (i) the Annual Report on Form 10-K for its fiscal year ended June 29, 1996 (the "Company 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since October 23, 1996, and (iii) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since June 29, 1996.

  SECTION 3.8 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-K and in the Quarterly Reports on Form 10-Q filed for quarterly periods of fiscal year 1997 (the "Company 10-Qs") fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated statements of operations and of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

  SECTION 3.9 DISCLOSURE DOCUMENTS. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

  (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) will not apply to statements or omissions included in any Company Disclosure Documents (including, without limitation, the Company Proxy Statement) based upon information furnished to the Company in writing by Buyer specifically for use therein.

  SECTION 3.10 FINDERS' AND BANKERS' FEES. Except for The Robinson-Humphrey Company, Inc. ("R-H"), a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, the Special Committee or any Company Subsidiary who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer represents and warrants to the Company that:

  SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Gold Kist, Agri and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and each has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any material activities other than in connection with or as contemplated by this Agreement.

  SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Gold Kist, Agri and Merger Subsidiary of this Agreement and the consummation by Gold Kist, Agri and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Gold Kist, Agri and Merger Subsidiary and, upon approval and adoption of this Agreement by the respective Board of Directors of each such corporation, will have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Gold Kist, Agri and Merger Subsidiary.

  SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Gold Kist, Agri and Merger Subsidiary of this Agreement and the consummation by Gold Kist, Agri and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger in accordance with the GBCC and (ii) compliance with any applicable requirements of the Exchange Act.

  SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Gold Kist, Agri and Merger Subsidiary of this Agreement and the consummation by Gold Kist, Agri and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Gold Kist, Agri or Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any material provision of Law or Order binding upon or applicable to Gold Kist, Agri or Merger Subsidiary.

  SECTION 4.5 DISCLOSURE DOCUMENTS. The information with respect to Buyer and its Affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

  SECTION 4.6 FINDERS' AND BANKERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or any of the Company Subsidiaries if the transactions contemplated by this Agreement are not consummated.

                                   ARTICLE V
                           COVENANTS OF THE COMPANY

  The Company agrees that:

  SECTION 5.1 CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice and (except for acts in connection with the Merger) shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the consent of Buyer:

  (a) the Company will not adopt or propose any change in its articles of incorporation or bylaws;

  (b) the Company will not, and will not permit any Company Subsidiary to, acquire, whether by purchase of equity securities, merger or consolidation, any other Person or acquire a material amount of assets of any other Person except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with the past practice;

  (c) the Company will not, and will not permit any Company Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

  (d) except as otherwise contemplated herein, the Company will not, and will not permit any Company Subsidiary to, agree or commit to do any of the foregoing;

  (e) the Company will not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by outstanding options or stock appreciation rights under the Incentive Plan as in effect as of the date hereof, or amend any of the terms of any such securities, options or rights outstanding as of the date hereof, except as specifically contemplated by this Agreement;

  (f) the Company will not split, combine or reclassify shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than regular quarterly dividends of not more than $.01 per share on Company Common Stock declared and paid on dates consistent with past practice), or redeem or otherwise acquire any of its securities or any securities of the Company Subsidiaries; and

  (g) the Company will not, and will not permit any Company Subsidiary to, except as may be required by Law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer of employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units).

  SECTION 5.2 SHAREHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of the

Company, acting in part on the unanimous recommendation of the Special Committee, shall, subject to their fiduciary duties after consultation with counsel, recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, but subject to the terms hereof, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, and will prepare and file the
Schedule 13E-3 Transaction Statement required pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3"), (ii) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

  SECTION 5.3 ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors and auditors to cooperate with Buyer in its investigation of the business of the Company and the Company Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

  SECTION 5.4 OTHER POTENTIAL BIDDERS. The Company shall, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of this Agreement, to the same extent permitted by Section 5.3 hereof, to any Person pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such Person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Company Subsidiary or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines that such action is necessary in light of its fiduciary obligations to the Company's shareholders after consultation with counsel. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person. Except as set forth above, the Company shall not solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Buyer) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Company Subsidiary or division of the Company.

  SECTION 5.5 NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

  (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VI
                              COVENANTS OF BUYER

  Buyer agrees that:

  SECTION 6.1 VOTING OF SHARES. In any vote of the Company's shareholders with respect to this Agreement and the transactions contemplated hereby, Agri shall, and Gold Kist shall cause Agri to, vote or cause to be voted all of the Shares then outstanding and beneficially owned by Agri in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

  SECTION 6.2 DIRECTOR AND OFFICER LIABILITY. For six years from and after the Effective Time, Buyer will or will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be available to the extent permitted by applicable Law. For such six years after the Effective Time, Buyer will or will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if such coverage is not obtainable at a cost less than or equal to three times the amount per annum the Company paid in its last full fiscal year, Buyer shall or shall cause the Surviving Corporation to purchase such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date hereof, as may be obtained having a per annum cost not to exceed three times the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Buyer.

  SECTION 6.3 NOTICES OF CERTAIN EVENTS. Buyer shall promptly notify the Company of:

  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

  (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

  SECTION 6.4 SPLIT DOLLAR LIFE INSURANCE. The parties acknowledge that, pursuant to the Split Dollar Plan, each of the following directors of the Company has entered into a Split Dollar Life Insurance Agreement with Gold Kist (each a "Split Dollar Agreement"), and it is possible that such director may not, in the discretion of Gold Kist and such director, continue as a director of the Company after the Effective Time:

                                  H.R. Holding
                                  J.H. Levergood
                                  J.W. McIntyre
                                  W.W. Gaston
                                  D.W. Sands

Gold Kist agrees that, at or before the Effective Time, it shall execute and deliver to each director listed immediately above an amendment to such director's Split Dollar Agreement providing that, consistent with Gold Kist's discretion referenced in Section 6(a)(3) of each Split Dollar Agreement, Gold Kist will continue such Split Dollar Agreement for the time period specified in Item 4, Schedule A of such Split Dollar Agreement, regardless of whether such director continues to be a director of the Company or any other Affiliate of Gold Kist for such time period.

                                  ARTICLE VII
                      COVENANTS OF BUYER AND THE COMPANY

  The parties hereto agree that:

  SECTION 7.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

  SECTION 7.2 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

  SECTION 7.3 PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

  SECTION 7.4 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things they may deem desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                 ARTICLE VIII
                           CONDITIONS TO THE MERGER

  SECTION 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

  (a) this Agreement and the Merger shall have been approved and adopted by the Board of Directors of Gold Kist;

  (b) this Agreement and the Merger shall have been approved and adopted by a majority of all shares of the Company Common Stock entitled to vote thereon, in accordance with Section 14-2-1103 of the GBCC, and by a majority of the shares of the Company Common Stock entitled to vote thereon held by the Public Shareholders, in accordance with the conflicting interest "safe harbor" provided by Section 14-2-863 of the GBCC;

  (c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

  (d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been obtained, other than the filing of the requisite articles or certificate of merger with the Secretary of State of Georgia; and

  (e) at the time of mailing of the Company Proxy Statement, at the time of the Company Shareholder Meeting and at the Effective Time, R-H shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and R-H shall not have withdrawn such opinion; and

  (f) there shall be no action, suit, investigation or proceeding pending against, or to the knowledge of the Company or Buyer, threatened against or affecting, the Company, Buyer or any of their respective officers or directors, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

  SECTION 8.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUBISIDARY. The obligations of Buyer and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

  (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate signed by the principal financial officer of the Company to the foregoing effect;

  (b) no Material Adverse Effect shall have occurred;

  (c) Buyer shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 3.3 and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect;

  (d) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into this Agreement, all in form and substance reasonably satisfactory to Buyer; and

  (e) at the time of mailing of the Company Proxy Statement, at the time of the Company Shareholder Meeting and at the Effective Time, SunTrust Capital Markets, Inc., financial adviser to Buyer, shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Board of Directors of Buyer and SunTrust Capital Markets, Inc. shall not have withdrawn such opinion.

  SECTION 8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

  (a) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and in any certificate delivered by Buyer or Merger Subsidiary pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the President or any Vice President of each of Buyer and Merger Subsidiary to the foregoing effect;

  (b) the Company shall have received all documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary to enter into this Agreement, all in form and substance reasonably satisfactory to the Company; and

  (c) this Agreement and the Merger shall have been approved and adopted by the Board of Directors of each of Agri and Merger Subsidiary.

                                  ARTICLE IX
                                  TERMINATION

  SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

  (a) by mutual written consent of the Company and Buyer;

  (b) by either the Company or Buyer, if the Merger has not been consummated by September 30, 1997;

  (c) by either the Company or Buyer, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order enjoining Buyer or the Company from consummating the Merger is entered and such Order shall become final and nonappealable;

  (d) by either the Company or Buyer if this Agreement and the Merger shall fail to be approved and adopted by the shareholders of the Company at the Company Shareholder Meeting called for such purpose, as set forth in Section 8.1(b) above;

  (e) by Buyer or the Company (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if, consistent with the terms of this Agreement, the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Buyer or Merger Subsidiary or shall have resolved to do any of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the shareholders of the Company any Competing Transaction or resolved to do so.

  SECTION 9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 10.5 shall survive the termination hereof; provided, however, that, except as specifically provided herein, nothing herein shall relieve any party hereto of liability for any breach of this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

  SECTION 10.1 DEFINITIONS. As used herein, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

  "AGREEMENT" means this Agreement and Plan of Merger, as the same may be supplemented, modified or amended from time to time.

  "COMPANY SUBSIDIARIES" means GP Finance Corporation, a Delaware corporation, and Carolina Golden Products Company, a Georgia general partnership.

  "EXPENSES" means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants (which shall not include fees and expenses of officers or directors of Buyer and/or Affiliates thereof) and commitment fees and other financing fees and expenses) incurred by Buyer, Merger Subsidiary or the Company or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Company Proxy Statement and Schedule 13E-3, the solicitation of the shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  "GAAP" means United States generally accepted accounting principles consistently applied.

  "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body, and any court, arbitrator, mediator or tribunal.

  "LAW" means any code, law, ordinance, regulation, rule or statute of any Governmental Authority.

  "LIEN" means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind.

  "MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a whole.

  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or other Governmental Authority.

  "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

  "SPLIT DOLLAR PLAN" means the Gold Kist Inc. Split Dollar Life Insurance Plan effective March 1, 1995, which permits Gold Kist, and the Company as a permitted affiliate of Gold Kist, to assist certain directors and officers of Gold Kist and its affiliates in providing death benefits for their beneficiaries.

  "SURVIVING CORPORATION" means the Company as the surviving corporation resulting from the Merger.

  The following terms are defined in the following Sections of this Agreement:

        TERM                            SECTION
        "Agri"                          Opening Paragraph
        "Buyer"                         Opening Paragraph
        "Company"                       Opening Paragraph
        "Company Common Stock"          Recital A
        "Company Disclosure Documents"  3.9(a)
        "Company Proxy Statement"       3.9(a)
        "Company Securities"            3.5
        "Company Shareholder Meeting"   5.2
        "Company 10-K"                  3.7(a)
        "Company 10-Qs"                 3.8
        "Competing Transaction"         5.4
        "Exchange Act"                  3.3
        "Exchange Agent"                1.4(a)
        "Effective Time"                1.2(b)
        "GBCC"                          Recital E
        "GCMAS"                         Recital E
        "Gold Kist"                     Opening Paragraph
        "Incentive Plan"                1.6
        "Merger"                        Recital E
        "Merger Consideration"          1.3(a)
        "Merger Subsidiary"             Opening Paragraph
        "Preferred Stock"               Recital A
        "Public Shareholders"           REcital C
        "R-H"                           3.11
        "Schedule 13E-3"                5.2
        "SEC"                           3.7(a)
        "Share"                         1.3(a)
        "Special Committee"             Recital C
        "Split Dollar Agreement"        6.4
        "Subsidiary Securiteis"         3.6

  SECTION 10.2 NOTICES. Unless otherwise specifically provided herein, any notice, demand, request or other communication herein requested or permitted to be given shall be in writing and may be personally served, sent by overnight courier service, or sent by telecopy with a confirming copy sent by United States first-class mail, each with any postage or delivery charge prepaid. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as follows:

If to the Company:                        Golden Poultry Company, Inc.
                                          c/o John W. McIntyre
                                          Suite 100
                                          7 Piedmont Center
                                          Atlanta, Georgia 30305
                                          Telephone: 404-816-5206
                                          Telecopy: 404-816-3537

With a copy (which shall                  Sutherland, Asbill & Brennan, L.L.P.
not constitute notice) to:                999 Peachtree Street, N.E.
                                          Atlanta, Georgia 30309
                                          Attn: Thomas C. Herman
                                          Telephone: 404-853-8000
                                          Telecopy: 404-853-8806

If to Buyer or Merger                     Gold Kist Inc.
Subsidiary:                               244 Perimeter Center Parkway, N.E.
                                          Atlanta, Georgia 30346
                                          Attn: Jack L. Lawing
                                          Telephone: 770-393-5314
                                          Telecopy: 770-393-5421

With a copy (which shall                  Alston & Bird LLP
not constitute notice) to:                1201 West Peachtree Street
                                          Atlanta, Georgia 30309
                                          Attn: B. Harvey Hill, Jr.
                                          Telephone: 404-881-7446
                                          Telecopy: 404-881-7777

  Any notice provided hereunder shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by telecopy transmissions.

  SECTION 10.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

  SECTION 10.4 AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any such amendment and any such waiver by the Company shall have been approved by the Board of Directors of the Company, acting on the recommendation of the Special Committee; and provided, further, that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 10.5 FEES AND EXPENSES. Except as otherwise provided in this Section, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expense, provided that, if the Merger is not consummated, all printing expenses and filing fees associated with the preparation and distribution of the Company Proxy Statement shall be divided equally between Buyer and the Company.

  SECTION 10.6 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Buyer of its obligations under this Agreement or prejudice the rights of shareholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.4. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

  SECTION 10.7 GOVERNING LAW. Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

  SECTION 10.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  SECTION 10.9 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

  SECTION 10.10 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

  SECTION 10.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                          GOLDEN POULTRY COMPANY, INC.

Attest:                                   By: /s/   John W. McIntyre
  /s/  Jack L. Lawing                       -----------------------------------
-------------------------------------     Name: John W. McIntyre
Secretary                                 Title:  Chairman, Negotiating
                                                  Committee of the Board of
                                                  Directors

                                          GOLD KIST INC.

Attest:
  /s/  Jack L. Lawing                     By: /s/     John Bekkers
-------------------------------------       -----------------------------------
Secretary                                 Name: John Bekkers
                                          Title:  President/Chief Operating
                                                  Officer



                                          AGRI INTERNATIONAL, INC.

Attest:                                   By: /s/     John Bekkers
  /s/  Jack L. Lawing                       -----------------------------------
-------------------------------------     Name: John Bekkers
Secretary                                 Title:  President



                                          GOLDEN POULTRY ACQUISITION CORP.

Attest:                                   By: /s/  Kenneth N. Whitmire
  /s/  Jack L. Lawing                       -----------------------------------
-------------------------------------     Name: Kenneth N. Whitmire
Secretary                                 Title:  Director

                                                                      EXHIBIT B

              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
                      RELATING TO DISSENTING SHAREHOLDERS

                        TITLE 14, CHAPTER 2, ARTICLE 13

                              DISSENTERS' RIGHTS

                                    PART 1

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. DEFINITIONS.

  As used in this article, the term:

    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

    (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

    (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

    (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. RIGHT TO DISSENT.

  (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

      (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preferential right of the shares;

      (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

      (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

      (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

  (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

    (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

    (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                    PART 2

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

    (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

  (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. DISSENTERS' NOTICE.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

  (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

    (4) Be accompanied by a copy of this Article.

14-2-1323. DUTY TO DEMAND PAYMENT.

  (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

  (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

  (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under Code
  Section 14-2-1327; and

    (5) A copy of this article.

  (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within such 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed acting, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

    (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

  (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

    (1) The shareholder may demand the information required under subsection
  (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

    (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                    PART 3

                         JUDICIAL APPRAISAL OF SHARES

14-2-1330. COURT ACTION.

  (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it.

  Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

  (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

  (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. LIMITATION OF ACTIONS.

  No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      EXHIBIT C

       [LETTERHEAD OF THE ROBINSON-HUMPHREY COMPANY, INC. APPEARS HERE]

                                April 22, 1997

Special Committee of the Board of Directors
Golden Poultry Co., Inc.
P.O. Box 2210
Atlanta, GA 30301

Gentlemen:

  We understand that Golden Poultry Co., Inc. (the "Company") and Gold Kist Inc. (the "Buyer") propose to enter into an Agreement and Plan of Merger dated as of April 22, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Common Stock of the Company (the "Common Stock") that is not presently held by the Buyer (the "Minority Shares"), will be converted into the right to receive $14.25 per share in cash. We understand that approximately 75% of the outstanding shares of Common Stock are owned by the Buyer. We further understand that the Merger is conditioned upon, among other things, the approval of the majority of the shares of Common Stock not already held by the Buyer. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the consideration to be received in the Merger.

  In arriving at the opinion set forth below, we have, among other things:

   1. Reviewed certain publicly available information concerning the Company which we believe to be relevant to our analysis;

   2. Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   3. Analyzed certain financial assumptions prepared by the Company;

   4. Conducted discussions with members of management of the Company concerning its business, operations and prospects;

   5. Reviewed the reported prices and trading activity for the Common Stock;

   6. Reviewed the historical market prices and trading activity for the Company's shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

   7. Compared the results of operations and present financial condition of the Company with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

   8. Reviewed the financial terms, to the extent publicly available, of certain comparable minority buy-out transactions;

   9. Performed certain financial analyses with respect to the Company's projected future operating performance, including a discounted cash flow analysis;

  10. Compared the consideration paid for capacity expansions and additions in selected transactions within the poultry processing industry;

  11. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

Special Committee of the Board of Directors
Golden Poultry Co., Inc.
April 22, 1997
Page 2
--------------------------------

  We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts for the years 1997 through 2001, we have assumed that the assumptions provided by management have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management. In arriving at our Opinion, we have not conducted an extensive physical inspection of the properties or facilities of the Company. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based upon market, economic and other conditions as they exist and can only be evaluated as of the date of this letter.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company, any of its assets or Minority Shares.

  We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

  In the ordinary course of our business, we have traded in the equity securities of the Company for the accounts of our customers.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the consideration to be received by the holders of Minority Shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  This Opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement distributed in connection with the Merger.

                                       Very truly yours,

                                       THE ROBINSON-HUMPHREY COMPANY, INC.

                                                                      EXHIBIT D


          [LETTERHEAD OF SUNTRUST CAPITAL MARKETS, INC. APPEARS HERE]

                                April 25, 1997

Board of Directors
Gold Kist Inc.
244 Perimeter Center Parkway, NE
Atlanta, GA 30346

Gentlemen:

  We understand that Gold Kist Inc. ("Gold Kist"), through Agri International, Inc. ("Agri"), a wholly owned subsidiary, has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Golden Poultry Company, Inc. ("Golden Poultry") dated as of April 22, 1997, whereby a wholly owned subsidiary of Agri, Golden Poultry Acquisition Corp., will merge into Golden Poultry (the "Merger"). The Merger has been structured so as to enable Gold Kist, through Agri, to acquire the outstanding equity interest in Golden Poultry that it does not currently own. Pursuant to the Merger Agreement, each outstanding share of common stock of Golden Poultry, except those shares held by Golden Poultry as treasury shares, beneficially owned by Gold Kist, or owned by shareholders who perfect their dissenter's rights, will be converted into the right to receive $14.25 in cash, without interest.

  You have provided us with the Proxy Statement which includes the Merger Agreement for the Merger in substantially the form to be sent to Golden Poultry's public stockholders (the "Proxy Statement").

  We have been asked to render our opinion as to whether the Transaction is fair, from a financial point of view, to the cooperative members of Gold Kist Inc.

  In the course of our analyses for rendering this opinion, we have:

  1.reviewed the Proxy Statement;

  2. reviewed Golden Poultry's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 through 1996, and its Quarterly Reports on Form 10-Q for the periods ended September and December 1996;

  3. reviewed certain operating and financial information including projections, provided to us by Golden Poultry's senior management, relating to its business prospects;

  4. met with certain members of Golden Poultry's senior management to discuss its operations, historical financial statements and future prospects;

  5. reviewed the historical stock prices and trading volumes of the common shares of Golden Poultry;

  6. reviewed publicly available financial data and stock market performance data of other public companies which we deemed generally comparable to Golden Poultry;

  7. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Golden Poultry; and

  8. conducted such other studies, analyses and inquiries and investigations as we deemed appropriate.

April 25, 1997
Page 2

  In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Golden Poultry management, and we have further relied upon the assurances of management that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any independent appraisal of the assets of Golden Poultry.

  Based on the foregoing it is our opinion that the Merger is fair, from a financial point of view, to the cooperative members of Gold Kist.

                                       Very truly yours,

                                       SunTrust Capital Markets, Inc.

                                       By: /s/ James D. Decker
                                           ---------------------
                                           James D. Decker
                                           Director

                               ALSTON & BIRD LLP

                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                               Fax: 404-881-7777


                                                                      EXHIBIT E

                              August  , 1997

Board of Directors
Golden Poultry Company, Inc.
244 Perimeter Center Parkway, N.E.
Atlanta, Georgia 30346

  Re: Tax Opinion Regarding the Agreement and Plan of Merger Among Golden
      Poultry Company, Inc., Gold Kist Inc., Agri International, Inc., and Golden Poultry Acquisition Corp.

Dear Gentlemen:

  We have acted as tax counsel for Golden Poultry Company, Inc. ("Golden Poultry") in connection with that certain Agreement and Plan of Merger dated as of April 22, 1997 ("Agreement") among Golden Poultry, Golden Poultry Acquisition Corp. ("Merger Sub"), Agri International, Inc. and Gold Kist Inc. ("Gold Kist"), which provides for the merger ("Merger") of Merger Sub with and into Golden Poultry. In our capacity as counsel to Golden Poultry, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

  In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

  In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

  (1) The Agreement;

  (2) Preliminary Proxy Materials of Golden Poultry relating to a Special Meeting of Golden Poultry's shareholders, whereby such shareholders will vote upon a proposal to approve and adopt the Agreement and related transaciton (the "Proxy Materials").

  (3) Such additional documents as we have considered relevant.

  In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

  We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Gold Kist and Golden Poultry.

Board of Directors
Golden Poultry Company, Inc.

August  , 1997
Page 2

  As we understand the transaction, pursuant to the Agreement, Merger Sub will merge into Golden Poultry (the "Merger"). Pursuant to the Merger, each outstanding share of Golden Poultry common stock, no par value ("Common Stock"), other than shares beneficially owned by Gold Kist or shares owned by Golden Poultry as treasury stock (the "Minority Shares"), will receive $14.25 per share in cash, without interest, with the exception of any Minority Shares held by shareholders who perfect their dissenters' rights in accordance with Georgia law. After the Merger, Golden Poultry will be the surviving corporation and will be a direct wholly owned subsidiary of Agri, and an indirect wholly owned subsidiary of Gold Kist. As a result of the Merger, the holders of the Minority Shares (the "Minority Shareholders") will no longer have any equity interest in Golden Poultry.

                                    OPINION

  Based upon and subject to the foregoing, it is our opinion that:

  1. The Merger, in which the Minority Shareholders will receive cash for their Common Stock, will be treated as a sale of the Common Stock by the Minority Shareholders and will be a taxable event for federal income tax purposes. Rev. Rul. 73-427, 1973-2 C.B. 301; Rev. Rul. 79-273, 1979-2 C.B.
125.

  2. The Minority Shareholders will recognize a capital gain or a capital loss assuming the Common Stock is a capital asset in the hands of the Minority Shareholders. IRC (S) 1221.

  3. Assuming the Common Stock is a capital asset, the amount of capital gain or loss recognized by each Minority Shareholder will be equal to the difference between the amount of cash received pursuant to the Merger and the tax basis of the Common Stock held by such Minority Shareholder. IRC (S) 1001.

  4. Any capital gain or loss will be a long-term capital gain or loss assuming that the Minority Shareholder has held the Common Stock for more than 12 months. IRC (S) 1222.

  5. The description of tax consequences of the Merger contained in the Proxy Materials is an accurate description of the material federal income tax consequences thereof.

                                  CONCLUSION

  The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

  We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction-- Certain Federal Income Tax Consequences of the Merger" in the Proxy Materials.

                                          Very truly yours,

                                          Alston & Bird LLP

                                          By: /s/ Pinney L. Allen
                                             ---------------------------
                                             Pinney L. Allen